UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CLARCOR Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 20, 2017

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of CLARCOR Inc. (“Clarcor”, the “Company”, “we”, “our” or “us”) to be held at Clarcor’s offices located at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, on February 23, 2017, at 9:00 a.m., local time (such meeting, including any adjournment or postponement thereof, the “special meeting”).

At the special meeting, holders of our common stock, par value $1.00 per share (“Clarcor common stock”), will be asked to consider and vote on (1) a proposal to adopt the Agreement and Plan of Merger, dated as of December 1, 2016 (as it may be amended from time to time, the “merger agreement”), by and among Clarcor, Parker-Hannifin Corporation, an Ohio corporation (“Parker”), and Parker Eagle Corporation, a Delaware corporation and a wholly owned subsidiary of Parker (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Clarcor (the “merger”), with Clarcor surviving the merger as a wholly owned subsidiary of Parker, (2) a proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Clarcor’s named executive officers in connection with the consummation of the merger, and (3) a proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or in the absence of a quorum.

If the merger is completed, you will be entitled to receive $83.00 in cash, without interest and less any applicable withholding taxes, for each share of Clarcor common stock you own.

The Clarcor board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Clarcor and its stockholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Clarcor board of directors unanimously recommends that stockholders of Clarcor vote (1) “FOR” the proposal to adopt the merger agreement, (2) “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Clarcor’s named executive officers in connection with the consummation of the merger, and (3) “FOR” the proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or in the absence of a quorum.

The accompanying proxy statement provides detailed information about the merger agreement and the merger and provides specific information about the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement. The accompanying proxy statement also describes the actions and determinations of the Clarcor board of directors in connection with its evaluation of the merger agreement and the merger. We urge you to read the proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety. In addition, you may obtain information about Clarcor from documents filed with the Securities and Exchange Commission (the “SEC”). See “Where You Can Find Additional Information”.

Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless stockholders holding a majority of the outstanding shares of Clarcor common stock entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement. A failure to vote your shares of Clarcor common stock on the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 825-8793. Banks and brokers may call collect at (212) 750-5833.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Christopher L. Conway

Chairman of the Board, President and Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger, the merger agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated January 20, 2017 and is first being mailed to Clarcor stockholders on or about January 20, 2017.

CLARCOR INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

January 20, 2017

To Our Stockholders:

Notice is hereby given that a special meeting of the stockholders of CLARCOR Inc., a Delaware corporation (“Clarcor”, the “Company”, “we”, “our” or “us”), will be held on February 23, 2017 at 9:00 a.m., local time, at Clarcor’s offices located at 840 Crescent Centre Drive, Franklin, Tennessee 37067 (such meeting, including any adjournment or postponement thereof, the “special meeting”) for the following purposes:

1.	Adoption of the Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 1, 2016 (as it may be amended from time to time, the “merger agreement”), by and among Clarcor, Parker-Hannifin Corporation, an Ohio corporation (“Parker”), and Parker Eagle Corporation, a Delaware corporation and wholly owned subsidiary of Parker (“Merger Sub”), pursuant to which Merger Sub will merge with and into Clarcor (the “merger”), with Clarcor surviving the merger as a wholly owned subsidiary of Parker (the “merger proposal”);

2.	Advisory Vote Regarding Merger-Related Compensation. To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Clarcor’s named executive officers in connection with the consummation of the merger (the “advisory compensation proposal”); and

3.	Adjournment of the Special Meeting. To consider and vote on a proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or in the absence of a quorum (the “adjournment proposal”).

Only stockholders of record of Clarcor common stock, par value $1.00 per share (“Clarcor common stock”), at the close of business on January 19, 2017 are entitled to notice of and to vote at the special meeting.

The Clarcor board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Clarcor and its stockholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Clarcor board of directors unanimously recommends that stockholders of Clarcor vote (1) “FOR” the merger proposal, (2) “FOR” the advisory compensation proposal and (3) “FOR” the adjournment proposal.

Your vote is important, regardless of the number of shares of Clarcor common stock you own. The adoption of the merger agreement by the affirmative vote of stockholders holding a majority of the outstanding shares of Clarcor common stock entitled to vote at the special meeting is a condition to the completion of the merger. Each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of the stockholders holding a majority of the shares of Clarcor common stock that are present in person or represented by proxy at the special meeting and entitled to vote thereon.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares of Clarcor common stock will be represented at the special meeting. You may also submit your proxy by using a toll-free number or the Internet. We have provided instructions on the proxy card for using these convenient services. If your shares of Clarcor common stock are held in the name of a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of Clarcor common stock in accordance with the voting instruction card furnished by your broker, bank or other nominee.

YOUR VOTE IS VERY IMPORTANT. YOU MAY VOTE BY MAIL, THROUGH THE INTERNET, BY TELEPHONE OR BY ATTENDING THE SPECIAL MEETING AND VOTING BY BALLOT, ALL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU FAIL TO VOTE ON THE ADOPTION OF THE MERGER AGREEMENT OR FAIL TO INSTRUCT YOUR BROKER, BANK OR OTHER NOMINEE ON HOW TO VOTE, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT.

Please note that we intend to limit attendance at the special meeting to Clarcor stockholders of record as of the record date (or their authorized representatives). If your shares of Clarcor common stock are held by a broker, bank or other nominee, please bring to the special meeting your statement evidencing your beneficial ownership of Clarcor common stock as of the record date. All stockholders and authorized representatives should also bring photo identification. A list of stockholders entitled to notice of and to vote at the special meeting will be available for examination by any stockholder for any purpose germane to the special meeting at our corporate headquarters located at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee, during regular business hours for a period of at least 10 days prior to the special meeting and will be available for examination by any stockholder during the special meeting.

The accompanying proxy statement provides a detailed description of the merger and the merger agreement. We urge you to read the proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, of which this notice forms a part, would like additional copies of the proxy statement or need help voting your shares of Clarcor common stock, please contact Innisfree M&A Incorporated, Clarcor’s proxy solicitor, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: (877) 825-8793

Banks and Brokers May Call Collect: (212) 750-5833

By Order of the Board of Directors,

Richard M. Wolfson

Secretary

Franklin, Tennessee

January 20, 2017

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS VERY IMPORTANT

Ensure that your shares of Clarcor common stock are voted at the special meeting by submitting your proxy or, if your shares of Clarcor common stock are held in the name of a broker, bank or other nominee, by contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee on how you wish to vote your shares of Clarcor common stock, it will have the same effect as voting “AGAINST” the adoption of the merger agreement.

If your shares of Clarcor common stock are registered in your name: submit your proxy as soon as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Clarcor common stock can be voted at the special meeting. You may also submit your proxy by using a toll-free number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If your shares of Clarcor common stock are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of Clarcor common stock are voted at the special meeting.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated, our proxy solicitor, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: (877) 825-8793

Banks and Brokers May Call Collect: (212) 750-5833

SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger. We urge you to read the remainder of this proxy statement carefully, including the attached annexes, and the other documents referred to or incorporated by reference in this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented in the summary below. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information”.

All references to the “Company”. “Clarcor”, “we”, “us”, or “our” in this proxy statement refer to CLARCOR Inc., a Delaware corporation and, where appropriate, its subsidiaries. All references in this proxy statement to “Parker” refer to Parker-Hannifin Corporation, an Ohio corporation. All references to “Merger Sub” refer to Parker Eagle Corporation, a Delaware corporation and wholly owned subsidiary of Parker.

The Companies (page 20)

CLARCOR Inc.

Clarcor is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products sold in domestic and international markets.

Clarcor common stock, par value $1.00 per share (“Clarcor common stock”), is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CLC”.

Clarcor’s principal executive offices are located at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, its telephone number is (615) 771-3100 and its Internet website address is www.clarcor.com. The information provided on or accessible through Clarcor’s website is not, and will not be deemed to be, part of this proxy statement and is not incorporated into this proxy statement by this or any other reference to Clarcor’s website provided in this proxy statement.

Parker-Hannifin Corporation

Parker is a leading worldwide diversified manufacturer of motion and control technologies and systems, providing precision engineered solutions for a wide variety of mobile, industrial and aerospace markets.

Parker’s common stock is listed on the NYSE under the symbol “PH”.

The principal executive offices of Parker are located at 6035 Parkland Boulevard, Cleveland, Ohio 44124, its telephone number is (216) 896-3000 and its Internet website address is www.parker.com, with additional information also available at www.phstock.com. The information provided on or accessible through Parker’s website is not, and will not be deemed to be, part of this proxy statement and is not incorporated into this proxy statement by this or any other reference to Parker’s website provided in this proxy statement.

Parker Eagle Corporation

Merger Sub, a wholly owned subsidiary of Parker, is a Delaware corporation that was formed on November 23, 2016 for the sole purpose of effecting the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Clarcor, with Clarcor surviving the merger as a wholly owned subsidiary of Parker.

The principal executive offices of Merger Sub are located at 6035 Parkland Boulevard, Cleveland, Ohio 44124 and its telephone number is (216) 896-3000.

The Merger (page 26)

You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of December 1, 2016, by and among Clarcor, Parker and Merger Sub (as it may be amended from time to time, the “merger agreement”). A copy of the merger agreement is attached as Annex A to this proxy statement. The merger agreement provides, among other things, that at the effective time of the merger (the “effective time”), Merger Sub will be merged with and into Clarcor (the “merger”), with Clarcor surviving the merger (the “surviving corporation”) as a wholly owned subsidiary of Parker. Upon the completion of the merger, Clarcor common stock will no longer be publicly traded, and Clarcor’s existing stockholders will cease to have any ownership interest in Clarcor. Instead, at the effective time, each outstanding share of Clarcor common stock, other than shares for which the holders thereof have properly demanded appraisal under Delaware law (such shares, “dissenting shares”) and shares owned by Clarcor, Parker or any of their respective wholly owned subsidiaries will be converted into the right to receive the merger consideration.

Merger Consideration (page 26)

Upon the terms and subject to the conditions of the merger agreement, at the effective time, Clarcor stockholders will have the right to receive $83.00 in cash (the “merger consideration”), without interest and subject to applicable withholding taxes, for each share of Clarcor common stock that they own immediately prior to the effective time, other than dissenting shares and shares owned by Clarcor, Parker or any of their respective wholly owned subsidiaries.

Treatment of Company Equity Awards (page 62)

Stock Options. At the effective time, each option to purchase shares of Clarcor common stock (an “option”) that is outstanding as of immediately prior to the effective time, whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment from the surviving corporation (without interest and subject to applicable withholding taxes) equal to the product of (1) the total number of shares of Clarcor common stock subject to such option as of immediately prior to the effective time and (2) the excess, if any, of the merger consideration over the exercise price per share of such option as of immediately prior to the effective time. Each option outstanding as of immediately prior to the effective time with an exercise option price equal to or in excess of the merger consideration will be canceled at the effective time and without any payment to the holder thereof.

Time-Vesting Restricted Stock Unit Awards. At the effective time, each Company time-vesting restricted stock unit (a “RSU”) award granted on or prior to the date of the merger agreement that is outstanding as of immediately prior to the effective time (including any such award that previously vested but receipt of which has been deferred by the holder) will be cancelled in exchange for the right to receive a cash payment from the surviving corporation (without interest and subject to applicable withholding taxes) equal to the product of (1) the total number of shares of Clarcor common stock subject to such award as of immediately prior to the effective time and (2) the sum of (a) the merger consideration and (b) any cash dividend equivalents per share accrued but unpaid as of immediately prior to the effective time with respect to such award. Time-vesting restricted stock unit awards granted after the date of the merger agreement will not entitle the holders to any payment with respect to the portion of such award that is not vested as of immediately prior to the effective time in accordance with the terms of the underlying award agreement. Instead, holders of RSU awards granted after the date of the merger agreement will be entitled to receive a cash payment from the surviving corporation equal to the product of (i) the total number of shares of Clarcor common stock subject to the vested portion of such award as of immediately prior to the effective time and (ii) the sum of (A) the merger consideration and (B) any cash dividend equivalents per share accrued but unpaid immediately prior to the effective time with respect to the vested portion of such award immediately prior to the effective time. The unvested portion of all time-vesting RSU awards granted after the date of the merger agreement will be cancelled at the effective time without any payment to the holder thereof.

Performance-Based Restricted Stock Unit Awards. At the effective time, each Company performance-based restricted stock unit (a “PSU”) award that is outstanding as of immediately prior to the effective time will be cancelled in exchange for the right to receive a cash payment from the surviving corporation (without interest and subject to applicable withholding taxes) equal to the product of (1) the total number of shares of Clarcor common stock subject to such award as of immediately prior to the effective time and (2) the sum of (a) the merger consideration and (b) any cash dividend equivalents per share accrued but unpaid immediately prior to the effective time with respect to such award.

The Special Meeting (page 21)

Date, Time and Place. The special meeting is scheduled to be held at Clarcor’s offices located at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067 on February 23, 2017 at 9:00 a.m., local time.

Purpose of the Special Meeting. At the special meeting, you will be asked to consider and vote on: (1) a proposal to adopt the merger agreement, pursuant to which the merger will occur, with Clarcor surviving as a wholly owned subsidiary of Parker (the “merger proposal”); (2) a proposal to approve, on a non-binding advisory basis, certain compensation that may be paid or become payable to Clarcor’s named executive officers in connection with the consummation of the merger (the “advisory compensation proposal”); and (3) a proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or in the absence of a quorum (the “adjournment proposal”).

Record Date and Voting Information. Only holders of record of Clarcor common stock at the close of business on January 19, 2017, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, 48,706,348 shares of Clarcor common stock were issued and outstanding and held by 1,017 holders of record. Holders of record of Clarcor common stock are entitled to one vote for each share of Clarcor common stock they own at the close of business on the record date.

Quorum. The presence at the special meeting in person or represented by proxy of stockholders holding a majority of the shares of Clarcor common stock outstanding at the close of business on the record date for the special meeting will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Clarcor to additional expense. Abstentions are counted as present or represented for purposes of determining the presence or absence of a quorum.

Required Vote. The merger proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of Clarcor common stock entitled to vote at the special meeting. The approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of the stockholders holding a majority of the shares of Clarcor common stock that are present in person or represented by proxy at the special meeting and entitled to vote thereon.

Voting by Clarcor’s Directors and Officers. As of the record date, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, 268,601 shares of Clarcor common stock, representing less than one percent of the outstanding shares of Clarcor common stock as of the record date. We currently expect that Clarcor’s directors and executive officers will vote their shares in favor of the merger proposal and the other proposals to be considered at the special meeting.

Voting and Proxies. Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail, through the Internet or by telephone or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of Clarcor common stock in the name of a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of Clarcor common stock in accordance with the voting instruction card furnished by your broker, bank or other nominee. The broker, bank or other nominee cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of Clarcor common stock. If your shares of Clarcor common stock are held in the name of a broker, bank or other nominee and you wish to vote in person by ballot at the special meeting, you must provide a legal proxy from your bank, broker or other nominee.

Conditions to Completion of the Merger (page 79)

Under the merger agreement, each party’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the closing date of the merger, of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of stockholders holding a majority of the outstanding shares of Clarcor common stock entitled to vote at the special meeting (the “requisite stockholder vote”);

•	no governmental entity of competent jurisdiction having issued an order or having taken any other action restraining, enjoining or otherwise prohibiting the merger, in each case, that remains in effect as of the closing date of the merger, and no applicable law prohibiting the consummation of the merger is in effect; and

•	the early termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and the making or obtaining of required foreign antitrust approvals, filings and consents and the lapse or expiration of such required waiting periods.

In addition, the obligations of Parker and Merger Sub to effect the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver by Parker (in writing) on or prior to the closing date of the merger, of the following conditions:

•	the accuracy of the representations and warranties of Clarcor set forth in the merger agreement both at and as of December 1, 2016 and as of and as though made on the closing date (except for such representations and warranties that are expressly made as of a specified date, which must be true and correct as of such specified date), but subject to a “material adverse effect,” materiality or other standard, as applicable, as provided in the merger agreement;

•	Clarcor having performed or complied in all material respects with all obligations required to be performed by Clarcor under the merger agreement at or prior to the closing;

•	since the date of the merger agreement, the absence of any event, change, circumstance or effect that has had or is reasonably expected to have, individually or in the aggregate, a material adverse effect with respect to Clarcor; and

•	Parker’s receipt of a signed certificate from a senior executive officer of Clarcor confirming the satisfaction of the conditions described in the three preceding bullet points.

Clarcor’s obligations to effect the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver by Clarcor (in writing), on or prior to the closing date of the merger, of the following additional conditions:

•	the accuracy of the representations and warranties of Parker and Merger Sub set forth in the merger agreement in all respects both at and as of December 1, 2016 and as of and as though made on the closing date (except for any representations and warranties that are expressly stated to have been made as of a specified date, which must be true and correct as of such specific date), but subject to a “material adverse effect,” materiality or other standard, as applicable, as provided in the merger agreement;

•	each of Parker and Merger Sub having performed or complied in all material respects with all obligations required to be performed by Parker or Merger Sub, as applicable, under the merger agreement at or prior to the closing date; and

•	Clarcor’s receipt of a signed certificate from an executive officer of Parker confirming the satisfaction of the conditions described in the two preceding bullet points.

Expected Timing of the Merger (page 62)

We expect to complete the merger by the end of the first quarter of calendar year 2017. However, the merger is subject to various regulatory clearances and approvals and other conditions, and it is possible that factors outside the control of both Clarcor and Parker could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Recommendation of the Clarcor Board of Directors (page 37)

The Clarcor board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Clarcor and its stockholders and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Clarcor board of directors unanimously recommends that Clarcor stockholders vote:

•	“FOR” the merger proposal;

•	“FOR” the advisory compensation proposal; and

•	“FOR” the adjournment proposal.

Reasons for the Merger (page 33)

For a description of the reasons considered by the Clarcor board of directors in deciding to recommend adoption of the merger agreement, see the section entitled “The Merger (Proposal 1) — Reasons for the Merger”.

Fairness Opinion of Goldman, Sachs & Co. (page 43)

At a meeting of the Clarcor board of directors held on November 30, 2016, Goldman, Sachs & Co. (which we refer to as “Goldman Sachs”) rendered its oral opinion to the Clarcor board of directors, subsequently confirmed in writing, to the effect that, as of December 1, 2016, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $83.00 in cash per share of Clarcor common stock to be paid to the holders (other than Parker and its affiliates) of shares of Clarcor common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated December 1, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Clarcor board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Clarcor common stock should vote with respect to the proposal to adopt the merger agreement or any other matter. The engagement letter between Clarcor and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $28 million, approximately $5.5 million of which was paid upon the execution of the merger agreement, and the remainder of which is contingent upon, and will be paid at, consummation of the merger.

For more information, see the section of this proxy statement captioned “The Merger (Proposal 1) —Fairness Opinion of Goldman Sachs” and Annex B.

Interests of Clarcor’s Directors and Executive Officers in the Merger (page 50)

In considering the recommendation of the Clarcor board of directors to adopt the merger agreement, you should be aware that certain of Clarcor’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Clarcor stockholders generally. Interests of officers and directors that may be different from or in addition to the interests of Clarcor stockholders include, among others, treatment of the outstanding Clarcor equity awards pursuant to the merger agreement, potential severance benefits and other payments and rights to ongoing indemnification and insurance coverage. The Clarcor board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to Clarcor stockholders that the merger agreement be adopted. These interests are described in the section entitled “The Merger (Proposal 1) — Interests of Clarcor’s Directors and Executive Officers in the Merger”. We currently expect that Clarcor’s directors and executive officers will vote their shares, representing less than one percent of the outstanding shares of Clarcor common stock, in favor of the merger proposal and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Financing of the Merger (page 50)

In connection with the execution of the merger agreement, Parker received debt financing commitments in the amount of $3.1 billion from Morgan Stanley Senior Funding, Inc. The merger, however, is not conditioned upon Parker obtaining this or any other financing.

Material U.S. Federal Income Tax Consequences of the Merger (page 57)

The exchange of shares of Clarcor common stock for cash in the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Clarcor common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in his or her shares of Clarcor common stock surrendered in the merger generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Clarcor common stock (i.e., shares of Clarcor common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Clarcor common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to reduced rates of taxation compared to short-term capital gains or ordinary income. In addition, depending on the effective time of the merger and a U.S. Holder’s particular circumstances, a U.S. holder may also be subject to an additional 3.8% net investment income tax. The deductibility of capital losses is subject to limitations.

Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. Moreover, U.S. federal tax laws are subject to change (possibly with retroactive effect). Therefore, you should consult your tax advisor to determine the tax consequences of the merger to you.

Regulatory Clearances and Approvals (page 59)

HSR Clearance. Under the HSR Act, and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”), and all statutory waiting period requirements have been terminated or have expired. On December 15, 2016, Parker and Clarcor each filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. The waiting period under the HSR Act expired at 11:59 p.m. on January 17, 2017.

Other Clearances. Completion of the merger is further subject to notification or receipt of other regulatory approvals, including notification, clearance and/or approval, in Germany and Austria. On December 29, 2016, Parker filed merger control notifications with the competition authorities in Austria and Germany. The initial review period will expire at 11:59 p.m. on January 26, 2017 in Austria unless the Austrian competition authority issues an earlier clearance notice or the Austrian competition authority opens an in-depth investigation, which would extend the review period. The initial review period will expire at 11:59 p.m. on January 30, 2017 in Germany unless the German competition authority issues an earlier clearance notice or the German competition authority opens an in-depth investigation, which would extend the review period.

Appraisal Rights (page 89)

Under the General Corporation Law of the State of Delaware (the “DGCL”), subject to the limitations set forth in the DGCL and described in this proxy statement, Clarcor stockholders who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any Clarcor stockholder intending to exercise appraisal rights must, among other things, deliver a written demand for appraisal to Clarcor prior to the vote on the merger proposal and must not vote or otherwise submit a proxy in favor of the merger proposal. Failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C.

Delisting and Deregistration of Clarcor Common Stock (page 60)

Upon completion of the merger, shares of Clarcor common stock currently listed on the NYSE will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Restrictions on Solicitation of Alternative Proposals (page 70)

Pursuant to the merger agreement, none of Clarcor, its subsidiaries or its and their respective officers, directors, employees or agents, or its and their investment bankers, financial advisors, attorneys, accountants and other representatives (collectively, “representatives”), may, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage any inquiries or the making of any proposal or offer which constitutes, or could reasonably be expected to lead to, any “acquisition proposal” (as described in the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals; Changes in Board Recommendation”);

•	furnish any nonpublic information regarding Clarcor or its subsidiaries to any person in connection with or in response to an acquisition proposal;

•	engage in, continue or otherwise participate in, any negotiations or discussions regarding any acquisition proposal; or

•	approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (other than an acceptable confidentiality agreement entered into in accordance with the merger agreement) with respect to any acquisition proposal.

However, if after the date of the merger agreement and prior to obtaining the requisite stockholder vote, Clarcor receives a bona fide written acquisition proposal (that did not result from a breach of the non-solicitation provisions of the merger agreement), which the Clarcor board of directors determines in good faith, after consultation with its advisors, constitutes or could reasonably be expected to lead to a “superior proposal” (as described in the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals; Changes in Board Recommendation”), Clarcor may:

•	furnish information with respect to Clarcor and its subsidiaries to the person making such acquisition proposal and its representatives and financing sources pursuant to an acceptable confidentiality agreement; provided that, to the extent not previously made available to Parker, Clarcor furnishes Parker with all such nonpublic information delivered to such person promptly after its delivery to such person; and

•	engage in discussions or negotiations with such person regarding such acquisition proposal.

Changes in Board Recommendation (page 70)

The Clarcor board of directors has unanimously recommended that Clarcor stockholders vote “FOR” the proposal to adopt the merger agreement. The merger agreement permits the Clarcor board of directors to make a “recommendation withdrawal” (as described in the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals; Changes in Board Recommendation”) only in certain limited circumstances, as described below.

Prior to the receipt of the requisite stockholder vote, the Clarcor board of directors may, in response to any unsolicited, bona fide acquisition proposal that did not result from a breach of the non-solicitation provisions of the merger agreement, effect a recommendation withdrawal and terminate the merger agreement in order to enter into a definitive acquisition agreement in respect of an acquisition proposal (subject to paying a termination fee to Parker under the terms of the merger agreement) if:

•	the Clarcor board of directors concludes in good faith after consultation with its outside financial advisors and outside legal counsel that such acquisition proposal constitutes a superior proposal;

•	the Clarcor board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to make a recommendation withdrawal would be inconsistent with its fiduciary duties to Clarcor stockholders under applicable law;

•	the Clarcor board of directors provides Parker four business days prior written notice of its intention to take such action, which notice must include the material terms and conditions of such acquisition proposal and the identity of the person making such request or acquisition proposal, as well as a copy of such acquisition proposal;

•	during the four business days following such written notice, if requested by Parker, the Clarcor board of directors and its representatives have negotiated in good faith with Parker regarding any revisions to the merger agreement proposed by Parker in response to such acquisition proposal; and

•	at the end of such four business day period, the Clarcor board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors and taking into account any adjustment or modification of the terms of the merger agreement proposed by Parker, that the acquisition proposal continues to be a superior proposal, and that the failure to make a recommendation withdrawal would be inconsistent with its fiduciary duties to Clarcor stockholders under applicable law. See the sections entitled “The Merger Agreement — No Solicitation of Alternative Proposals; Changes in Board Recommendation” and “The Merger Agreement — Termination Fee; Effect of Termination”.

Further, the Clarcor board of directors may effect a recommendation withdrawal at any time prior to obtaining the requisite stockholder vote if an “intervening event” (as described in the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals; Changes in Board Recommendation”) has occurred and is continuing and the Clarcor board of directors concludes in good faith (after consultation with outside legal counsel) that the failure to effect a recommendation withdrawal in response to such intervening event would be inconsistent with its fiduciary duties to Clarcor stockholders under applicable law; provided, that prior to making a recommendation withdrawal:

•	the Clarcor board of directors must provide Parker four business days prior written notice that it intends to take such action and provide reasonable detail with respect to such intervening event;

•	during the four business days following such written notice, if requested by Parker, Clarcor must negotiate in good faith with Parker regarding any revisions to the terms of the merger agreement; and

•	at the end of such four business day period, the Clarcor board of directors concludes in good faith, after consultation with outside legal counsel and financial advisors and taking into account any adjustment or modification of the terms of the merger agreement proposed by Parker, that the failure to make a recommendation withdrawal would be inconsistent with its fiduciary duties to Clarcor stockholders under applicable law. See the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals; Changes in Board Recommendation”.

Termination of the Merger Agreement (page 80)

Clarcor and Parker may mutually agree to terminate the merger agreement at any time prior to the effective time. Either party may also terminate the merger agreement if:

•	the merger has not been completed on or before December 1, 2017; provided that if all of the conditions to closing, other than those pertaining to an order under antitrust laws and/or the expiration of the waiting period required under the HSR Act and foreign antitrust approvals, have been satisfied or waived at such time, the outside date may be extended upon written notice by either Clarcor or Parker to March 1, 2018 (as it may be extended, the “outside date”, as described in the section entitled “The Merger Agreement — Termination of the Merger Agreement”);

•	a governmental entity of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such order or other action has become final and nonappealable, except that a party will not have the right to terminate if such party has failed to comply with its obligations to use reasonable best efforts to take all actions necessary to complete the merger under the merger agreement; or

•	the requisite stockholder vote is not obtained when voted upon at the special meeting or at any adjournment or postponement of the special meeting.

Parker may also terminate the agreement if:

•	Clarcor has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement (with certain exceptions), which (1) would result in a failure of any condition to the obligations of Parker and Merger Sub to effect the merger and (2) is either not curable by the outside date or is not cured within 30 days following written notice of such breach from Parker or Merger Sub to Clarcor stating Parker’s intention to terminate the merger agreement;

•	prior to obtaining the requisite stockholder vote, the Clarcor board of directors or any committee thereof has effected a recommendation withdrawal, failed to include the recommendation of the Clarcor board of directors in this proxy statement or failed to reaffirm the recommendation of the Clarcor board of directors within five business days of receipt of any written request to do so from Parker following the public announcement of an acquisition proposal; or

•	prior to obtaining the requisite stockholder vote, Clarcor is in willful and material breach of its obligations under the non-solicitation provisions of the merger agreement or specified provisions of the merger agreement related to preparing this proxy statement and obtaining the requisite stockholder vote; or

Clarcor may also terminate the agreement if:

•	Parker or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement (with certain exceptions), which (1) would result in a failure of a condition to the obligations of Clarcor to effect the merger and (2) is either not curable by the outside date or is not cured within 30 days following written notice of such breach from Clarcor to Parker stating Clarcor’s intention to terminate the merger agreement; or

•	prior to obtaining the requisite stockholder vote, Clarcor terminates to enter into a definitive agreement relating to a superior proposal and prior to or concurrently with such termination pays Parker a termination fee of $113 million.

Termination Fee and Expenses (page 81)

Generally, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses with certain exceptions expressly set forth in the merger agreement, including that Parker will reimburse Clarcor for any expenses related to Clarcor’s cooperation in connection with the financing of the merger. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, Clarcor may be required to pay to Parker a termination fee of $113 million. See the section entitled “The Merger Agreement — Termination Fee; Effect of Termination”.

Market Price of Clarcor Common Stock (page 86)

Clarcor common stock is listed on the NYSE under the trading symbol “CLC”. The merger consideration of $83.00 per share represents a 17.8 % premium over $70.45, the closing price per share of Clarcor common stock on November 30, 2016, the last trading day before the public announcement of the merger agreement. The closing price of Clarcor common stock on the NYSE on January 19, 2017, the most recent practicable date before filing this proxy statement, was $82.99 per share. You are encouraged to obtain current market prices of Clarcor common stock in connection with voting your shares of Clarcor common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address certain questions you may have regarding the special meeting and the merger. Clarcor urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the special meeting and the merger. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement.

Q:	WHAT WILL I RECEIVE IN THE MERGER?

A:	Upon the terms and subject to the conditions of the merger agreement, if the merger is completed, Clarcor stockholders will have the right to receive $83.00 in cash, without interest and subject to any applicable withholding taxes, for each share of Clarcor common stock that they own immediately prior to the effective time.

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT?

A:	On December 1, 2016, Clarcor entered into a definitive agreement providing for the merger of Merger Sub, a wholly owned subsidiary of Parker, with and into Clarcor, with Clarcor surviving the merger as a wholly owned subsidiary of Parker. You are receiving this proxy statement in connection with the solicitation of proxies by the Clarcor board of directors in favor of the proposal to adopt the merger agreement and to approve the other related proposals to be voted on at the special meeting.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The special meeting will be held at Clarcor’s offices located at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067 on February 23, 2017 at 9:00 a.m., local time.

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:	Only holders of record of Clarcor common stock at the close of business on the record date for the special meeting, are entitled to receive these proxy materials and vote at the special meeting. At the close of business on the record date, there were 48,706,348 shares of Clarcor common stock outstanding and entitled to vote at the special meeting, held by 1,017 holders of record. Each share of Clarcor common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.

Q:	HOW DO CLARCOR’S DIRECTORS AND EXECUTIVE OFFICERS INTEND TO VOTE?

A:	We currently expect that Clarcor’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting.

Q:	WHAT MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	the merger proposal;

•	the advisory compensation proposal; and

•	the adjournment proposal.

Q:	WHAT VOTE OF CLARCOR STOCKHOLDERS IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

A:	Adoption of the merger agreement requires that stockholders holding a majority of the outstanding shares of Clarcor common stock entitled to vote at the special meeting vote “FOR” the merger proposal. A failure to vote (including a failure of your broker, bank or other nominee to vote shares held on your behalf) or an abstention will have the same effect as voting “AGAINST” the merger proposal.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A:	Each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote of stockholders holding a majority of the shares of Clarcor common stock that are present in person or represented by proxy at the special meeting and entitled to vote thereon. An abstention with respect to either proposal will have the same effect as a vote “AGAINST” such proposals, but a failure to vote your shares of Clarcor common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), assuming a quorum is present, will have no effect on such proposals.

Q:	HOW DOES THE CLARCOR BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS?

A:	The Clarcor board of directors unanimously recommends that you vote as follows:

•	“FOR” the merger proposal;

•	“FOR” the advisory compensation proposal; and

•	“FOR” the adjournment proposal.

For a discussion of the factors that the Clarcor board of directors considered in determining to recommend the adoption of the merger agreement, see the section entitled “The Merger (Proposal 1) — Reasons for the Merger”. In considering the recommendation of the Clarcor board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Clarcor stockholders generally. For a discussion of these interests, see the section entitled “The Merger (Proposal 1) — Interests of Clarcor’s Directors and Executive Officers in the Merger”.

Q:	WHAT CONSTITUTES A “QUORUM”?

A:	A quorum will be present if the holders of record of a majority of the shares of Clarcor common stock outstanding on the close of business on the record date for the special meeting are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

As of the close of business on January 19, 2017, the record date for the special meeting, there were 48,706,348 shares of Clarcor common stock outstanding.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A:	As of the date of this proxy statement, we expect to complete the merger by the end of the first quarter of calendar year 2017. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described in this proxy statement and include various regulatory clearances and approvals, and it is possible that factors outside the control of Clarcor or Parker could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:	If the merger agreement is not adopted by Clarcor stockholders, or if the merger is not completed for any other reason, the Clarcor stockholders will not receive any payment for their shares of Clarcor common stock in connection with the merger. Instead, Clarcor will remain a public company and shares of Clarcor common stock will continue to be registered under the Exchange Act, as well as listed and traded on the NYSE. In the event that either Clarcor or Parker terminates the merger agreement, then, in certain circumstances, Clarcor will be required to pay Parker a termination fee in an amount equal to $113 million. See the section entitled “The Merger Agreement — Termination Fee; Effect of Termination”.

Q:	WHAT WILL HAPPEN IF STOCKHOLDERS DO NOT APPROVE THE ADVISORY COMPENSATION PROPOSAL?

A:	The inclusion of the advisory compensation proposal is required by Securities and Exchange Commission (“SEC”) rules; however, the approval of the advisory compensation proposal is not a condition to the completion of the merger and the vote on the advisory compensation proposal is an advisory vote by stockholders and will not be binding on Clarcor or Parker. If the merger agreement is adopted by Clarcor stockholders and the merger is completed, the merger-related compensation will be paid to Clarcor’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve the advisory compensation proposal.

Q:	AM I ENTITLED TO APPRAISAL RIGHTS INSTEAD OF RECEIVING MERGER CONSIDERATION?

A:	Subject to the limitations set forth in the DGCL and described in this proxy statement, Clarcor stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any Clarcor stockholder intending to exercise appraisal rights must, among other things, deliver a written demand for appraisal to Clarcor prior to the vote on the merger proposal and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C.

Q:	DO YOU EXPECT THE MERGER TO BE TAXABLE TO CLARCOR STOCKHOLDERS?

A:

The exchange of shares of Clarcor common stock for cash in the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Clarcor common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	WHO IS SOLICITING MY VOTE?

A:	The Clarcor board of directors is soliciting your proxy, and Clarcor will bear the cost of soliciting proxies. Innisfree M&A Incorporated (“Innisfree”) has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $15,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Clarcor common stock, in which case Clarcor will reimburse these parties for their reasonable out-of-pocket expenses for forwarding solicitation material to such beneficial owners. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or via the Internet by Innisfree or by certain of Clarcor’s directors, officers and employees, without additional compensation.

Q:	WHAT DO I NEED TO DO NOW?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Q:	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES OF CLARCOR COMMON STOCK AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL HOLDER?

A.	Most of our stockholders hold their shares of Clarcor common stock through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares of Clarcor common stock held of record and those owned beneficially through a broker, bank or other nominee.

•	Stockholder of Record. If your shares of Clarcor common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the stockholder of record with respect to those shares of Clarcor common stock, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote your shares of Clarcor common stock in person at the special meeting. We have enclosed a proxy card for you to use.

•

Beneficial Owner. If your shares of Clarcor common stock are held in a brokerage account or in the name of a broker, bank or other nominee, you are considered the beneficial owner of those shares of Clarcor common stock, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares of Clarcor common stock. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares of Clarcor common stock, and you are also invited to attend the special meeting where you can vote your shares of Clarcor common stock in person in accordance with the following procedures. Because a beneficial owner is not the stockholder of record, you may not vote these shares of Clarcor common stock at the special meeting, unless you provide a “legal proxy” from the broker, bank or other nominee that holds your shares of

Clarcor common stock giving you the right to vote the shares of Clarcor common stock at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee who is the stockholder of record.

Q:	HOW DO I VOTE MY SHARES OF CLARCOR COMMON STOCK?

A:	Before you vote, you should determine whether you hold your shares of Clarcor common stock directly in your name as a registered holder (which would mean that you are a “stockholder of record”) or through a broker, bank or other nominee (which would mean that you are a “beneficial owner”), because this will determine the procedure that you must follow in order to vote.

If you are the stockholder of record, you may vote in any of the following ways:

•	Via the Internet — If you choose to vote via the Internet, go to the website on the enclosed proxy card and follow the easy instructions. You will need the control number shown on your proxy card in order to vote.

•	Via Telephone — If you choose to vote via telephone, use a touch-tone telephone to call the phone number indicated on the enclosed proxy card and follow the easy voice prompts. You will need the control number shown on your proxy card in order to vote.

•	Via Mail — If you choose to vote via mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

•	At the Special Meeting — Stockholders of record who attend the special meeting may vote in person by following the procedures described above, and any previously submitted proxies will be superseded by the vote cast at the special meeting.

Although Clarcor offers four different voting methods, Clarcor encourages you to vote through the Internet, as Clarcor believes it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you vote your shares of Clarcor common stock through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers.

If your shares of Clarcor common stock are held in a brokerage account or in the name of a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of Clarcor common stock held for you in what is known as “street name”. If this is the case, this proxy statement has been forwarded to you by your broker, bank or other nominee, or its agent. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares of Clarcor common stock. Because a beneficial owner is not the stockholder of record, you may not vote these shares of Clarcor common stock at the special meeting, unless you provide a “legal proxy” from the broker, bank or other nominee that holds your shares of Clarcor common stock giving you the right to vote the shares of Clarcor common stock at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee who is the stockholder of record.

If you hold your shares of Clarcor common stock in the name of a broker, bank or other nominee, please refer to the information on the voting instruction card forwarded to you by your broker, bank or other nominee to see which voting options are available to you. In many cases, you may be able to submit your voting instructions by the Internet or telephone. If you do not properly submit your voting instructions, the broker, bank or other nominee will not be able to vote on these proposals. Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and therefore brokers, banks and other nominees cannot vote on these proposals without your instructions. This means that a “broker non-vote” cannot occur at the special meeting. Therefore, it is important that you cast your vote by instructing your broker, bank or nominee on how you wish to vote your shares of Clarcor common stock.

Q:	DO I NEED TO ATTEND THE SPECIAL MEETING IN PERSON?

A:	No. It is not necessary for you to attend the special meeting in person in order to vote your shares of Clarcor common stock.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR OTHERWISE SUBMITTED MY VOTE?

A:	Yes. Even after you sign the proxy card or voting instruction card in the form accompanying this proxy statement, vote via telephone or vote via the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our Secretary at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, specifying such revocation. You may also change your vote by timely delivery of a valid, later-dated proxy or by attending and voting in person at the special meeting. If you have voted via the Internet or by telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.

Q:	WHAT IF I ABSTAIN FROM VOTING?

A:	The requisite number of shares to adopt the merger agreement is based on the total number of shares of Clarcor common stock outstanding on the record date for the special meeting, not just the shares that are voted. If you do not vote or abstain from voting on the proposal to adopt the merger agreement, it will have the same effect as a vote “AGAINST” the merger proposal.

The requisite number of shares to approve the other two proposals is based on the total number of shares that are represented in person or represented by proxy with respect to such proposals and are entitled to vote thereon. If you do not vote, such failure to vote will have no effect on either the advisory compensation proposal or adjournment proposal non-binding; if you abstain from voting with respect to such proposals, such abstention will have the same effect as a vote “AGAINST” such proposals.

Q:	WHAT HAPPENS IF I RETURN MY PROXY CARD BUT I DO NOT INDICATE HOW I WILL VOTE?

A:	If you properly return your proxy card but do not include instructions on how to vote, your shares of Clarcor common stock will be voted “FOR” the merger proposal, thereby voting such shares of Clarcor common stock in favor of approving the merger, “FOR” the advisory compensation proposal, and “FOR” the adjournment proposal.

Q:	WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A:	If your shares of Clarcor common stock are held in a brokerage account or in the name of a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of Clarcor common stock held for you in what is known as “street name”. Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and therefore brokers, banks and other nominees cannot vote on these proposals without your instructions. This means that a “broker non-vote” cannot occur at the special meeting. Therefore, it is important that you cast your vote by instructing your broker, bank or nominee on how you wish to vote your shares of Clarcor common stock.

Q:	CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?

A:	If you are unable to attend the meeting in person, we encourage you to send in your proxy card or to vote by telephone or over the Internet. The special meeting will not be broadcast telephonically or over the Internet.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

A:	Clarcor intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports Clarcor files with the SEC are publicly available when filed.

Q:	WHAT HAPPENS IF I SELL MY SHARES BEFORE COMPLETION OF THE MERGER?

A:	In order to receive the merger consideration, you must hold your shares of Clarcor common stock through completion of the merger. Consequently, if you transfer your shares of Clarcor common stock before completion of the merger, you will have transferred your right to receive the merger consideration.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of Clarcor common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting, but not the right to receive the merger consideration.

Q:	DO I NEED TO DO ANYTHING WITH MY CLARCOR COMMON STOCK CERTIFICATES NOW?

A:	No. After the merger is completed, if you hold certificates representing shares of Clarcor common stock prior to the merger, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Clarcor common stock for the merger consideration. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions or otherwise required by the paying agent in accordance with the merger agreement, you will receive the merger consideration. If your shares of Clarcor common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT CLARCOR?

A:	You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information”.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS?

A:	This means that you hold shares of Clarcor common stock in more than one way. For example, you may own some shares of Clarcor common stock directly as a stockholder of record and other shares of Clarcor common stock as a beneficial owner through a broker, bank or other nominee, or you may own shares of Clarcor common stock as a beneficial owner through more than one broker, bank or other nominee. In these situations, you may receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy. To ensure that ALL of your shares of Clarcor common stock are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy through the Internet or by telephone, vote at least once for each proxy card or control number you receive.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the merger or the other matters to be voted on at the special meeting, desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: (877) 825-8793

Banks and Brokers May Call Collect: (212) 750-5833

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that is not based on historical fact, including statements containing the words “believe,” “may,” “could,” “would,” “might”, “possible”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate” or “continue”, and similar expressions. Clarcor intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by Clarcor or any other person that the results expressed therein will be achieved. Clarcor assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could delay the closing of the proposed transaction;

•	the possibility of non-consummation of the proposed transaction and termination of the merger agreement;

•	the failure to obtain the requisite stockholder vote or to satisfy any of the other conditions to the merger agreement;

•	the possibility that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval in connection with the proposed transaction;

•	the risk that stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability;

•	adverse effects on the Clarcor common stock because of the failure to complete the proposed transaction;

•	limitations placed on Clarcor’s ability to operate its business under the merger agreement;

•	Clarcor’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities;

•	the risk of not being able to successfully implement integration strategies;

•	significant transaction costs related to the proposed transaction;

•	changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments;

•	Clarcor’s potential inability to realize the anticipated benefits of the strategic supply partnership with General Electric Company;

•	disputes regarding contract terms or significant changes in financial condition;

•	changes in contract cost and revenue estimates for new development programs and changes in product mix;

•	ability to identify acceptable strategic acquisition targets;

•	uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions;

•	the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures;

•	the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities;

•	ability to implement successfully capital allocation initiatives, including timing, price and execution of share repurchases;

•	availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing;

•	ability to manage costs related to insurance and employee retirement and health care benefits;

•	compliance costs associated with environmental laws and regulations;

•	potential labor disruptions;

•	threats associated with and efforts to combat terrorism and cyber-security risks;

•	uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals;

•	competitive market conditions and resulting effects on sales and pricing;

•	global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability;

•	the impact on our business and results of operations from developments related to the potential exit of the United Kingdom from the European Union; and

•	other risks detailed in Clarcor’s filings with the SEC (see the section entitled “Where You Can Find Additional Information”).

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE COMPANIES

CLARCOR Inc.

Clarcor is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products sold in domestic and international markets.

Clarcor common stock is listed on the NYSE under the symbol “CLC”.

Clarcor’s corporate headquarters are located at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, its telephone number is (615) 771-3100 and its Internet website address is www.clarcor.com. The information provided on or accessible through Clarcor’s website is not part of this proxy statement and is not incorporated into this proxy statement by this or any other reference to Clarcor’s website provided in this proxy statement.

Detailed descriptions about Clarcor’s business and financial results are contained in its Annual Report on Form 10-K for the year ended November 28, 2015, and subsequent reports filed with the SEC, which are incorporated in this proxy statement by reference. See the section entitled “Where You Can Find Additional Information”.

Parker-Hannifin Corporation

Parker is a leading worldwide diversified manufacturer of motion and control technologies and systems, providing precision engineered solutions for a wide variety of mobile, industrial and aerospace markets.

Parker’s common stock is listed on the NYSE under the symbol “PH”.

The principal executive offices of Parker are located at 6035 Parkland Boulevard, Cleveland, Ohio 44124, its telephone number is (216) 896-3000 and its Internet website address is www.parker.com, with additional information also available at www.phstock.com. The information provided on or accessible through Parker’s website is not part of this proxy statement and is not incorporated into this proxy statement by this or any other reference to Parker’s website provided in this proxy statement.

Parker Eagle Corporation

Merger Sub, a wholly owned subsidiary of Parker, is a Delaware corporation that was formed on November 23, 2016 for the sole purpose of effecting the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Clarcor, with Clarcor surviving the merger as a wholly owned subsidiary of Parker.

The principal executive offices of Merger Sub are located at 6035 Parkland Boulevard, Cleveland, Ohio 44124 and its telephone number is (216) 896-3000.

THE SPECIAL MEETING

This proxy statement is being provided to Clarcor stockholders as part of a solicitation of proxies by the Clarcor board of directors for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides Clarcor stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held at Clarcor’s offices located at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067 on February 23, 2017 at 9:00 a.m., local time, unless the special meeting is adjourned or postponed. We intend to commence mailing this proxy statement and the accompany proxy card on or about January 20, 2017, to all stockholders entitled to vote at the special meeting.

Purpose of the Special Meeting

At the special meeting, Clarcor stockholders will be asked to consider and vote on the following proposals:

•	the merger proposal, which is further described in the section entitled “The Merger (Proposal 1)”;

•	the advisory compensation proposal, discussed under the sections entitled “The Merger (Proposal 1) — Interests of Clarcor’s Directors and Executive Officers in the Merger — Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” and “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)”; and

•	the adjournment proposal, discussed under the section entitled “Vote on Adjournment (Proposal 3)”.

Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described in the section entitled “The Merger Agreement”.

The vote on executive compensation payable in connection with the consummation of the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either Clarcor or Parker. Accordingly, if the merger agreement is adopted by Clarcor stockholders and the merger is completed, the merger-related compensation may be paid to Clarcor’s executive officers even if the stockholders fail to approve the proposal.

Recommendation of the Clarcor Board of Directors

After consideration of all factors the Clarcor board of directors deemed relevant, the Clarcor board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Clarcor and its stockholders and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Certain factors considered by the Clarcor board of directors in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement can be found in the section entitled “The Merger (Proposal 1) — Reasons for the Merger”.

The Clarcor board of directors unanimously recommends that Clarcor stockholders vote “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Record Date; Voting Information

Only holders of record of Clarcor common stock at the close of business on January 19, 2017, the record date for the special meeting will be entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof. At the close of business on the record date, 48,706,348 shares of Clarcor common stock were issued and outstanding and held by 1,017 holders of record.

Holders of record of Clarcor common stock are entitled to one vote for each share of Clarcor common stock they own at the close of business on the record date.

Brokers, banks or other nominees who hold shares of Clarcor common stock for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares of Clarcor common stock, however, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, which include all of the proposals being voted on at the special meeting.

Voting by Clarcor’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Clarcor were entitled to vote 268,601 shares of Clarcor common stock, or less than one percent of the shares of Clarcor common stock outstanding on that date. We currently expect that Clarcor’s directors and executive officers will vote their shares in favor of the merger proposal and the other proposals to be considered at the special meeting, although none of them has any obligation to do so.

Quorum

The presence at the special meeting in person or represented by proxy of stockholders holding a majority of the shares of Clarcor common stock outstanding at the close of business on the record date for the special meeting will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Clarcor to additional expense. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. Abstentions are counted as present or represented for purposes of determining the presence or absence of a quorum. In the event that a quorum is not present, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. If a new record date is set for an adjourned special meeting, then a new quorum will have to be established.

Required Vote

The merger proposal requires the affirmative vote of stockholders holding a majority of the outstanding shares of Clarcor common stock entitled to vote at the special meeting. A failure to vote your shares of Clarcor common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The advisory compensation proposal and the adjournment proposal each require the affirmative vote of stockholders holding a majority of the shares of Clarcor common stock that are present in person or represented by proxy at the special meeting and entitled to vote thereon. An abstention with respect to either proposal will have the same effect as a vote “AGAINST” such proposals, but a failure to vote your shares of Clarcor common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), assuming a quorum is present, will have no effect on these proposals.

Voting by Stockholders

After carefully reading and considering the information contained in this proxy statement, each stockholder of record (that is, if your shares of Clarcor common stock are registered in your name with Clarcor’s transfer agent, Computershare) should vote by mail, through the Internet, by telephone or by attending the special meeting and voting by ballot, according to the instructions described below.

Voting Methods

For stockholders of record:

If your shares of Clarcor common stock are held in your name by Clarcor’s transfer agent, Computershare, you can vote:

•	Via the Internet — If you choose to vote via the Internet, go to the website indicated on the enclosed proxy card and follow the easy instructions. You will need the control number shown on your proxy card in order to vote.

•	Via Telephone — If you choose to vote via telephone, use a touch-tone telephone to call the phone number indicated on the enclosed proxy card and follow the easy voice prompts. You will need the control number shown on your proxy card in order to vote.

•	Via Mail — If you choose to vote via mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

•	At the Special Meeting — Stockholders of record who attend the special meeting may vote in person by following the procedures described above, and any previously submitted proxies will be superseded by the vote cast at the special meeting.

For beneficial owners:

If your shares of Clarcor common stock are held in a brokerage account or in the name of a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of Clarcor common stock held for you in what is known as “street name”. As beneficial owner, have the right to direct your broker, bank or other nominee on how to vote your shares of Clarcor common stock. Because a beneficial owner is not the stockholder of record, you may not vote these shares of Clarcor common stock at the special meeting unless you provide a “legal proxy” from the broker, bank or other nominee that holds your shares of Clarcor common stock giving you the right to vote such shares of Clarcor common stock at the special meeting.

Proxies received at any time before the special meeting and not expired, revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” the merger proposal, thereby voting such shares of Clarcor common stock in favor of approving the merger, “FOR” the advisory compensation proposal, and “FOR” the adjournment proposal.

Revocation of Proxies

Stockholders of record retain the power to revoke their proxy or change their vote, even if they sign the proxy card or voting instruction card in the form accompanying this proxy statement, via telephone or via the Internet. Stockholders of record can revoke their proxy or change their vote at any time before it is exercised by giving written notice to our Secretary at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, specifying such revocation. Stockholders of record may also change their vote by timely delivery of a valid, later-dated proxy or by voting by ballot in person at the special meeting. Simply attending the special meeting will not constitute revocation of your proxy. If your shares of Clarcor common stock are held in the name of a broker, bank or other nominee, you should follow the instructions of such broker, bank or other nominee regarding the revocation of proxies. If you have voted via the Internet or via telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or represented by proxy, but votes to abstain with respect to any particular matter or otherwise abstains from voting with respect to any matter. Abstentions will be included in the calculation of the number of shares of common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the merger proposal. The requisite number of shares to approve the other two proposals is based on the total number of shares represented in person or represented by proxy with respect to such proposals and entitled to vote thereon, and accordingly, abstentions from voting will have the same effect as a vote “AGAINST” those proposals.

Failure to Vote

If you do not vote and do not attend the special meeting person or by proxy, your shares will have the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the advisory compensation proposal or the adjournment proposal.

If you hold your shares of Clarcor common stock in the name of a broker, bank or other nominee, please refer to the information on the voting instruction card forwarded to you by your broker, bank or other nominee to see which voting options are available to you. In many cases, you may be able to submit your voting instructions by the Internet or telephone. If you do not properly submit your voting instructions, the broker, bank or other nominee will not be able to vote on these proposals. Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and therefore brokers, banks and other nominees cannot vote on these proposals without your instructions. This means that a “broker non-vote” cannot occur at the special meeting. Therefore, it is important that you cast your vote by instructing your broker, bank or nominee on how you wish to vote your shares of Clarcor common stock.

Tabulation of Votes

All votes will be tabulated by a representative of Computershare, who will act as the inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

The Clarcor board of directors is soliciting your proxy, and Clarcor will bear the cost of soliciting proxies. Innisfree has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $15,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Clarcor common stock, in which case Clarcor will reimburse these parties for their reasonable out-of-pocket expenses for forwarding solicitation material to such beneficial owners. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or via the Internet by Innisfree or by certain of Clarcor’s directors, officers and employees, without additional compensation.

Attending the Special Meeting

Only stockholders of record as of the close of business on the record date or their duly appointed proxies are entitled to attend the special meeting. If your shares of Clarcor common stock are held in the name of a broker, bank or other nominee, you may attend the special meeting if you bring evidence of beneficial ownership as of the record date for the special meeting, such as a copy of your most recent account statement or similar evidence of ownership of Clarcor common stock. If your shares of Clarcor common stock are held in the name of a broker and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Clarcor common stock authorizing you to vote at the special meeting. All stockholders and beneficial owners should bring photo identification (a driver’s license or passport is preferred), as you will also be asked to provide photo identification at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda. Even if you plan to attend the special meeting, we encourage you to vote by telephone, Internet or mail so your vote will be counted if you later decide not to (or otherwise unable to) attend the special meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the special meeting.

Adjournments and Postponements

In addition to the merger proposal and the advisory compensation proposal, stockholders of Clarcor are also being asked to approve a proposal that will give the Clarcor board of directors authority to adjourn the special meeting from time to time, if necessary or appropriate in the view of the Clarcor board of directors, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or in the absence of a quorum. In addition, the Clarcor board of directors could postpone the meeting before it commences. If the special meeting is so adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a signed proxy and do not indicate how you wish to vote on any proposal, your shares of Clarcor common stock will be voted in favor of each proposal. If you return a signed proxy and indicate that you wish to vote in favor of the merger proposal but do not indicate a choice on the adjournment proposal, your shares of Clarcor common stock will be voted in favor of the adjournment proposal.

Any adjournment may be made without notice to another time or place if the date, time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. If the Clarcor board of directors fixes a new record date for the adjourned meeting, or if the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Other Information

You should not return your stock certificate or send documents representing Clarcor common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Clarcor common stock for the merger consideration.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please call Innisfree M&A Incorporated, our proxy solicitor, toll-free at (877) 825-8793. Banks and brokers may call collect at (212) 750-5833.

THE MERGER (PROPOSAL 1)

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are urged to read the merger agreement carefully and in its entirety.

Effects of the Merger

Pursuant to the terms of the merger agreement, if the merger agreement is adopted by Clarcor stockholders and if the other conditions to the closing of the merger are satisfied or waived, at the effective time, Merger Sub will be merged with and into Clarcor, with Clarcor surviving the merger as a wholly owned subsidiary of Parker.

At the effective time, each outstanding share of Clarcor common stock issued and outstanding immediately before the effective time (other than dissenting shares and shares owned by Clarcor, Parker or any of their respective wholly owned subsidiaries, which will be cancelled) will be converted into the right to receive the merger consideration of $83.00 in cash, without interest and subject to any applicable withholding taxes.

Clarcor common stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “CLC”. As a result of the merger, Clarcor will cease to be a publicly traded company and will be wholly owned by Parker. Following the completion of the merger, the Clarcor common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Clarcor will no longer be required to file periodic reports with the SEC with respect to its common stock in accordance with applicable law, rules and regulations.

Background of the Merger

As part of Clarcor’s ongoing strategic planning process, members of the Clarcor board of directors and members of Clarcor senior management periodically review and assess Clarcor’s operations, financial performance and competitive position, as well as industry trends and potential strategic initiatives. In addition, members of Clarcor senior management, from time to time, also meet with the Clarcor board of directors in the ordinary course of business to discuss strategic alternatives in order to enhance stockholder value, including, among other things, business combinations, acquisitions, divestures, dividends and share repurchases. In connection with these reviews and assessments, the Clarcor board of directors and members of Clarcor senior management from time to time seek input from financial and strategic advisors and, once the Clarcor board of directors has decided to pursue a particular initiative or requires specialized legal advice in connection therewith, the assistance of outside legal advisors.

In October 2015, Lee Banks, the President and Chief Operating Officer of Parker, called Chris Conway, Clarcor’s Chairman and Chief Executive Officer, to arrange a meeting to introduce himself and initiate a business relationship with Mr. Conway. Mr. Banks and Mr. Conway met for lunch later that month and discussed certain management changes at Parker as well as their respective businesses and the industry. The meeting did not involve a specific discussion of a potential acquisition of Clarcor.

Thereafter, there were no further meetings between Messrs. Conway and Banks, and no meetings or discussions between Clarcor and Parker regarding a potential acquisition of Clarcor, until Mr. Banks contacted Mr. Conway on September 16, 2016 and indicated that he and Tom Williams, Parker’s Chairman and Chief Executive Officer, desired to meet with Mr. Conway so that Mr. Williams could introduce himself to Mr. Conway and Messrs. Banks and Williams could share Parker’s current view of the potential acquisition. Mr. Conway informed Robert Burgstahler, the independent lead director of the Clarcor board of directors, as well as Richard Wolfson, Clarcor’s General Counsel, of this proposed meeting. Mr. Wolfson also contacted representatives of Bass, Berry & Sims PLC (“Bass Berry”), Clarcor’s outside legal counsel, regarding the proposed meeting.

On September 19, 2016, Mr. Conway met with Mr. Williams and Mr. Banks at Clarcor’s corporate headquarters in Franklin, Tennessee. At the meeting, Mr. Williams and Mr. Banks discussed their analysis of Parker’s and Clarcor’s business and strategic direction and their view that Clarcor’s filtration business would be complementary to Parker’s filtration business. Mr. Williams and Mr. Banks indicated that they had undertaken this analysis with the assistance of Morgan Stanley, had reviewed the potential acquisition of Clarcor with the Parker board of directors and intended to provide a written proposal for the potential acquisition of Clarcor to Mr. Conway the following day. They further indicated that Parker would be prepared to move quickly to enter into a definitive agreement related to such transaction. They did not propose or indicate a price or other substantive acquisition terms at the meeting. Mr. Conway indicated that while Clarcor was not for sale, he would review with the Clarcor board of directors any bona fide proposal received from an interested party regarding the acquisition of Clarcor. Following the meeting, Mr. Conway informed Mr. Burgstahler, Mr. Wolfson, David Fallon, Clarcor’s Chief Financial Officer, David Lindsay, Clarcor’s Chief Administrative Officer and representatives of Bass Berry, of the interest expressed by Mr. Williams and Mr. Banks at the meeting.

On September 20, 2016, Mr. Conway received a letter from Mr. Williams setting forth a non-binding proposal for the acquisition of Clarcor by Parker (the “September 20 Proposal”). The letter indicated that Parker was prepared to offer $80 in cash per share of Clarcor common stock, that the offer was subject to confirmatory due diligence and was not contingent on obtaining financing. According to the letter, the proposed price implied a 27.4% premium to Clarcor’s then current share price, a 30.5% premium to the 90-day volume-weighted average price of $61.32 as of September 19, 2016 and a multiple of 16.7 times Clarcor’s last twelve months (“LTM”) EBITDA. Following receipt of the September 20 Proposal, Mr. Conway notified Mr. Burgstahler of the proposal, and also shared the proposal with Mr. Wolfson, Mr. Lindsay and Mr. Fallon. Mr. Wolfson contacted representatives of Bass Berry and provided them with a copy of the September 20 Proposal. Mr. Conway, Mr. Fallon and Mr. Wolfson then spoke by phone with Mr. Burgstahler, during which call they determined to contact representatives of Goldman Sachs, who had provided financial advisory services to the Clarcor board of directors over a period of several years, to discuss with Goldman Sachs potentially providing financial advisory services to the Clarcor board of directors in connection with any potential sale of Clarcor. Promptly after this call, Mr. Fallon contacted representatives of Goldman Sachs and apprised them of the September 20 Proposal and asked them to provide preliminary market data that could be relevant in considering the September 20 Proposal and to provide a draft proposal regarding a potential engagement. Late on September 20, 2016 and over the next few days thereafter, Mr. Wolfson spoke with each of the members of the Clarcor board of directors and reviewed with them the key terms of the September 20 Proposal, noting that the next regularly scheduled meeting of the Clarcor board of directors was set for September 26, 2016 and confirming that the primary focus of such meeting would be the consideration of the September 20 Proposal and other strategic alternatives.

During the period between September 20, 2016 and the regularly scheduled meeting of the Clarcor board of directors on September 26, 2016, representatives of Bass Berry discussed with members of Clarcor senior management fiduciary duty considerations under Delaware law in connection with the Clarcor board of directors’ consideration of the September 20 Proposal. Mr. Burgstahler and Mr. Conway also agreed to request representatives of Goldman Sachs to attend the September 26, 2016 meeting of the Clarcor board of directors to assist in its consideration and review of strategic alternatives. Prior to the September 26, 2016 meeting of the Clarcor board of directors, Mr. Wolfson and representatives of Bass Berry held discussions with representatives of Goldman Sachs regarding the possible engagement of Goldman Sachs to act as Clarcor’s financial advisor in connection with any potential sale of Clarcor. As part of these discussions, Mr. Wolfson and representatives of Bass Berry inquired of and discussed with representatives of Goldman Sachs its relationships with Parker that should be reviewed with the Clarcor board of directors in the event the Clarcor board of directors determined to engage Goldman Sachs. Goldman Sachs subsequently delivered a letter disclosing certain relationships and confirmed that nothing (including the matters set forth in such letter) would limit Goldman Sachs’s ability to fulfill its responsibilities as financial advisor to Clarcor in connection with its engagement. During the period from September 21, 2016 to September 26, 2016, members of Clarcor senior management worked with representatives of Goldman Sachs and Bass Berry to prepare for the meeting of the Clarcor board of directors.

On September 26, 2016, the Clarcor board of directors convened its regularly scheduled quarterly meeting at Clarcor’s offices in Overland Park, Kansas. Additionally, members of Clarcor senior management, representatives of Bass Berry and representatives of Goldman Sachs were present. Mr. Conway indicated that the agenda of the meeting would include (1) a review of the discussions with representatives of Parker and the September 20 Proposal, (2) providing the directors with information regarding Clarcor’s strategic plans and financial outlook, (3) receiving and discussing with representatives of Goldman Sachs certain preliminary financial analyses and potential next steps to be taken in response to the September 20 Proposal and (4) discussing with representatives of Bass Berry the applicable fiduciary duties of the directors. At the meeting, Mr. Conway reviewed with the Clarcor board of directors his discussions with Mr. Williams and Mr. Banks and reviewed the September 20 Proposal. Mr. Fallon then presented the projected forecast for Clarcor’s fiscal year ending December 3, 2016 and preliminary projections for fiscal year 2017, as well as the strategic plan financial outlook for years through fiscal year 2020. Mr. Fallon noted that the preliminary projections for fiscal year 2017 were based upon preliminary input provided by the various Clarcor business units and that these projections were subject to change based upon further input and the finalization of the budgeting process. The preliminary projections for fiscal year 2017 shared with the board of directors reflected diluted earnings per share of $2.84. The directors engaged in a discussion regarding the assumptions underlying the budget and financial outlook and discussed events that could potentially impact the forecasted results. A representative of Bass Berry then discussed applicable fiduciary duties under Delaware law in connection with the Clarcor board of directors’ consideration of the September 20 Proposal as well as in connection with any potential sale of Clarcor.

Representatives of Goldman Sachs then reviewed with the directors the financial terms of the September 20 Proposal, certain preliminary financial analyses of Clarcor and the proposed transaction, an overview of Parker, an illustrative analysis of the pro forma effect of the proposed transaction on Parker, and a list of other parties who might potentially be interested in a transaction with Clarcor. The members of the Clarcor board of directors, Clarcor senior management and representatives of Goldman Sachs discussed the possibility of whether there might be other strategic or financial parties willing to offer a more compelling combination of value and closing certainty than that offered by Parker and whether to engage in discussions with Parker and other possible alternatives if the Clarcor board of directors determined to pursue a sale of Clarcor. After discussion with Clarcor’s senior management, representatives of Goldman Sachs and Bass Berry on whether to reach out to other potentially interested parties, the Clarcor board of directors instructed Mr. Conway to indicate to Parker that Clarcor was not for sale based on the terms of the September 20 Proposal, but that the Clarcor board of directors would be prepared to provide Parker with limited access to certain confidential information and a meeting with certain members of Clarcor senior management for the purpose of providing Parker the opportunity to increase the value set forth in the September 20 Proposal. The Clarcor board of directors further determined not to reach out to any other potentially interested parties at this time.

A representative of Bass Berry then reviewed with the Clarcor board of directors the terms of a proposed confidentiality agreement, including standstill provisions, in order to facilitate the discussions and due diligence proposed to be provided to Parker. The representatives of Goldman Sachs were excused from the meeting, and the Clarcor board of directors then discussed retention of a financial advisor. Representatives of Bass Berry discussed with the Clarcor board of directors the matters raised in their discussions with representatives of Goldman Sachs regarding its potential conflicts of interest. The directors discussed these matters and the financial advisory services historically provided by Goldman Sachs to Clarcor as well as its industry and transactional experience. Mr. Fallon and representatives of Bass Berry reviewed proposed terms of an engagement of Goldman Sachs, including fees paid to financial advisors in other comparable transactions. Following this discussion, the Clarcor board of directors determined to engage Goldman Sachs as its financial advisor after considering the factors discussed and in light of the above referenced experience. The Clarcor board of directors directed Clarcor senior management to work with Bass Berry and Mr. Burgstahler to negotiate an engagement letter with Goldman Sachs to act as Clarcor’s financial advisor generally consistent with the terms discussed at the meeting.

Following the September 26th meeting of the Clarcor board of directors, representatives of Clarcor senior management and Bass Berry negotiated the engagement letter with Goldman Sachs. Following discussion with Mr. Burgstahler regarding the proposed terms and upon reaching agreement with respect to the terms of such engagement, Goldman Sachs was formally engaged on September 28, 2016 as Clarcor’s financial advisor.

On September 28, 2016, Mr. Conway discussed with Mr. Williams the position of the Clarcor board of directors in response to the September 20 Proposal and indicated that any meeting with Clarcor senior management and the provision of limited confidential information by Clarcor was conditioned on Parker entering into a confidentiality agreement on customary terms.

On October 4, 2016, Parker and Clarcor entered into a confidentiality agreement, which included standstill provisions, in order to facilitate discussions and due diligence between the parties. To facilitate Parker potentially making a revised proposal, on October 7, 2016, Mr. Conway, Mr. Fallon and Mr. Wolfson met with representatives of Parker, including Mr. Williams, Mr. Banks, Jon P. Marten, Parker’s Executive Vice President – Finance & Administration and Chief Financial Officer, Joseph R. Leonti, Parker’s Vice President, General Counsel and Secretary, and Robert W. Malone, Parker’s Vice President and President – Filtration Group, in Indianapolis, Indiana and discussed Clarcor’s business, potential growth opportunities and areas of improvement, and cost reduction and restructuring initiatives. At the meeting, the representatives of Clarcor also provided limited financial information including the forecast for fiscal year 2016 and the preliminary projections for fiscal year 2017 consistent with the financial information presented to the Clarcor board of directors at its September 26th meeting. Mr. Fallon indicated these numbers were preliminary in nature and subject to change in light of the fact that the budget process for fiscal year 2017 was at a preliminary stage at this time.

On October 18, 2016, Mr. Conway received a letter from Mr. Williams setting forth a revised non-binding proposal for the acquisition of Clarcor by Parker indicating that Parker was prepared to increase the offer from its September 20 Proposal to $82 in cash per share of Clarcor common stock, subject to Parker’s completion of confirmatory due diligence. The letter further stated that Parker believed it could complete its confirmatory due diligence and contract negotiations in as few as four weeks. According to the letter, the proposed price implied a 32.5% premium to Clarcor’s then current share price, a 31.7% premium to the 90-day volume-weighted average price of $62.24 as of October 17, 2016 and a multiple of 17.1 times Clarcor’s LTM EBITDA. Mr. Conway confirmed to Mr. Williams that he had received the revised proposal and would review it with the Clarcor board of directors and Clarcor’s advisors.

On October 21, 2016, the Clarcor board of directors convened a telephonic meeting to consider Parker’s revised proposal. Additionally, members of Clarcor senior management, representatives of Bass Berry and representatives of Goldman Sachs participated on the call. Mr. Conway reviewed the October 7 meeting he, Mr. Fallon and Mr. Wolfson had with representatives of Parker. Mr. Fallon provided an update to the Clarcor board of directors regarding Clarcor’s 2017 budgeting process and indicated that based on further input from the business units, he had revised the preliminary projected diluted earnings per share of fiscal year 2017 to between $2.70 and $2.75. Mr. Fallon noted that the budgeting process was still in its preliminary stages. In light of the still preliminary nature of the budgeting process, representatives of Goldman Sachs continued to utilize the preliminary projections for fiscal year 2017 and the strategic plan financial outlook for years through fiscal year 2020 previously reviewed with the Clarcor board of directors at its September 26, 2016 meeting for purposes of its financial analysis. Representatives of Goldman Sachs reviewed its updated preliminary financial analyses of Clarcor and the proposed transactions, an illustrative analysis of the pro forma effect of the proposed transaction on Parker, and a list of other parties who might potentially be interested in an acquisition of Clarcor. Representatives of Bass Berry reviewed with the Clarcor board of directors their applicable fiduciary duties, including regarding the Clarcor board of directors’ response to Parker’s revised proposal and the Clarcor board of directors’ consideration of whether to reach out to other potentially interested parties. The members of the Clarcor board of directors, Clarcor senior management, representatives of Goldman Sachs and representatives of Bass Berry discussed Clarcor’s standalone operations, the revised proposal, how to maximize value to stockholders, potential terms of a definitive merger agreement, the potential advantages and disadvantages of contacting other parties to gauge their interest in a transaction with Clarcor (including the risk of loss of confidentiality), the potential delay in entering into a definitive agreement that might result from engaging with other parties, the possibility of whether other parties might be willing to offer a combination of value and closing certainty more compelling than that offered by Parker, whether it was advisable for Clarcor to pursue a pre-signing market check or request a post-signing “go shop” period in the definitive agreement from Parker, and the anticipated time period between execution of any definitive agreement and the related stockholder meeting, which provides an opportunity for any other potential bidders to emerge.

The Clarcor board of directors again determined not to reach out to other potentially interested parties to gauge their interest in a transaction with Clarcor, as the Clarcor board of directors, after discussion with Clarcor’s senior management and representatives of Goldman Sachs, determined that Parker was the most logical acquirer of Clarcor and, in light of Parker’s complementary businesses, as well as the projected cost synergies that would result from the combination, together with Parker’s strong balance sheet and financial position, that Parker would be the potential transaction partner most likely to offer the best combination of value and closing certainty to Clarcor stockholders. The Clarcor board of directors further discussed with its advisors how best to respond to Parker’s revised proposal. Following discussion, the Clarcor board of directors, based on its consideration of the analyses and information presented at the meeting, directed Mr. Conway to contact representatives of Parker to indicate that the Clarcor board of directors was prepared to proceed with further discussions regarding Parker’s acquisition of Clarcor at a price of $83.00 per share of Clarcor common stock with the understanding (1) that the parties would move forward as expeditiously as possible to sign a definitive agreement consistent with the four-week timeframe set forth in Parker’s revised proposal, (2) Parker would accept any risk of antitrust regulatory clearance, (3) Parker would accept a low termination fee in the event of Clarcor’s termination of a merger agreement to accept a superior proposal and (4) there would be no financing condition to closing the merger. The $83.00 per share price was determined by the Clarcor board of directors, after discussion with its advisors, to be an appropriate counterproposal to present to Parker as part of the ongoing negotiations in order to increase the per share merger consideration to be paid by Parker.

On October 22, 2016, Mr. Conway discussed with Mr. Williams the terms on which the Clarcor board of directors was prepared to have further discussions with Parker. Mr. Williams indicated that he had no authority to offer more than $82.00 per share of Clarcor common stock and would need to convene a meeting of the Parker board of directors to consider the terms proposed by Clarcor.

On October 24, 2016, the Clarcor board of directors held a telephonic meeting, attended by Clarcor senior management and representatives of both Goldman Sachs and Bass Berry. Mr. Conway related to the Clarcor board of directors his conversation with Mr. Williams of October 22, 2016 and sought guidance from the Clarcor board of directors regarding potential responses to Mr. Williams if he should revert back to Mr. Conway with an offer of less than $83 per share and/or indicating a problem with the other transaction terms that Mr. Conway had communicated. The Clarcor board of directors received input from Bass Berry regarding applicable fiduciary duties. The Clarcor board of directors, Clarcor senior management and representatives of Goldman Sachs discussed the possibility of whether there might be other parties willing to offer a combination of value and closing certainty more compelling than that offered by Parker. After further discussion, the Clarcor board of directors instructed Mr. Conway that if Mr. Williams reverted back to him with an offer between $82.00 and $83.00 per share, Mr. Conway should inform him that Clarcor would be willing to continue negotiations regarding the terms of the merger agreement, including price.

On October 26, 2016, Mr. Williams informed Mr. Conway that Parker was prepared to revise its offer to $83.00 per share and that while Parker would like to address the termination fee and the antitrust risk in a manner that Parker believed to be consistent with market norms, he believed the parties would be able to resolve those issues in a manner that was mutually acceptable. Mr. Williams confirmed that there would be no financing condition to consummation of the proposed transaction. Mr. Conway informed the Clarcor directors of his conversation with Mr. Williams.

On October 28, 2016, a draft merger agreement, prepared by representatives of Bass Berry (the “draft merger agreement”), was provided to representatives of Jones Day, the legal advisors to Parker. Among other things, the draft merger agreement included an obligation for Parker to commit to make any divestitures required in connection with obtaining required regulatory approvals, a provision permitting the Clarcor board of directors to terminate the merger agreement in connection with a superior proposal from a third party to acquire Clarcor, a proposal that the termination fee be set at 2% of the equity value of the proposed transaction, with such fee serving as Parker’s exclusive remedy for a termination of the merger agreement in circumstances where such fee was payable (such as a termination of the merger agreement to accept a superior proposal), and the right to obtain specific performance in the event either party failed to satisfy its obligations under the merger agreement, including the obligation to close when required.

On November 1, 2016, Clarcor provided representatives of Parker and its legal and financial advisors with access to an electronic data room containing materials in response to Parker’s due diligence requests.

On November 2, 2016, and weekly throughout the negotiation of the draft merger agreement, Clarcor management held a “status update” call with the Clarcor board of directors to update the Clarcor board of directors on the negotiations of the proposed transaction with Parker as well as the status of Parker’s due diligence review and discussions that representatives of Clarcor, Goldman Sachs, Bass Berry and Baker McKenzie, Clarcor’s regulatory counsel, had with representatives of Parker.

On November 3, 2016, certain members of management of Parker as well as representatives of its legal and financial advisors met with Clarcor senior management, representatives of Bass Berry, representatives of Baker McKenzie and representatives of Goldman Sachs at the offices of Bass Berry in Nashville, Tennessee to review management presentations from senior management of Clarcor, including the Presidents of each of Clarcor’s business units, and to conduct further due diligence review of Clarcor. At this meeting, Mr. Fallon indicated to representatives of Parker that Clarcor’s budgeting process was still underway, but that the most recent iteration reflected expected fiscal year 2017 diluted earnings per share of approximately $2.75.

On November 9, 2016, representatives of Jones Day provided a revised draft of the merger agreement to representatives of Bass Berry. From November 9, 2016, through the evening of November 30, 2016, Clarcor, Parker and their respective legal and financial advisors discussed and negotiated the terms of the merger agreement, including in various telephone conferences involving representatives of Bass Berry and Jones Day. In these discussions, the parties negotiated open transaction terms, including the amount of the termination fee and the circumstances under which it was payable, the scope of the obligations of Parker in connection with obtaining all required regulatory approvals, and the scope of the representations, warranties, covenants, closing conditions, and other terms of the merger agreement.

On November 16, 17 and 18, 2016, representatives of Parker, together with certain members of Clarcor management, visited Clarcor operations facilities in each of Kearney, Nebraska, Slater, Missouri and Jeffersonville, Indiana for the purpose of conducting further due diligence. Parker and its legal and financial advisors continued their due diligence review of Clarcor through November 30, 2016.

On November 19, 2016, the Clarcor board of directors convened a special meeting together with members of Clarcor management and representatives of Goldman Sachs and Bass Berry to consider the proposed transaction with Parker. Mr. Conway and Mr. Wolfson briefed the Clarcor board of directors on the status of negotiations with Parker and Mr. Fallon indicated that Clarcor management had substantially completed its fiscal year 2017 budgeting process, which indicated fiscal year 2017 diluted earnings per share of $2.75. Representatives of Goldman Sachs reviewed its updated preliminary financial analysis of Clarcor and the proposed transaction, which were updated based upon the updated financial projections provided by management. Representatives of Bass Berry discussed the directors’ fiduciary duties and reviewed with the Clarcor board of directors the status of current negotiations of the draft merger agreement between the legal representatives of the parties, including the current status of negotiations surrounding the provisions regarding required actions by Parker in respect of regulatory review and the circumstances under which a termination fee would be payable by Clarcor and the amount of such fee. Representatives of Bass Berry and Goldman Sachs reviewed the termination fees paid in other precedent transactions. Representatives of Goldman Sachs also reviewed an update on Parker’s proposed financing for the transaction and the proposed debt commitment to be obtained by Parker.

On November 21, 2016, Clarcor provided to Parker the updated projections that reflected figures derived from the Clarcor financial and budgeting process, which was substantially complete at this time.

On November 22, 2016, Mr. Conway called Mr. Williams to express concerns regarding the increased risk of loss of confidentiality in light of the site visits conducted the prior week and to emphasize the need to move expeditiously toward signing consistent with the four week timeframe they had previously discussed. Mr. Conway also expressed Clarcor’s view of the importance of Parker accepting regulatory risk in connection with the proposed transaction.

On November 26, 2016, Clarcor senior management held an update call with the Clarcor board of directors, during which Mr. Conway summarized his conversation with Mr. Williams of November 22, 2016 and Mr. Wolfson briefed the Clarcor board of directors regarding the status of antitrust analysis and the negotiation of key merger agreement terms, including interim period operating covenants and the termination fee. The Clarcor board of directors discussed these matters and agreed that it would accept a cap of $200 million of net sales for divestitures required to be taken by Parker to resolve any regulatory review and a termination fee payable by Clarcor to terminate the merger agreement in order to accept a superior proposal equal to 2.75% of Clarcor’s equity value. Shortly following this update call, Mr. Conway held another call with Mr. Williams and discussed the importance of resolving outstanding open items in the parties’ negotiation of the terms of the merger agreement, and proposed the foregoing divestiture cap and termination fee.

Several hours later on November 26, 2016, Mr. Leonti contacted Mr. Wolfson to review certain outstanding open items in the parties’ negotiation of the draft merger agreement and communicated that Parker was prepared to accept Clarcor’s proposed divestiture cap of $200 million and termination fee payable by Clarcor of 2.75% of Clarcor’s equity value as part of a resolution of those issues along with certain other open issues between the parties in the merger agreement.

On the afternoon of November 28, 2016, the Clarcor board of directors met telephonically, together with members of Clarcor management and representatives of Goldman Sachs and Bass Berry. Mr. Wolfson and representatives of Bass Berry provided the directors with an update on the negotiations of the key terms of the merger agreement. Representatives of Goldman Sachs reviewed its updated preliminary financial analysis of Clarcor and the proposed transaction utilizing the updated projections provided by management and reviewed during the November 19, 2016 meeting of the Clarcor board of directors as noted above. Representatives of Bass Berry reviewed the board’s fiduciary duties in connection with the information presented at the meeting. The Clarcor directors considered the increase in Clarcor’s stock price since the U.S. Presidential election as well as the increase in stock prices generally for selected peers of Clarcor and for Parker and the stock market overall. The directors discussed whether to seek a higher price from Parker in light of these changes in the stock market and the advantages and disadvantages of seeking an increase in the per share merger consideration, including risks of delay or interruption in the negotiations with Parker which could result in Parker withdrawing or lowering its price or opening key provisions in the merger agreement to renegotiation. The Clarcor board of directors asked Clarcor’s senior management and Goldman Sachs to consider the possible impact to Clarcor of potential changes in applicable corporate tax rates as they relate to the board’s consideration of the proposed transaction.

On the morning of November 29, 2016, the Clarcor board of directors reconvened with members of Clarcor management and representatives of Goldman Sachs and Bass Berry participating. The Clarcor board of directors discussed with Clarcor’s senior management and representatives of Goldman Sachs the possible impact to

Clarcor of potential changes in applicable corporate tax rates as they relate to the board’s consideration of the proposed transaction. Representatives of Bass Berry reviewed applicable fiduciary duties and responded to questions. The Clarcor board of directors considered the analyses and information provided regarding the possible impact to Clarcor of potential changes in applicable corporate tax rates and considered again the advantages and disadvantages of seeking a higher per share merger consideration from Parker. Following discussion, each of the members of the Clarcor board of directors expressed the view that the disadvantages of seeking higher per share merger consideration outweighed the potential advantages and the Clarcor board of directors directed Clarcor management and representatives of Bass Berry to finalize the remaining outstanding issues in the merger agreement, if possible prior to the meeting of the Clarcor board of directors scheduled for November 30, 2016, and not to propose to Parker any increase in the per share merger consideration.

On November 29 and November 30, 2016, Clarcor, Parker and their respective legal advisors negotiated the remaining open issues and finalized the terms of the merger agreement. See the section entitled “The Merger Agreement” for information regarding the terms of the merger agreement.

In the afternoon of November 30, 2016, the Clarcor board of directors met in person, together with members of Clarcor management and representatives of Goldman Sachs, Bass Berry and Baker McKenzie at the offices of Goldman Sachs in Chicago, Illinois. Representatives of Bass Berry and Mr. Wolfson provided the Clarcor board of directors with a summary of the key terms of the merger agreement and the anticipated timeline for the stockholders’ meeting to approve the proposed transaction. Representatives of Baker McKenzie reviewed their antitrust analysis of the combination of Clarcor and Parker as well as a summary of the required regulatory filings and the provisions of the merger agreement relating to the obligations of Parker to resolve any regulatory impediments, including required divestitures up to the agreed cap. Representatives of Goldman Sachs then reviewed its financial analysis of Clarcor and the proposed transaction and also reviewed the draft debt commitment letter to be obtained by Parker. After discussion among the Clarcor board of directors and its advisors, representatives of Goldman Sachs delivered an oral opinion, which was subsequently confirmed in a written opinion dated as of December 1, 2016 that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the $83.00 in cash per share of common stock to be paid to the holders (other than Parker and its affiliates) of the outstanding shares of Clarcor common stock pursuant to the merger agreement was fair from a financial point of view to such holders. See the section entitled “The Merger (Proposal 1) — Fairness Opinion of Goldman Sachs” for more information.

Following discussion among the members of the Clarcor board of directors, the Clarcor board of directors unanimously determined that the merger agreement and the merger were fair to, advisable and in the best interests of Clarcor and its stockholders and unanimously approved the merger agreement and the merger. That evening, Mr. Conway contacted Mr. Williams and notified Mr. Williams that the Clarcor board of directors unanimously approved the transaction at the price and on the terms agreed by the parties. Mr. Williams confirmed to Mr. Conway that the Parker board of directors had also unanimously approved the transaction earlier that day.

Following the approvals of the Clarcor board of directors and the Parker board of directors of the merger and the merger agreement, Clarcor and Parker finalized and executed the merger agreement early in the morning of December 1, 2016.

On December 1, 2016, the parties issued a joint press release announcing execution of the merger agreement. Also on December 1, 2016, each of Clarcor and Parker filed a Current Report on Form 8-K with the SEC disclosing the execution of the merger agreement, summarizing the material terms of the merger agreement and filing the joint press release and the merger agreement as exhibits.

Reasons for the Merger

In evaluating the merger agreement and the merger, the Clarcor board of directors consulted with Clarcor’s management and legal and financial advisors and considered a variety of factors in reaching its decision to approve the merger agreement and to recommend that Clarcor stockholders vote for the merger proposal, including the following:

•	The fact that the $83.00 all-cash per share merger consideration would provide certainty of value and liquidity to Clarcor stockholders, enabling them to realize value that had been created at Clarcor in recent years, while eliminating long-term business and execution risk.

•	The belief of the Clarcor board of directors that the present value of the projected price of Clarcor common stock in the future was unlikely to exceed the $83.00 all-cash per share merger consideration.

•	The relationship of the $83.00 all-cash per share merger consideration to the current and historical trading price of Clarcor common stock, including the market performance of Clarcor common stock relative to those of other participants in the filtration industry and general market indices and against analyst expectations, and the fact that the per share merger consideration constituted a premium of approximately:

•	31.6% to the closing price per share of Clarcor common stock on September 20, 2016, the date of the initial proposal from Parker;

•	33.1% to the closing price per share of Clarcor common stock on November 8, 2016, the last trading day before the results of the 2016 United States Presidential election;

•	29.2% to the volume weighted average price of Clarcor common stock for the 90 days up to and including November 30, 2016;

•	17.1% to the all-time high trading price per share of Clarcor common stock as of November 30, 2016; and

•	17.8% to the closing price per share of Clarcor common stock on November 30, 2016, the last trading day prior to the date on which public announcement of the execution of the merger agreement was made.

•	The financial analyses presented to the Clarcor board of directors by Goldman Sachs on November 30, 2016, as more fully described under “The Merger (Proposal 1) — Fairness Opinion of Goldman Sachs,” and assessment by the Clarcor board of directors, taking into account these financial analyses, of Clarcor’s value on a standalone basis relative to the $83.00 per share of Clarcor common stock in cash to be paid in the merger.

•	The opinion of Goldman Sachs rendered to the Clarcor board of directors as to the fairness, from a financial point of view to the holders (other than Parker and its affiliates) of Clarcor common stock, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth therein, of the $83.00 in cash per share of Clarcor common stock to be paid to such holders pursuant to the merger agreement, as more fully described under “The Merger (Proposal 1) — Fairness Opinion of Goldman Sachs.”

•	Clarcor’s business and operations, strategy, its current and historical financial condition and results of operations, and projected performance.

•	The perceived challenges and risks of continuing as a standalone public company, and the assessment that no other internally developed alternatives were reasonably likely in the near term to create greater value for Clarcor stockholders than the merger, taking into account business, competitive, industry and market risks.

•	The strategic and financial alternatives reasonably available to Clarcor, and the risks and uncertainties associated with those alternatives, none of which were deemed likely to result in value to Clarcor stockholders that would exceed, on a present-value basis, the value of the merger consideration.

•	The determination by the Clarcor board of directors, based on the discussions and negotiations by Clarcor’s senior management with Parker, and taking into consideration the financial analyses performed by Goldman Sachs, that the $83.00 per share merger consideration was the best price reasonably attainable for Clarcor stockholders in the transaction with Parker or other parties.

•	The determination by the Clarcor board of directors, after discussion with Clarcor’s senior management and representatives of Goldman Sachs, that Parker was the most logical acquirer of Clarcor and, in light of Parker’s complementary businesses, as well as the projected cost synergies that would result from the combination, together with Parker’s strong balance sheet and financial position, that Parker would be the potential transaction partner most likely to offer the best combination of value and closing certainty to Clarcor stockholders.

•	The belief by the Clarcor board of directors after discussions with Clarcor’s senior management, Clarcor’s legal advisors and representatives of Goldman Sachs, that, while Parker was the most logical acquirer of Clarcor, if there was another potential acquirer capable of and willing to make a more compelling offer to acquire Clarcor, the terms of the merger agreement would not preclude such an offer.

•	The determination by the Clarcor board of directors after discussions with Clarcor’s senior management, Clarcor’s legal advisors and representatives of Goldman Sachs, that it was preferable to negotiate on a confidential basis with Parker rather than to conduct a private or public “auction” or sale process of Clarcor, particularly in light of the belief that such a process would be unlikely to result in a higher price and could result in Parker withdrawing its offer or offering a lower price and would increase the risk of loss of confidentiality in a manner that would be detrimental to Clarcor’s standalone operations.

•	The fact that the merger agreement was the product of arm’s-length negotiations and contained terms and conditions that were, in the view of the Clarcor board of directors, favorable to Clarcor and its stockholders.

•	The belief by the Clarcor board of directors of the high likelihood for the merger and related transactions to be completed successfully, based on, among other things:

•	the absence of a financing condition in the merger agreement and Parker’s financial condition and representation that it has, through a combination of cash on hand and committed financing, the ability to fund the aggregate per share merger consideration and to satisfy all of its other obligations under the merger agreement (see the section entitled “The Merger (Proposal 1) — Financing Related to the Merger” for more information);

•	Clarcor’s ability to specifically enforce Parker’s obligations under the merger agreement, including Parker’s obligations to consummate the merger;

•	the commitment of Parker in the merger agreement to use its reasonable best efforts to take all actions to consummate the merger, including its commitment to make divestitures of subsidiaries, operations, divisions, businesses, product lines, customers or assets of Parker, Clarcor or any of their respective subsidiaries representing up to $200 million of annual net sales if required to obtain the necessary regulatory clearances (see the section entitled “The Merger Agreement — Consents, Approvals and Filings” for more information), and the belief by the Clarcor board of directors that such amount significantly exceeded the amount of annual net sales associated with all assets, if any, as might possibly be necessary to divest in order to obtain the regulatory clearances required to complete the transaction; and

•	the conditions to closing contained in the merger agreement, which are customary in number and scope, and which, in the case of the condition related to the accuracy of Clarcor’s representations and warranties, are generally subject to a “material adverse effect” qualification (see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” for more information).

•	The Clarcor board of directors also specifically considered the terms of the merger agreement permitting Clarcor to respond to unsolicited proposals (see the section entitled “The Merger Agreement

— No Solicitation of Alternative Proposals; Changes in Board Recommendation” for more information), and other terms of the merger agreement including:

•	Clarcor’s right, subject to certain conditions, to respond to and negotiate unsolicited acquisition proposals made before the time Clarcor stockholders adopt the merger agreement;

•	the provisions in the merger agreement allowing the Clarcor board of directors to terminate the merger agreement, in specified circumstances related to a superior proposal, subject to the payment of a termination fee of $113 million (representing 2.75% of the anticipated equity value of the transaction), which amount the Clarcor board of directors believes to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions, and the belief by the Clarcor board of directors that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals; and

•	the ability of the Clarcor board of directors, subject to certain conditions, to change its recommendation supporting the merger in response to an intervening event, if the Clarcor board of directors determines that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties.

•	The fact that Clarcor stockholders who do not vote in favor of the merger proposal and who follow certain prescribed procedures are entitled to seek appraisal rights under Delaware law, subject to the limitations in the DGCL.

In the course of its deliberations, the Clarcor board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	The fact that Clarcor negotiated exclusively with Parker regarding a potential transaction rather than conducting a public or private “auction” or sale process.

•	The fact that Clarcor determined not to seek a higher price from Parker in light of the recent increase in Clarcor’s stock price since the U.S. Presidential election.

•	The significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger, which may disrupt Clarcor’s business operations.

•	The potential disruptions to Clarcor’s business operations following the announcement of the merger, including disruptions arising from negative or unanticipated responses from competitors, customers, suppliers and employees.

•	The restrictions on Clarcor’s conduct of business prior to completion of the merger under the covenants in the merger agreement, including the requirement that Clarcor use reasonable best efforts to conduct its business in the ordinary course and the prohibition on Clarcor taking certain actions, which may delay or prevent Clarcor from undertaking business opportunities that may arise pending completion of the merger.

•	The fact that, pursuant to the merger agreement and subject to certain conditions, Clarcor is prohibited from soliciting other acquisition proposals.

•	The fact that, upon termination of the merger agreement under certain circumstances, Clarcor will be required to pay to Parker a termination fee of $113 million in cash.

•

The possibility that the recent U.S. elections, including the election of President-elect Trump, may increase the likelihood of U.S. corporate tax reform and a decrease in U.S. corporate income tax rates in a manner that could benefit corporations, such as Clarcor, that have significant operations in the United States, and could result in increased federal infrastructure spending in a manner beneficial to manufacturing companies such as Clarcor; however, the Clarcor board of directors determined that the potential impact of the elections on Clarcor was highly speculative, and that any potential positive impact of a decrease in U.S. corporate income tax rates or increased infrastructure spending was sufficiently limited so as not to alter the Clarcor board of directors’ assessment regarding the merger taking into consideration all of the factors set forth herein.

•	The fact that the receipt of the $83.00 cash payment per share merger consideration would be taxable to Clarcor stockholders that are treated as U.S. holders for U.S. federal income tax purposes.

•	The fact that following the merger Clarcor stockholders will have no ongoing equity participation in Clarcor and would forego the opportunity to realize the potential long-term value of the successful execution of Clarcor’s current strategy as an independent company and, given the all-cash consideration, the merger will not allow Clarcor stockholders to benefit from any potential future appreciation in the value of Clarcor’s business once combined with Parker after the merger.

•	The possibility, though unlikely from Clarcor’s perspective, that the merger does not close (including as a result of events outside of either party’s control such as failure to receive required regulatory approvals), and the potential risks and costs to Clarcor associated with any failure to close, including the potential distraction of employee and management attention during the pendency of the merger, uncertainty about the effect of the proposed merger on Clarcor’s employees, potential and existing customers and suppliers and other parties, which may impair Clarcor’s ability to attract, retain and motivate key personnel and could cause third parties to seek to change or not enter into business relationships with Clarcor, and the impact that the failure of the merger to close could have on the trading price of shares of Company common stock and Clarcor’s operating results (including as the result of the costs incurred in connection with the transaction).

•	The fact that directors and officers of Clarcor may have interests different from and in addition to Clarcor stockholders.

After considering the foregoing potentially negative and potentially positive factors, the Clarcor board of directors concluded that the potentially positive factors relating to the merger agreement and the merger substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the Clarcor board of directors is not exhaustive but is intended to reflect the material factors considered by the Clarcor board of directors in its consideration of the merger. In view of the complexity, and the large number, of the factors considered, the Clarcor board of directors, both individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the Clarcor board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Clarcor board of directors may have given different weights to different factors. The Clarcor board of directors unanimously recommended that the Clarcor stockholders vote in favor of the merger proposal based on the totality of the information considered by the Clarcor board of directors.

The foregoing discussion of the information and factors considered by the Clarcor board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of the Clarcor Board of Directors

After consideration of all factors that the Clarcor board of directors deemed relevant, and after consultation with independent legal and financial advisors, the Clarcor board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Clarcor and its stockholders and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Clarcor board of directors unanimously recommends that Clarcor stockholders vote “FOR” the merger proposal.

Certain Prospective Financial Information

Clarcor does not as a matter of general practice make public projections as to future performance other than providing estimated ranges of certain expected financial results for the current year in its quarterly earnings press releases (which guidance may also be included in investor presentations from time to time), due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, Clarcor is including in this proxy statement a summary of certain limited unaudited prospective financial information for Clarcor on a stand-alone basis (the “Clarcor Projections”), without giving effect to the merger, to give Clarcor stockholders access to certain nonpublic information which was, as more specifically outlined below (and except as otherwise noted below), provided to the Clarcor board of directors, Clarcor’s financial advisor, Goldman Sachs, and Parker. The Clarcor Projections were prepared by Clarcor’s management for internal use and provided to the Clarcor board of directors for the purposes of considering, analyzing and evaluating Clarcor’s strategic and financial alternatives, including the merger. The Clarcor Projections were also provided to Goldman Sachs in connection with rendering its fairness opinion to the Clarcor board of directors and in performing the related analyses. The Clarcor Projections were also provided to Parker in connection with its consideration and evaluation of a merger with Clarcor. Notwithstanding the foregoing, the Applicable 2016/2017 GAAP Information (as defined below), which is set forth in the chart below in italics, was not provided to the Clarcor board of directors, Goldman Sachs or Parker, but is being presented in order to comply with SEC rules regarding the presentation of non-GAAP financial measures in light of the non-GAAP financial measures for fiscal years 2016 and 2017 set forth in the chart below, which were included in the Clarcor Projections and provided to the Clarcor board of directors, Goldman Sachs and Parker. The inclusion of the Clarcor Projections in this proxy statement should not be regarded as an indication that the Clarcor board of directors, Clarcor, Parker’s board of directors, Parker, Merger Sub, Goldman Sachs or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such.

The following is a summary of the Clarcor Projections:

	Summary of Clarcor Projections
	($ in Millions except per share data)
	Fiscal Year
	2016[1,2]	2017[1]	2018	2019	2020	2021
Net sales	$1,388	$1,417	$1,533	$1,634	$1,750	$1,873
Gross profit	459	481	521	565	613	661
Non-GAAP gross profit	464	488	—	—	—	—
Operating profit	186	189	230	261	292	318
Non-GAAP operating profit	191	200	—	—	—	—
Net earnings	143	127	157	181	204	223
Non-GAAP net earnings	128	134	—	—	—	—
Net earnings per share – Diluted[3]	$2.91	$2.60	$3.22	$3.74	$4.23	$4.64
Non-GAAP net earnings per share- Diluted[3]	$2.61	$2.75	—	—	—	—
Adjusted EBITDA[4]	251	263	295	329	362	390
Cash flows from operating activities	263	202	212	242	266	287
Non-GAAP cash flows from operating activities	248	209	—	—	—	—
Adjusted free cash flow[5]	217	159	172	202	226	247
Net sales growth %	-6.3%	2.1%	8.2%	6.6%	7.1%	7.0%
Gross profit %	33.1%	33.9%	34.0%	34.6%	35.0%	35.3%
Non-GAAP gross profit %	33.4%	34.4%	—	—	—	—

1 – Non-GAAP gross profit, non-GAAP operating profit, non-GAAP net earnings, non-GAAP net earnings per share-Diluted, non-GAAP cash flows from operating activities, and non-GAAP gross profit percentage (the “Applicable 2016/2017 Non-GAAP Information”) (1) with respect to the fiscal year 2016 forecast set forth above, exclude the impact of the $27.3 million patent litigation award received from 3M Company in the second quarter of 2016, and (2) with respect to the fiscal year 2016 forecast and fiscal year 2017 projections set forth above, exclude upfront expenses associated with cost reduction initiatives incurred or expected to be incurred in those periods (such adjustments, collectively, the “2016/2017 Adjustments”). The Applicable 2016/2017 Non-GAAP Information was included in the Clarcor Projections provided to the Clarcor board of directors, Goldman Sachs and Parker. For a reconciliation of the Applicable 2016/2017 Non-GAAP Information to the most comparable GAAP measures, and a discussion of the purposes for which Clarcor management uses Applicable 2016/2017 Non-GAAP Information, see below under “Reconciliation of Non-GAAP to GAAP Financial Measures.” The following GAAP measures for fiscal years 2016 and 2017 were not included in the Clarcor Projections provided to the Clarcor board of directors, Goldman Sachs and Parker, but are included in the chart above in order to comply with SEC rules regarding the presentation of non-GAAP financial measures: gross profit, operating profit, net earnings, net earnings per-share-Diluted, cash flows from operating activities and gross profit percentage (collectively, the “Applicable 2016/2017 GAAP information”), which Applicable 2016/2017 GAAP Information is italicized in the chart above. The chart set forth above does not present figures for non-GAAP gross profit, non-GAAP operating profit, non-GAAP net earnings, non-GAAP net earnings per share-Diluted, non-GAAP cash flows from operating activities, and non-GAAP gross profit percentage for fiscal years 2018 through 2021 as the result of the fact that the gross profit, operating profit, net earnings, net earnings per share-Diluted, cash flows from operating activities and gross profit percentage figures included in the Clarcor Projections provided to the Clarcor board of directors, Goldman Sachs and Parker with respect to fiscal years 2018 through 2021 did not include any non-GAAP adjustments.

2 – Calculated using actual financial results for the first eleven fiscal months of 2016 and estimated financial results for the twelfth fiscal month of fiscal year 2016. Fiscal year 2016 includes fifty-three weeks while all other fiscal years presented include fifty-two weeks.

3 – For purposes of determining net earnings per share – Diluted and non-GAAP net earnings per share – Diluted in the Clarcor Projections, the number of outstanding shares for the fiscal years set forth above was calculated based on the treasury stock method and assumed that (taking into account assumptions regarding stock repurchases and equity grants) the amount of outstanding shares in fiscal year 2016 (49,100,000) decreased by 300,000 shares in fiscal year 2017, and decreased by an additional 200,000 shares in each fiscal year thereafter through 2021. The Clarcor Projections also assume dividends per share equal to $0.90 in fiscal 2016, $1.02 in fiscal 2017, $1.13 in fiscal 2018, $1.25 in fiscal 2019, $1.38 in fiscal 2020, and $1.53 in fiscal 2021.

4 – Adjusted EBITDA, a non-GAAP financial measure, means earnings before interest, taxes, depreciation and amortization, and further adjusted, for fiscal years 2016 and 2017, to take into account the 2016/2017 Adjustments. For a reconciliation of Adjusted EBITDA to net earnings, the most comparable GAAP measure, and a discussion of the purposes for which Clarcor management uses Adjusted EBITDA, see below under “Reconciliation of Non-GAAP to GAAP Financial Measures.”

5 – Adjusted free cash flow, a non-GAAP financial measure, is calculated as cash flows from operating activities, less capital expenditures, and further adjusted, for fiscal years 2016 and 2017, to take into account the 2016/2017 Adjustments. For a reconciliation of adjusted free cash flow to cash flows from operating activities, the most comparable GAAP measure, and a discussion of the purposes for which Clarcor management uses adjusted free cash flow, see below under “Reconciliation of Non-GAAP to GAAP Financial Measures.”

Clarcor management also approved certain estimates of unlevered free cash flow, defined as tax effected earnings before interest and taxes plus depreciation and amortization, less capital expenditures and the change in net working capital, and plus or minus other operating cash flows adjusted to remove the impact of stock-based compensation expense, which was treated as a cash expense (taking into account, for fiscal year 2017, $11 million of estimated upfront expenses associated with cost reduction initiatives) (“unlevered free cash flow”), as calculated by Goldman Sachs for use in its discounted cash flow analysis using information set forth in the Clarcor Projections and other information provided by Clarcor management. Unlevered free cash flows for fiscal years 2017, 2018, 2019, 2020 and 2021, as calculated by Goldman Sachs and approved by Clarcor management, were $147 million, $169 million, $197 million, $221 million and $241 million, respectively. These calculations of unlevered free cash flow were not shared with Parker or its financial advisor, although various components of unlevered free cash flow were provided to Parker and its financial advisor.

As explained in the “Background of the Merger” section above, at the meeting of Parker and Clarcor on October 7, 2016 (the initial meeting at which confidential financial information of Clarcor was communicated to Parker), Clarcor management provided to Parker limited financial information, including the then current forecast for fiscal year 2016, reflecting actual financial results for the first nine months of fiscal year 2016 and estimated financial results for the tenth through twelfth months of fiscal year 2016, and then current preliminary projections for fiscal year 2017 (the “Preliminary Forecasts/Projections”). Clarcor management prepared the Preliminary Forecasts/Projections recognizing that such forecasts were preliminary in nature in light of the fact that the budget process for fiscal year 2017 was at a preliminary stage at that time. However, Clarcor provided the Preliminary Forecasts/Projections to Parker at this meeting on October 7, 2016 to assist Parker in its assessment and due diligence review of Clarcor, and indicated to Parker that the numbers were preliminary in nature and subject to change. Clarcor also prepared the Preliminary Forecasts/Projections to assist Goldman Sachs in its analysis at that time of Clarcor and the potential transaction with Parker, and Goldman Sachs utilized the Preliminary Forecasts/Projections in connection with the analysis provided by Goldman Sachs at the meetings of the Clarcor board held on September 20, 2016, and October 21, 2016, as summarized in the “Background of the Merger” section above, and also informed Goldman Sachs of the preliminary nature of this information. In addition to including the same forecast for fiscal year 2016 and the preliminary projections for fiscal year 2017 that were provided to Parker, the preliminary financial information provided to Goldman Sachs at this time included preliminary projections for fiscal years 2018 through 2021.

The Preliminary Forecasts/Projections reflected fiscal year 2016 net sales of $1.388 billion, non-GAAP net earnings per share – Diluted of $2.63 and Adjusted EBITDA of $252 million, and fiscal year 2017 net sales of $1.432 billion, non-GAAP net earnings per share—Diluted of $2.84 and Adjusted EBITDA of $267 million (for a reconciliation of non-GAAP net earnings per share – Diluted and Adjusted EBITDA for fiscal years 2016 and 2017, as included in the Preliminary Forecasts/Projections, to the most comparable GAAP measures, and a discussion of the purposes for which Clarcor management uses such non-GAAP financial measures, see below under “Reconciliation of Non-GAAP to GAAP Financial Measures”). Clarcor updated the Preliminary Forecasts/Projections as it finalized its budget and financial planning process for fiscal year 2017, and provided certain updates to Parker (including providing financial projections for fiscal years 2018 through 2021, which had not been included in the Preliminary Forecasts/Projections) in connection with Parker’s ongoing due diligence review of Clarcor. Clarcor provided to Parker the projections that constituted the Clarcor Projections on November 21, 2016, which Clarcor Projections reflected figures derived from the Clarcor financial and budgeting process, which was substantially complete at this time. These Clarcor Projections were also utilized by Goldman Sachs in connection with the analysis it provided at the meetings of the Clarcor board held on November 19, 2016, November 28, 2016, and November 30, 2016 as summarized in the “Background of the Merger” section summarized above. The variations between the Preliminary Forecasts/Projections and the Clarcor Projections were due to the preliminary nature of the information included in the Preliminary Forecasts/Projections as the result of the preliminary nature of the budget process for fiscal year 2017 at the time the Preliminary Forecasts/Projections were prepared, as well as the additional time that elapsed between the preparation of the Preliminary Forecasts/Projections and the Clarcor Projections (including the additional two months of historical financial results that were included in the Clarcor Projections that were not included in the Preliminary Forecasts/Projections).

The information about the Preliminary Forecasts/Projections is being provided solely for factual context, because this information was provided to Parker. The boards of directors of Parker and Clarcor did not rely upon the Preliminary Forecasts/Projections in deciding whether to approve the merger agreement, and Goldman Sachs did not rely upon the Preliminary Forecasts/Projections in connection with its fairness opinion and in performing the related analyses.

The unaudited prospective financial information presented herein, including the Clarcor Projections, the unlevered free cash flow amounts and the Preliminary Forecasts/Projections (the “Unaudited Prospective Financial Information”), and the underlying assumptions upon which the Unaudited Prospective Financial Information were based are subjective in many respects, and are subject to multiple interpretations and potential frequent revisions attributable to the cyclicality of Clarcor’s industry and actual experience and business developments. The Unaudited Prospective Financial Information reflects numerous assumptions with respect to company performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters and are subject to significant economic, competitive and other uncertainties, many of which assumptions and uncertainties are difficult to predict and are beyond Clarcor’s control. A variety of risks and uncertainties, both known and unknown, and including those described in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” could cause the Unaudited Prospective Financial Information or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the Unaudited Prospective Financial Information will be realized or that actual results will not be significantly higher or lower than projected. In addition, because the Unaudited Prospective Financial Information covers multiple years, such information by its nature becomes less reliable with each successive year. The Unaudited Prospective Financial Information does not take into account any circumstances or events occurring after the date on which they were prepared. Economic and business environments, as well as foreign exchange rates, can and do change quickly, which adds an additional significant level of uncertainty regarding the results portrayed in the Unaudited Prospective Financial Information. As a result, the inclusion of the Unaudited Prospective Financial Information in this proxy statement does not constitute an admission or representation by Clarcor or any other person that the information is material. The summary of the Unaudited Prospective Financial Information is not provided to influence Clarcor stockholders’ decisions regarding whether to vote for the merger proposal or any other proposal.

The Unaudited Prospective Financial Information was not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Clarcor’s independent registered public accounting firm, nor any other accounting firm, has examined, compiled or performed any procedures with respect to any of the Unaudited Prospective Financial Information, and accordingly, no accounting firm expresses an opinion or any other form of assurance with respect thereto. The report of Clarcor’s independent registered public accounting firm incorporated by reference in this proxy statement relates to Clarcor’s historical financial information. It does not extend to the Unaudited Prospective Financial Information and should not be read to do so.

The Unaudited Prospective Financial Information does not take into account the possible financial and other effects on Clarcor of the merger and does not attempt to predict or suggest future results of the combined company. The Unaudited Prospective Financial Information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on Clarcor of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Unaudited Prospective Financial Information does not take into account the effect on Clarcor of any possible failure of the merger to occur.

For the foregoing reasons, and considering that the special meeting will be held several months after the Unaudited Prospective Financial Information was prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Unaudited Prospective Financial Information set forth above. No one has made or makes any representation to any stockholder regarding the information included in the Unaudited Prospective Financial Information. Clarcor urges all Clarcor stockholders to review its most recent SEC filings for a description of its reported financial results. See the section entitled “Where You Can Find Additional Information.”

In addition, the Unaudited Prospective Financial Information has not been updated or revised to reflect information or results after the date the Unaudited Prospective Financial Information was prepared (except for the fact that the Preliminary Forecasts/Projections were superseded by the Clarcor Projections, as noted above) or as of date of this proxy statement, and except as required by applicable securities laws, Clarcor does not intend to update or otherwise revise the Unaudited Prospective Financial Information or the specific portions presented to reflect circumstances existing after the date when the Unaudited Prospective Financial Information was prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Unaudited Prospective Financial Information are shown to be in error.

Reconciliation of Non-GAAP to GAAP Financial Measures. The first table below presents a reconciliation of non-GAAP gross profit, non-GAAP operating profit, non-GAAP net earnings per share—diluted, non-GAAP net earnings, Adjusted EBITDA, adjusted free cash flow and non-GAAP gross profit percentage, in each case, as presented in the Clarcor Projections and for each of the fiscal years presented in the Clarcor Projections, to the most comparable GAAP measure. The most comparable GAAP measures are gross profit, operating profit, net earnings per share—diluted, net earnings, net earnings, cash provided by operating activities and gross profit percentage, respectively. The second table below presents a reconciliation of non-GAAP net earnings per share—diluted and Adjusted EBITDA, in each case, as reflected in the Preliminary Forecasts/Projections for each of the periods presented in the Preliminary Forecasts/Projections to the most comparable GAAP measure.

Reconciliation of Clarcor Projections
($ in Millions)

	Fiscal Year
	2016	2017	2018	2019	2020	2021
Gross profit	459	481	521	565	613	661
add: Upfront cost reduction expenses	5	7	—	—	—	—
Non-GAAP gross profit	464	488	521	565	613	661
Operating profit	186	189	230	261	292	318
add: Upfront cost reduction expenses	5	11	—	—	—	—
Non-GAAP operating profit	191	200	230	261	292	318
Net earnings per share – Diluted	$2.91	$2.60	$3.22	$3.74	$4.23	$4.64
add: Upfront cost reduction expenses, net of taxes	.07	.15	—	—	—	—
less: Patent litigation award, net of taxes	(.37)	—	—	—	—	—
Non-GAAP net earnings per share – Diluted	$2.61	$2.75	$3.22	$3.74	$4.23	$4.64
Net earnings	$143	$127	$157	$181	$204	$223
add: Upfront cost reduction expenses, net of taxes	3	7	—	—	—	—
less: Patent litigation award, net of taxes	(18)	—	—	—	—	—
Non-GAAP net earnings	$128	$134	$157	$181	$204	$223
add: Income taxes	56	60	70	78	87	96
add: Interest and other	7	6	4	2	1	—
add: Depreciation	35	38	40	42	45	47
add: Amortization	25	25	25	25	25	25
Adjusted EBITDA	$251	$263	$295	$329	$362	$390
Cash provided by operating activities	263	202	212	242	266	287
add: Upfront cost reduction expenses, net of taxes	3	7	—	—	—	—
less: Patent litigation award, net of taxes	(18)	—	—	—	—	—
Non-GAAP cash provided by operating activities	248	209	212	242	266	287
less: Capital expenditures	(31)	(50)	(40)	(40)	(40)	(40)
Adjusted free cash flow	217	159	172	202	226	247
Gross profit %	33.1%	33.9%	34.0%	34.6%	35.0%	35.3%
add: Upfront cost reduction expenses	0.3%	0.5%	—	—	—	—
Non-GAAP gross profit %	33.4%	34.4%	34.0%	34.6%	35.0%	35.3%

Reconciliation of Preliminary Forecasts/Projections
($ in Millions)

	Fiscal Year
	2016	2017
Net earnings per share – Diluted	$2.92	$2.64
add: Upfront cost reduction expenses, net of taxes	.08	.20
less: Patent litigation award, net of taxes	(.37)	—
Non-GAAP net earnings per share – Diluted	$2.63	$2.84
Net earnings	$144	$129
add: Upfront cost reduction expenses, net of taxes	3	10
less: Patent litigation award, net of taxes	(18)	—
Non-GAAP net earnings	$129	$139
add: Income taxes	56	64
add: Interest and other	7	5
add: Depreciation	35	35
add: Amortization	25	24
Adjusted EBITDA	$252	$267

Clarcor believes that non-GAAP gross profit, non-GAAP operating profit, non-GAAP net earnings per share - diluted, non-GAAP net earnings, Adjusted EBITDA, and non-GAAP gross profit percentage are useful in understanding and evaluating Clarcor’s historical and prospective operational performance by excluding certain items that may not fully reflect the ongoing operational performance of Clarcor’s business. Clarcor believes that adjusted free cash flow is useful in assessing the ability of Clarcor to generate excess cash from its business operations and to generate cash available to make strategic acquisitions and investments, fund ongoing operations, and fund other uses of capital.

These non-GAAP financial measures may have limitations as analytical tools, and Clarcor management does not intend these measures to be considered in isolation or as a substitute for the related GAAP measures. Not all companies calculate these non-GAAP financial measures in the same manner, and Clarcor’s calculation of these non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Fairness Opinion of Goldman Sachs

At a meeting of the Clarcor board of directors held on November 30, 2016, Goldman Sachs rendered its oral opinion to the Clarcor board of directors, subsequently confirmed in writing, to the effect that, as of December 1, 2016, and based upon and subject to the factors and assumptions set forth in the Goldman Sachs’ written opinion, the $83.00 in cash per share of Clarcor common stock to be paid to the holders (other than Parker and its affiliates) of the outstanding shares of Clarcor common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated December 1, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Clarcor board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Clarcor common stock should vote with respect to the proposal to adopt the merger agreement or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Clarcor for the five fiscal years ended November 28, 2015;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Clarcor;

•	certain other communications from Clarcor to its stockholders;

•	certain publicly available research analyst reports for Clarcor; and

•	the Clarcor Projections, which were approved by Clarcor for Goldman Sachs’ use.

Goldman Sachs also (i) held discussions with members of the senior management of Clarcor regarding their assessment of the past and current business operations, financial condition and future prospects of Clarcor; (ii) reviewed the reported price and trading activity for shares of Clarcor common stock; (iii) compared certain financial and stock market information for Clarcor with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the filtration industry and other industries; and (v) performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with Clarcor’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with Clarcor’s consent, that the Clarcor Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Clarcor’s management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Clarcor or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Clarcor to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to Clarcor; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Clarcor or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parker and its affiliates) of Clarcor common stock, as of the date of the opinion, of the $83.00 in cash per share to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Clarcor; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Clarcor, or class of such persons, in connection with the merger, whether relative to the $83.00 in cash per share of Clarcor common stock to be paid to the holders (other than Parker and its affiliates) of Clarcor common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of Clarcor or Parker or the ability of Clarcor or Parker to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Clarcor board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 29, 2016, the last trading day before the meeting of the Clarcor board of directors that approved the merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed historical trading prices and volumes for shares of Clarcor common stock. In addition, Goldman Sachs analyzed the consideration to be paid to holders of shares of Clarcor common stock pursuant to the merger agreement in relation to (i) the closing price per share of Clarcor common stock on November 29, 2016, the last trading day before the meeting of the Clarcor board of directors that approved the merger; (ii) the closing price per share of Clarcor common stock on September 20, 2016, the date of the initial proposal from Parker; (iii) the closing price per share of Clarcor common stock on October 18, 2016, the date of an updated proposal from Parker; (iv) the closing price per share of Clarcor common stock on November 8, 2016, the last trading day before the results of the 2016 United States presidential election; (v) the volume weighted average price per share of common stock (“VWAP”) for the preceding thirty-day and ninety-day periods ended November 29, 2016; (vi) the all-time high trading price per share of Clarcor common stock as of November 29, 2016; (vii) the high and low trading prices per share of Clarcor common stock over the one-year period ended November 29, 2016; and (viii) the median research target price of $62.50 as of November 29, 2016. This analysis indicated that the price per share of common stock to be paid to Clarcor stockholders pursuant to the merger agreement represented:

•	a premium of 18.7% based on the closing price per share of Clarcor common stock of $69.92 on November 29, 2016;

•	a premium of 31.6% based on the closing price per share of Clarcor common stock of $63.07 on September 20, 2016;

•	a premium of 34.8% based on the closing price per share of Clarcor common stock of $61.56 on October 18, 2016;

•	a premium of 33.1% based on the closing price per share of Clarcor common stock of $62.38 on November 8, 2016;

•	a premium of 27.0% based on thirty-day VWAP of $65.33;

•	a premium of 29.4% based on the ninety-day VWAP of $64.14;

•	a premium of 17.1% based on the all-time high trading price per share of Clarcor common stock as of November 29, 2016 of $70.86;

•	a premium of 17.1% based on the highest trading price per share of common stock over the one-year period ended November 29, 2016 of $70.86;

•	a premium of 88.1% based on the lowest trading price per share of common stock over the one-year period ended November 29, 2016 of $44.13; and

•	a premium of 32.8% based on the median research target price as of November 29, 2016 of $62.50.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for Clarcor to corresponding financial information, ratios and public market multiples for a selected filtration company, Donaldson Company, Inc., and for selected diversified industrial companies with filtration segments (“DI with Filtration”), including Danaher Corporation, 3M Company, Pentair plc, Eaton Corporation plc and Parker-Hannifin Corporation.

Although none of the selected companies are directly comparable to Clarcor, the selected companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Clarcor.

Goldman Sachs calculated and compared various financial multiples based on market data as of November 29, 2016 and Institutional Brokers’ Estimate System (“IBES”) estimates and, in the case of Clarcor, both IBES estimates and the Clarcor Projections. With respect to its analysis, Goldman Sachs calculated for Clarcor and the selected companies:

•	enterprise value (which is defined as the equity value, calculated using the number of fully diluted shares of common stock, as publicly available except for with respect to Clarcor, which was provided by Clarcor management, and the treasury stock method, plus total debt, less total cash and cash equivalents) (“EV”), as a multiple of estimated sales for fiscal years 2016, 2017 and 2018;

•	EV, as a multiple of estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), for fiscal years 2016, 2017 and 2018; and

•	closing price per share as of November 29, 2016 as a multiple of estimated earnings per share for fiscal years 2017 and 2018. The results of these analyses are summarized as follows:

	FY 2016 EV/ Sales	FY 2017 EV/ Sales	FY 2018 EV/ Sales
Donaldson	2.6x	2.5x	2.4x
DI with Filtration	2.9x	3.0x	2.9x
Clarcor
Current, Clarcor Projections	2.6x	2.6x	2.4x
Current, IBES	2.6x	2.6x	2.5x
Merger Consideration, Clarcor Projections	3.1x	3.0x	2.8x
Merger Consideration, IBES	3.1x	3.1x	2.9x

	FY 2016 EV/ EBITDA	FY 2017 EV/ EBITDA	FY 2018 EV/ EBITDA
Donaldson	15.4x	14.8x	14.0x
DI with Filtration	13.3x	12.9x	12.4x
Clarcor
Current, Clarcor Projections	14.5x	13.8x	12.3x
Current, IBES	14.6x	14.3x	13.6x
Merger Consideration, Clarcor Projections	17.2x	16.3x	14.6x
Merger Consideration, IBES	17.3x	16.9x	16.1x

	FY 2017 P/E	FY 2018 P/E
Donaldson	24.7x	22.8x
DI with Filtration	19.4x	17.7x
Clarcor
Current, Clarcor Projections	25.4x	21.7x
Current, IBES	26.0x	24.5x
Merger Consideration, Clarcor Projections	30.2x	25.8x
Merger Consideration, IBES	30.9x	29.1x

Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Clarcor common stock, which was designed to provide an indication of the present value of a theoretical future value of Clarcor’s common stock as a function and sum of (i) theoretical future values for Clarcor’s common stock as calculated using Clarcor’s estimated next twelve months price to earnings multiples, and (ii) the dividends per share forecasted to be paid through each year, as reflected in the Clarcor Projections. For this analysis, Goldman Sachs used the Clarcor Projections for each of the fiscal years 2017 through 2020 and the number of fully diluted shares of Clarcor as provided to Goldman Sachs by Clarcor management. Goldman Sachs calculated illustrative implied future equity values per share of Clarcor common stock at the end of each of the fiscal years 2017 through 2020 by first applying the next twelve (12) month price to forward earnings per share of common stock (“Forward P/E”) multiples ranging from 19.0x to 26.0x to estimated earnings per share of common stock for each of the fiscal years 2017 through 2020. Goldman Sachs then discounted each of the implied fiscal year-end 2017 to 2020 equity values and the cumulative future dividends per share, as reflected in the Clarcor Projections, back to December 3, 2016, using an illustrative discount rate of 11.75%, reflecting Goldman Sachs’ estimate of Clarcor’s cost of equity. The resulting ranges of present value of future stock price and dividends were then summed to yield a range of each year’s illustrative present values per share of Clarcor’s common stock. This analysis resulted in an illustrative range of implied present values per share of $60 to $81 using the Forward P/E multiples (values rounded).

Discounted Cash Flow Analysis

Using the Clarcor Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Clarcor to derive a range of illustrative present values per share of Clarcor common stock. Using discount rates ranging from 10.00% to 11.50%, reflecting Goldman Sachs’ estimates of Clarcor’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 3, 2016, (1) estimates of unlevered free cash flow for Clarcor for the fiscal years 2017 through 2021, such estimates as approved by Clarcor management after being calculated by Goldman Sachs using information set forth in the Clarcor Projections; and (2) a range of illustrative terminal values for Clarcor as of November 27, 2021, which were calculated by applying a terminal multiple range of 11.0x to 14.5x to an estimate of Clarcor’s Adjusted EBITDA for fiscal year 2021 as reflected in the Clarcor Projections and disclosed above under the section entitled “Certain Prospective Financial Information”. Goldman Sachs derived ranges of illustrative enterprise values for Clarcor by adding the ranges of present values it derived in (1) and (2) above. Goldman Sachs then subtracted the amount by which Clarcor’s indebtedness exceeded its cash as of December 3, 2016, as provided by Clarcor management, from the range of illustrative enterprise values it derived for Clarcor to derive a range of illustrative equity values for Clarcor. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Clarcor, as provided to Goldman Sachs by Clarcor management, to derive a range of illustrative present values per share of common stock ranging from $62 to $83 (values rounded).

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to the following selected transactions in the filtration industry:

Target	Acquiror	Date Announced
Ionics Inc.	General Electric Co.	November 2004
CUNO Inc.	3M Company	May 2005
domnick hunter group plc	Parker-Hannifin Corporation	September 2005
Norit Holding, B.V. (Clean Process Technologies)	Pentair, Inc.	April 2011
Pall Corporation (Transfusion Medicine)	Haemonetics Corporation	April 2012
Met-Pro Corporation	CECO Environmental Corp.	April 2013
Stanadyne Corporation (Filtration)	CLARCOR Inc.	April 2014
Polypore International, Inc.	Asahi Kasei Corp.	February 2015
Pall Corporation	Danaher Corporation	May 2015
Affinia Group	The MANN+HUMMEL Group	August 2015

Although none of the selected transactions is directly comparable to the merger, the target companies in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain operations of Clarcor, such that the selected transactions may be considered similar to the merger. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the target company based on the announced transaction price as a multiple of the target company’s EBITDA for the most recently reported last twelve months ending prior to the announcement of the transaction.

The following table presents the results of this analysis:

	Selected Transactions		Proposed Transaction
	Range	Median
EV/LTM EBITDA	8.0x – 21.0x	13.4x	17.2x

Based on its review of the selected transactions and its professional judgment and experience, Goldman Sachs applied illustrative enterprise value to last twelve month adjusted EBITDA multiples ranging from 13.0x to 16.0x to Clarcor’s last twelve month EBITDA as of August 27, 2016 to derive illustrative values per share of Clarcor common stock ranging from $63 to $77 (values rounded).

Selected Historical Premia Analysis

Goldman Sachs reviewed and analyzed, using publicly available data, those acquisition premia for all-cash acquisition transactions involving a public company based in the United States as the target and a public company as the acquiror with disclosed enterprise values between $1 billion and $10 billion for each year from January 1, 2007 to November 29, 2016. Announced premia were calculated relative to (i) the target’s closing share price one day prior to announcement, (ii) the target’s highest trading price over the one-year period prior to announcement and (iii) the target’s VWAP for the preceding thirty-day period prior to announcement.

The results of this analysis showed an average acquisition premium of 35% (34% for the period from January 1, 2012 to November 29, 2016) relative to the target’s closing share price one day prior to announcement, an average acquisition premium of 10% (12% for the period from January 1, 2012 to November 29, 2016) relative to the target’s highest trading price over the one-year period prior to announcement, and an average acquisition premium of 34% (35% for the period from January 1, 2012 to November 28, 2016) relative to the target’s VWAP for the preceding thirty-day period prior to announcement. The premium for the acquisition offer for Clarcor relative to Clarcor’s closing share price on November 29, 2016 was 18.7%, the premium relative to Clarcor’s highest trading price over the one-year period prior to November 29, 2016 was 17.1%, and the premia relative to Clarcor’s VWAP for the preceding thirty-day period prior to November 29, 2016 was 27.0%. Goldman Sachs also calculated the quartile medians for acquisition premia relative to (i) the target’s closing share price one day prior to announcement and (ii) the target’s highest trading price over the one-year period prior to announcement. The following table summarizes the results of this analysis:

	Average Acquisition Premia Relative to Closing Share Price One Day Prior to Announcement	Average Acquisition Premia Relative to Highest Trading Price Over One-Year Period Prior to Announcement
1st Quartile Median	55.4%	30.6%
2nd Quartile Median	34.8%	14.1%
3rd Quartile Median	20.8%	3.1%
4th Quartile Median	6.6%	(15.5)%

Goldman Sachs also analyzed the acquisition premia for six transactions announced following the results of the 2016 U.S. presidential election, which showed acquisition premia ranging from a low of 12.5% to a high of 82.5% (including all but one transaction with premia of 27.8% or lower) when compared to the target’s closing share price one day prior to announcement, and acquisition premia or discounts ranging from a discount of 3.2% to a premium of 20.4% when compared to the target’s highest trading price over the one-year period prior to announcement.

As a result of the review by Goldman Sachs of the implied premia for the selected transactions, Goldman Sachs applied the illustrative premia ranging from 20% to 40% to the closing price per share of Clarcor common stock on November 29, 2016, and derived an illustrative range of implied values per share of Clarcor common stock ranging from $84 to $98 (values rounded). Goldman Sachs also applied the illustrative premia ranging from 10% to 15% to the highest trading price per share of Clarcor common stock over the one-year period prior to November 29, 2016, and derived an illustrative range of implied values per share of Clarcor common stock ranging from $78 to $81 (values rounded).

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Clarcor or the merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Clarcor board of directors as to the fairness from a financial point of view of the $83.00 in cash per share of Clarcor common stock to be paid to the holders (other than Parker and its affiliates) of Clarcor common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Clarcor, Parker, Goldman Sachs, any of their affiliates or any other person assumes responsibility if future results are materially different from those forecast.

The consideration payable to holders of shares of Clarcor common stock was determined through arm’s-length negotiations between Clarcor and Parker, and was approved by the Clarcor board of directors. Goldman Sachs provided advice to Clarcor during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Clarcor or the Clarcor board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Clarcor board of directors was one of many factors taken into consideration by the Clarcor board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Clarcor, Parker, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs acted as financial advisor to Clarcor in connection with, and participated in certain of the negotiations leading to, the transaction. Goldman Sachs has provided certain financial advisory and/or underwriting services to Clarcor and/or its affiliates from time to time. During the two year period ended December 1, 2016, the Investment Banking Division of Goldman Sachs has not been engaged by Clarcor or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has received compensation. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Parker-Hannifin and/or its affiliates from time to time. During the two year period ended December 1, 2016, the Investment Banking Division of Goldman Sachs has not been engaged by Parker-Hannifin or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has received compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Clarcor, Parker and their respective affiliates, for which its Investment Banking Division may receive compensation.

The Clarcor board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger and its prior experience working with Clarcor. Pursuant to a letter agreement dated September 28, 2016, Clarcor engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter between Clarcor and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $28 million, approximately $5,500,000 of which was paid upon the execution of the merger agreement, and the remainder of which is contingent upon, and will be payable upon, consummation of the merger. In addition, Clarcor has agreed to reimburse Goldman Sachs for certain of its expenses, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financing Related to the Merger

In connection with execution of the merger agreement, Parker received debt financing commitments in the amount of $3.1 billion. The merger, however, is not conditioned upon Parker obtaining this or any other financing. See the section entitled “The Merger Agreement — Financing and Financing Cooperation”.

Interests of Clarcor’s Directors and Executive Officers in the Merger

In considering the recommendation of the Clarcor board of directors that Clarcor stockholders adopt the merger agreement and thereby approve the merger, Clarcor stockholders should be aware that the directors and executive officers of Clarcor have certain interests in the merger that may be different from, or in addition to, those of Clarcor stockholders generally. The Clarcor board of directors was aware of these interests and considered them, among other matters, in adopting the merger agreement and approving the merger and making its recommendation that Clarcor stockholders adopt the merger agreement and thereby approve the merger. These interests are described below.

Treatment of Outstanding Equity Awards

Pursuant to the terms of the merger agreement, Clarcor equity awards held by the executive officers and directors of Clarcor that are outstanding immediately prior to the effective time will be subject to the following treatment.

Options

At the effective time, each option held by a director or executive officer that is outstanding as of immediately prior to the effective time, whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment from the surviving corporation (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Clarcor common stock subject to such option and (ii) the excess, if any, of the merger consideration over the exercise price per share of Clarcor common stock subject to such option. Each option outstanding as of immediately prior to the effective time with an exercise price equal to or in excess of the merger consideration will be cancelled at the effective time without any payment to the holder thereof.

Time-Vesting Restricted Stock Unit Awards

At the effective time, each RSU award held by an executive officer (including any award that previously vested but receipt of which has been deferred by the holder) that is outstanding immediately prior to the effective time will, if granted on or prior to the date of the merger agreement, be cancelled in exchange for the right to receive a cash payment (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Clarcor common stock subject to such award and (ii) the sum of (A) the merger consideration and (B) any cash dividend equivalents per share accrued but unpaid immediately prior to the effective time with respect to such award. At the effective time, each RSU award granted after the date of the merger agreement (including the RSU awards granted on December 19, 2016, as noted below) will be cancelled in exchange for the right to receive a cash payment (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Clarcor common stock subject to the vested portion of such award as of immediately prior to the effective time and (ii) the sum of (A) the merger consideration and (B) any cash dividend equivalents per share accrued but unpaid immediately prior to the effective time with respect to the vested portion of such award. The unvested portion of each time-vesting restricted stock unit award granted after the date of the merger agreement will be cancelled at the effective time without payment to the holder thereof. None of our directors hold RSU awards.

On December 19, 2016, Clarcor issued RSU awards to certain employees, including each of its executive officers, as part of Clarcor’s annual compensation program for fiscal year 2017. These awards are subject to a four-year vesting schedule which is generally consistent with the vesting schedule of the RSU awards granted by Clarcor in fiscal year 2016; provided, that, in the event the merger is consummated, each award will vest (with the vested portion entitled to receive the merger consideration and any unvested portion being cancelled as described in the immediately preceding paragraph) as follows: (i) if the effective time occurs on or after December 19, 2017, the award will fully vest as of immediately prior to the effective time; or (ii) if the effective time occurs prior to December 19, 2017, a pro rata portion of the award will vest as of immediately prior to the effective time based on the number of months between December 19, 2016 and the effective time, but in no event will less than 7/12th of such award vest immediately prior to the effective time.

Performance-Based Restricted Stock Unit Awards.

At the effective time, each Company performance-based restricted stock unit (a “PSU”) award held by an executive officer that is outstanding as of immediately prior to the effective time will be cancelled in exchange for the right to receive a cash payment from the surviving corporation (without interest and subject to applicable withholding taxes) equal to the product of (1) the total number of shares of Clarcor common stock subject to such award as of the effective time and (2) the sum of (a) the merger consideration and (b) any cash dividend equivalents per share accrued but unpaid immediately prior to the effective time with respect to such award. None of our directors hold PSU awards.

Quantification of Outstanding Equity Awards

The following table shows the estimated cash amounts that each of Clarcor’s executive officers and directors would be eligible to receive (without subtraction of applicable withholding taxes) in connection with the consummation of the merger with regard to options (vested and unvested), time-vesting restricted stock unit awards (including any award that previously vested but receipt of which has been deferred by the holder), and performance-based restricted stock unit awards held as of the record date.

Name	No. of Shares of Clarcor Common Stock Subject to Options(1)	Value of Options ($)(2)	No. of Time- Vesting Restricted Stock Units(3)	Value of Time- Vesting Restricted Stock Units ($)(4)	No. of Performance- Based Restricted Stock Units(5)	Value of Performance- Based Restricted Stock Units ($)(6)	Total Value ($)
Executive Officers
Christopher L. Conway	595,000	18,422,250	54,709	4,540,847	12,121	1,024,588	23,987,685
David J. Fallon	172,735	5,147,149	17,273	1,433,659	6,288	531,525	7,112,333
Richard M. Wolfson	135,000	4,557,694	13,168	1,092,944	5,152	435,498	6,086,136
David J. Lindsay	114,000	3,603,630	7,356	610,548	4,394	371,425	4,585,603
Keith A. White	26,250	773,869	5,452	452,516	4,773	403,461	1,629,846
Jacob Thomas	26,875	981,625	7,492	621,836	4,049	342,262	1,945,723

Non-Employee Directors
James W. Bradford, Jr.	15,000	544,350	—	—	—	—	544,350
Robert J. Burgstahler	37,500	1,692,075	—	—	—	—	1,692,075
Wesley M. Clark	—	—	—	—	—	—	—
Nelda J. Connors	—	—	—	—	—	—	—
Paul Donovan (7)	37,500	1,692,075	—	—	—	—	1,692,075
Mark A. Emkes	15,000	544,350	—	—	—	—	544,350
Thomas W. Giacomini	—	—	—	—	—	—	—
Robert H. Jenkins	45,000	2,074,875	—	—	—	—	2,074,875
Philip R. Lochner, Jr.	15,000	544,350	—	—	—	—	544,350
James L. Packard	45,000	2,074,875	—	—	—	—	2,074,875

(1)	This column includes vested and unvested options.
(2)	The per share consideration for options is equal to the total number of shares of Clarcor common stock subject to outstanding options multiplied by $83.00, less the applicable exercise price of the option.
(3)	This column includes the total number of shares of Clarcor common stock subject to outstanding RSU awards (including any award that previously vested but receipt of which has been deferred by the holder).
(4)	The per share consideration for RSU awards in this column is equal to the total number of shares of Clarcor common stock subject to the award multiplied by $83.00. There are no currently accrued but unpaid dividend equivalents applicable to any RSU awards.
(5)	This column includes the total number of shares of Clarcor common stock subject to outstanding PSU awards.
(6)	The per share consideration for PSU awards in this column is equal to the total number of shares of Clarcor common stock subject to the award multiplied by $84.53 ($83.00 plus $1.53 of currently accrued but unpaid dividend equivalent payments).
(7)	Includes options to purchase 15,000 shares of Clarcor common stock held by Mr. Donovan’s spouse.

Quantification of Clarcor Common Stock Consideration

The following table shows the estimated amounts that each of Clarcor’s executive officers and directors would be eligible to receive in connection with the consummation of the merger with regard to outstanding shares of Clarcor common stock held by the individual as of the record date, including outstanding shares of Clarcor common stock that have been acquired pursuant to the Company’s equity compensation plans and the ESPP.

Name	No. of Shares of Clarcor common stock(1)		Value ($)(4)
Executive Officers
Christopher L. Conway	9,961		826,763
David J. Fallon	4,462		370,346
Richard M. Wolfson	22,899		1,900,617
David J. Lindsay	24,011	(2)	1,992,913
Keith A. White	2,251		186,833
Jacob Thomas	576		47,808

Non-Employee Directors
James W. Bradford, Jr.	16,930		1,405,190
Robert J. Burgstahler	26,453		2,195,599
Wesley M. Clark	8,328		691,224
Nelda J. Connors	3,085		256,055
Paul Donovan	1,898	(3)	157,534
Mark A. Emkes	10,825		898,475
Thomas W. Giacomini	5,074		421,142
Robert H. Jenkins	45,598		3,784,634
Philip R. Lochner, Jr.	31,802		2,639,566
James L. Packard	54,448		4,519,184

(1)	The share numbers in this column have been rounded to the nearest whole share.
(2)	Includes 11,002 shares held by a family trust.
(3)	Includes 16 shares held by Mr. Donovan’s spouse.
(4)	The value in this column is equal to the number of shares of Clarcor common stock owned multiplied by $83.00.

Executive Benefit Trust Funding

Clarcor is party to an Executive Benefit Trust which requires Clarcor to fund the trust by an amount equal to 125% of the obligations owed to certain individuals, including Clarcor’s executive officers and directors, upon a “change in control” of Clarcor plus such additional amount as is reasonably estimated to be necessary to pay the expenses of maintaining the trust, within 5 days of consummation of the “change in control”. The merger will constitute a “change in control” under the terms of the Executive Benefit Trust, and as a result, Clarcor will be required to fund the trust by an amount as explained in the preceding sentence within 5 days of the effective time.

Change of Control Agreements

Clarcor has entered into a change of control agreement with each of its executive officers providing for the continued employment of such executive for a period of three years following a change of control of Clarcor (or until such executive’s normal retirement date under Clarcor’s retirement plans, if earlier). Generally, each change of control agreement provides that, for so long as the executive remains employed during such three-year period, his position, authority, and duties will be at least commensurate with those performed by the executive during the ninety day period immediately prior to the change of control and his compensation, benefits and perquisites will be at least commensurate with the greatest of those in effect during the thirty-six month period prior to the change of control. The merger will constitute a “change of control” under each change of control agreement.

Under each change of control agreement, in the event of a “termination” (as defined below) of the executive within three years following the merger (or prior to the merger, if it is reasonably demonstrated by the executive that such termination was related to the merger), then, in addition to any accrued and unpaid salary, benefits and vacation time, the executive is entitled to receive:

•	within thirty days following such “termination”, a lump sum cash severance payment equal to three times the sum of (i) the executive’s highest annual base salary in effect during the thirty-six month period prior to the change of control (the “Base Salary”) and (ii) the greater of (A) the executive’s target bonus for the fiscal year of termination, and (B) the average of the actual bonuses the executive received (or was entitled to receive) in respect of the three fiscal years prior to the year of termination (such higher amount, the “Annual Bonus”);

•	within thirty days following such “termination”, a lump sum prorated cash bonus payment equal to the Annual Bonus multiplied by a fraction, the numerator of which is the number of days worked in the fiscal year through the date of the termination and the denominator of which is 365;

•	continued benefits and perquisites for a three-year period following the termination, or to the extent continued participation in benefit plans or perquisites is not allowed pursuant to the terms of such benefit plan or by law, within thirty days following such “termination”, a lump sum cash payment equal to such benefits and perquisites the executive would have been entitled to receive if he had continued participation in such plans or programs during the three-year period following the termination;

•	in the case of Mr. Lindsay, a lump-sum cash payment equal to the present value of the excess of (i) the actuarial equivalent of the benefit under Clarcor’s pension plan and supplemental pension plan that he would have received had he remained employed by Clarcor during the three-year period immediately following such termination, over (ii) the aggregate benefit actually payable to Mr. Lindsay under such plans (or successor programs) assuming: (i) executive’s Base Salary would have remained the same for the thirty-six month period following executive’s termination, (ii) executive’s benefits under Clarcor’s pension plan and supplemental pension plan are fully vested, and (iii) executive’s benefit is determined as of either executive’s early or normal retirement date (whichever would produce the greater present value); and

•	full vesting as of the date of termination of all outstanding options and restricted stock units.

If any payment subjects the executive (other than Mr. White and Mr. Thomas) to excise taxes under Section 4999 of the Internal Revenue Code (the “Excise Tax”), Clarcor is required to pay such executive a tax gross-up payment to cover the Excise Tax, provided, however, that if the Excise Tax can be avoided by reducing the total payments due to the executive by no more than 10% of what he would otherwise receive, then the payments will be so reduced. In the case of Mr. White and Mr. Thomas, if any payments subject them to the Excise Tax, they will receive the greater of: (i) an amount of payments reduced to the level such that the Excise Tax is not triggered; or (ii) the full amount of payments due to the executive, with such executive being obliged to pay the Excise Tax.

Each change of control agreement defines “termination” to mean termination of employment by Clarcor for reasons other than death, disability or “cause”, or resignation by the executive upon the occurrence of any of the following events: (i) a material adverse reduction in the nature or scope of the executive’s authorities, duties or responsibilities, as determined in good faith by the executive; (ii) a relocation of the executive to a location more than 35 miles away from his current place of employment without the consent of the executive; (iii) a reduction in the executive’s compensation, benefits or perquisites from those provided for in the change of control agreement; (iv) failure of any successor to Clarcor to assume the change of control agreement or a breach by Clarcor (or successor) of any provision of the agreement; or (v) a good faith determination by the executive that, as a result of the change of control, he is unable to exercise the authority, power, function or duties attached to his position and as contemplated by the change of control agreement.

Each change of control agreement defines “cause” as fraud, misappropriation or intentional material damage to the property or business of Clarcor or the commission of a felony.

Following a termination, each executive is generally subject for at least two years to restrictive covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

As required by Item 402(t) of Regulation S-K, the table below sets forth the estimated payments that each of Clarcor’s named executive officers could receive that is based on or otherwise related to the merger. These amounts have been calculated assuming the merger was consummated on January 2, 2017 and, where applicable, assuming each named executive officer experiences a qualifying “termination”, as such terms are defined in the relevant change of control agreement, immediately following the assumed effective time of January 2, 2017. See the section entitled “The Merger (Proposal 1) — Interests of Clarcor’s Directors and Executive Officers in the Merger” for further information about the compensation disclosed in the table below. The amounts set forth in the table below are the subject of a non-binding, advisory vote of Clarcor stockholders, as described in the section entitled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)”.

Clarcor’s named executive officers for purposes of this disclosure are (i) Christopher L. Conway, Chief Executive Officer; (ii) David J. Fallon, Vice President — Chief Financial Officer; (iii) David J. Lindsay, Vice President — Chief Administrative Officer; (iv) Keith A. White, President–Industrial Air Group; and (v) Richard M. Wolfson, Vice President — General Counsel & Secretary. Although Sam Ferrise, Clarcor’s former President — Engine/Mobile Group, was a named executive officer for purposes of Clarcor’s most recent annual proxy statement, Mr. Ferrise ceased his employment with Clarcor on November 27, 2015 and has no interest in the merger (except insofar as he may be a holder of shares of Clarcor common stock or continue to have vested options to acquire Clarcor common stock) or any rights to compensation that are based on or otherwise related to the merger, and is therefore not included in the disclosure that follows.

The amounts in the table below do not include amounts that were vested as of January 2, 2017, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all of the salaried employees of Clarcor. In addition, the amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may not prove correct, including assumptions described in this proxy statement. Accordingly, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Pension / NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Other ($)	Total ($)
Christopher L. Conway	5,132,076	11,044,675	—	456,242	3,126,991	—	19,759,984
David J. Fallon	2,203,368	3,664,793	—	272,329	1,256,817	—	7,397,307
Richard M. Wolfson	1,663,997	2,685,149	—	220,735	—	—	4,569,881
David J. Lindsay	1,360,382	1,943,673	317,510	199,275	—	—	3,820,840
Keith A. White	1,745,386	1,537,848	—	190,808	—	—	3,474,042

(1)

Cash. The amounts in this column represent the value of the cash severance payments payable under the applicable named executive officer’s change of control agreement, as described above in the section entitled “The Merger (Proposal 1) — Interests of Clarcor’s Directors and Executive Officers in the Merger — Change of Control Agreements”. The severance amounts in this column are all “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination during the three-year period following the merger (or prior to the merger, if it is reasonably demonstrated by the executive that such termination was related to the merger) in accordance with the terms of their change of control agreement. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Severance ($)	Pro-Rata Share of Annual Bonus ($)	Total ($)
Christopher L. Conway	5,058,841	73,235	5,132,076
David J. Fallon	2,178,012	25,356	2,203,368
Richard M. Wolfson	1,647,109	16,888	1,663,997
David J. Lindsay	1,347,600	12,782	1,360,382
Keith A. White	1,724,556	20,830	1,745,386

(2)	Equity. The amounts in this column represent the aggregate payments to be made in respect of unvested options, unvested RSU awards and unvested PSU awards, in each case that are outstanding as of the assumed effective time of January 2, 2017. All such awards are “single trigger” in connection with the merger. The per share consideration for unvested options is equal to the number of shares of Clarcor common stock subject to the option multiplied by $83.00, less the applicable exercise price of the option. The per share consideration for RSU awards is equal to the number of shares of Clarcor common stock subject to the award multiplied by $83.00; provided, that the per share consideration for RSU awards granted on December 19, 2016 is equal to the number of shares of Clarcor common stock subject to the vested portion of such award (based on assumed effective time of January 2, 2017), multiplied by $83.00. The per share consideration for PSU awards is equal to the number of shares of Clarcor common stock subject to the award multiplied by $84.53 ($83.00 plus $1.53 of accumulated but unpaid dividend equivalents as of the assumed effective time of January 2, 2017). Treatment of all such awards in the merger is described in greater detail above in the section entitled “The Merger (Proposal 1) — Interests of Clarcor’s Directors and Executive Officers in the Merger — Treatment of Outstanding Equity Awards”. The estimated value of these equity awards is shown in the following table:

Named Executive Officer	Stock Options ($)	Time-Vesting Restricted Stock Units ($)	Performance- Based Restricted Stock Units ($)	Total ($)
Christopher L. Conway	6,782,312	3,237,775	1,024,588	11,044,675
David J. Fallon	2,114,450	1,018,818	531,525	3,664,793
Richard M. Wolfson	1,560,419	689,232	435,499	2,685,150
David J. Lindsay	1,078,108	494,141	371,425	1,943,673
Keith A. White	773,869	360,517	403,462	1,537,848

(3)	Pension/Non-Qualified Deferred Compensation. The amount in this column represents the estimated present value of three additional years of service for purpose of calculating the benefit payable to Mr. Lindsay under Clarcor’s supplemental pension plan in accordance with the terms of his change of control agreement. Such benefit is “double trigger” in nature, which means that payment of this amount is conditioned upon a qualifying termination during the three-year period following the merger (or prior to the merger, if it is reasonably demonstrated by the executive that such termination was related to the merger) in accordance with the terms of Mr. Lindsay’s change of control agreement.

(4)

Perquisites/Benefits. The amounts in this column represent the estimated value of continued coverage for three years for the following benefits: (i) medical and dental; (ii) life insurance; (iii) long-term disability insurance; (iv) 401(k) match; (v) 401(k) Restoration Program match; (vi) company car; (vii) financial planning services; and (viii) executive physical. Amounts in this column are all “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination during the three-year period following the merger (or prior to the merger, if it is reasonably demonstrated by the executive that such termination was related to the merger) in accordance with the terms of their change of control agreement. In accordance with applicable SEC rules, the estimated value of health care and life insurance benefits was calculated based on the same assumptions used for financial reporting purposes. The estimated values of these benefits is shown in the following table:

Named Executive Officer	Medical and Dental ($)	Life Insurance ($)	Long- Term Disability Insurance ($)	401(k) Match ($)	401(k) Restoration Program Match ($)	Company Car ($)	Financial Planning Services ($)	Executive Physical ($)	Total ($)
Christopher L. Conway	38,166	—	13,531	32,800	201,283	71,055	77,915	21,492	456,242
David J. Fallon	55,638	—	8,766	32,800	65,290	64,451	40,418	4,965	272,329
Richard M. Wolfson	35,741	—	11,522	32,800	39,356	49,046	33,114	19,156	220,735
David J. Lindsay	38,167	39,457	18,229	12,300	9,935	45,908	28,244	7,036	199,276
Keith A. White	55,681	—	9,616	32,800	—	49,046	31,263	12,402	190,808

(5)	Tax Reimbursements. The amounts in this column represent the estimated amount of the reimbursement of taxes to which the executive would be entitled under his change of control agreement, as described in the section entitled “The Merger (Proposal 1) — Interests of Clarcor’s Directors and Executive Officers in the Merger — Change of Control Agreements”.

Insurance and Indemnification of Directors and Executive Officers

The terms of the merger agreement provide for certain post-closing covenants related to insurance and indemnification of directors and executive officers. For a description of such covenants, see the section entitled “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance”.

Benefits Arrangements with the Surviving Corporation

The terms of the merger agreement provide for certain post-closing covenants related to employee benefit arrangements. For a description of such covenants, see the section entitled “The Merger Agreement — Employee Benefits Matters”.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Clarcor common stock whose shares are converted into the right to receive the merger consideration in the merger. This discussion does not address any tax consequences of the merger arising under the laws of any state, local or foreign jurisdiction or United States federal laws other than United States federal income tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations issued under the Code, judicial opinions and administrative rulings, published positions of the Internal Revenue Service and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect), and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax considerations. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the merger.

This discussion applies only to Clarcor stockholders that hold their shares of Clarcor common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders of Clarcor common stock in light of their particular circumstances or U.S. holders of Clarcor common stock subject to special treatment under U.S. federal income tax law, such as:

•	entities treated as partnerships for U.S. federal income tax purposes or Clarcor stockholders that hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

•	persons who hold Clarcor common stock as part of a straddle, hedging transaction, short-sale, synthetic security, conversion transaction or other integrated investment or risk reduction transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons who acquired Clarcor common stock through the exercise of employee stock options or otherwise as compensation;

•	persons subject to the U.S. alternative minimum tax;

•	banks, insurance companies, mutual funds and other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	governmental agencies or instrumentalities;

•	tax-qualified retirements plans;

•	brokers or dealers in securities or foreign currencies;

•	holders who exercise appraisal rights;

•	U.S. expatriates; and

•	traders in securities that elect the mark-to-market method of accounting.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Clarcor common stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if it (i) is subject to the primary supervision of a court within the United States, and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a United States person (as defined in the Code); or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

Tax Consequences of the Merger to U.S. Holders Generally

The exchange of shares of Clarcor common stock for cash in the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Clarcor common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in his or her shares of Clarcor common stock surrendered in the merger generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Clarcor common stock (i.e., shares of Clarcor common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Clarcor common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to reduced rates of taxation compared to short-term capital gains or ordinary income. In addition, depending on the effective time of the merger and a U.S. Holder’s particular circumstances, a U.S. holder may also be subject to an additional 3.8% net investment income tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Clarcor common stock pursuant to the merger generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption must complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder timely furnishes the required information to the Internal Revenue Service.

This discussion of certain material U.S. federal income tax consequences of the merger is for general information only and does not constitute tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences of the merger arising under the U.S. federal estate or gift tax rules, under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Regulatory Clearances and Approvals

Under the HSR Act, and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the FTC and the DOJ, and all statutory waiting period requirements have been terminated or have expired. On December 15, 2016, Parker and Clarcor each filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. The waiting period under the HSR Act expired at 11:59 p.m. on January 17, 2017.

Completion of the merger is further subject to notification or receipt of regulatory approvals, including notification, clearance and/or approval, in Germany and Austria. On December 29, 2016, Parker filed merger control notifications with the competition authorities in Austria and Germany. The initial review period will expire at 11:59 p.m. on January 26, 2017 in Austria unless the Austrian competition authority issues an earlier clearance notice or the Austrian competition authority opens an in-depth investigation, which would extend the review period. The initial review period will expire at 11:59 p.m. on January 30, 2017 in Germany unless the German competition authority issues an earlier clearance notice or the German competition authority opens an in-depth investigation, which would extend the review period.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the DOJ or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger, or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion of the merger subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although we believe that all required regulatory clearances and approvals will be obtained, there can be no assurance that the granting of regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, that a significant period of time will not elapse prior to receipt of all such regulatory clearances and approvals, that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that any such challenge will not be successful.

Under the terms of the merger agreement, Parker has agreed, among other things, to take, and to cause its subsidiaries to take (including, with respect to any action to be effective as of or after the effective time, Clarcor and its subsidiaries) any and all steps necessary to avoid, eliminate or resolve any impediments under any antitrust laws that may be asserted by any governmental entity, and obtain all clearances, consents, approvals and waivers under antitrust laws that may be required by any governmental entity, so as to enable the parties to complete the merger as soon as practicable, including committing to and effecting the sale, divestiture, license or other disposition of any subsidiaries, operations, divisions, businesses, product lines, customers or assets of Parker, Clarcor or any of their respective subsidiaries. The merger agreement also requires Parker take certain additional actions to the extent that there are impediments under antitrust laws, including taking all actions necessary to defend, including through pursuing litigation on the merits, any administrative or judicial action or proceeding asserted or threatened by any governmental entity or other person under antitrust laws that seeks, or would reasonably be expected to seek, to restrain the merger. However, under the terms of the merger agreement, Parker will not be required to sell, divest, license or otherwise dispose of any subsidiaries, operations, divisions, businesses, product lines, customers or assets of Parker, Clarcor or any of their respective subsidiaries representing, in the aggregate, in excess of $200 million of net sales, measured, (a) with respect to Clarcor and its subsidiaries, by reference to the net sales associated with any such subsidiary, operation, division, business, product line, customer or asset for the fiscal year ended November 28, 2015, and (b) with respect to Parker and its subsidiaries, by reference to the net sales associated with any such subsidiary, operation, division, business, product line, customer or asset for the fiscal year ended June 30, 2016.

Delisting and Deregistration of Clarcor Common Stock

Upon completion of the merger, the Clarcor common stock currently listed on the NYSE will be delisted from the NYSE and deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included in this proxy statement to provide you with information regarding its terms and is not intended to provide and should not be relied upon as providing any factual information about Clarcor, Parker or any of their respective subsidiaries or affiliates. Such information about Clarcor can be found elsewhere in this proxy statement or in the public filings we make with the SEC, as described in the section entitled “Where You Can Find Additional Information”. The merger agreement contains representations and warranties by, and covenants of, Clarcor, Parker and Merger Sub which were made solely for the purposes of the merger agreement and as of specific dates and solely for the benefit of parties to the merger agreement. Further, the representations and warranties in the merger agreement:

•	are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•	in many cases are subject to important qualifications and limitations, including certain confidential disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself and may or may not be fully reflected in Clarcor’s public disclosures;

•	may no longer be true as of a given date; and

•	may apply standards of materiality or material adverse effect in a way that is different from what may be viewed as material by you or other stockholders.

Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Clarcor, Parker or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Clarcor’s public disclosures. Accordingly, the representations and warranties and other provisions of the merger agreement (including the description of them in this proxy statement) should not be read alone, but instead should be read together with the other information contained in the reports, statements and filings Clarcor files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings Clarcor makes with the SEC, as described in the section entitled “Where You Can Find Additional Information”. Any material facts in Clarcor’s public reports previously filed with the SEC that are incorporated by reference into this proxy statement that contradict factual disclosures about Clarcor contained in the representations and warranties in the merger agreement shall modify such factual disclosures.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time, Merger Sub will be merged with and into Clarcor, whereupon the separate existence of Merger Sub will cease, and Clarcor will continue as the surviving corporation in the merger and a wholly owned subsidiary of Parker.

At the effective time, the certificate of incorporation of Clarcor will be amended in its entirety to read as set forth in Exhibit A to the merger agreement. The bylaws of Clarcor in effect immediately prior to the effective time will be the bylaws of the surviving corporation. The parties have agreed to take all actions reasonably necessary so that the directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation. Except as otherwise determined by Parker prior to the effective time, the officers of Clarcor immediately prior to the effective time will be the initial officers of the surviving corporation.

Effective Time of the Merger

Unless the parties agree otherwise in writing, the closing of the merger will take place at 10:00 a.m., local time, on the third business day after the satisfaction or, to the extent permitted by applicable law, waiver of all the conditions to the completion of the merger (other than those conditions that are to be satisfied at closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions). On the closing date, Clarcor and Merger Sub will file a certificate of merger with the Secretary of State of the state of Delaware. The merger will be effective at the time when the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties agree and specify in the certificate of merger in accordance with the relevant provisions of the DGCL.

As of the date of this proxy statement, we expect to complete the merger by the end of the first quarter of calendar year 2017. However, the merger is subject to receipt of various regulatory clearances and approvals and satisfaction or waiver of other conditions, which are described below, and it is possible that factors outside the control of Clarcor, Parker and/or Merger Sub could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required regulatory clearances and approvals.

Effect of the Merger on Common Stock

At the effective time, each share of Clarcor common stock issued and outstanding as of immediately prior to the effective time (other than any shares owned by Clarcor, Parker, Merger Sub or any of their respective wholly owned subsidiaries, which will be cancelled, and other than any dissenting shares) will be converted into the right to receive the merger consideration of $83.00 in cash, without interest, subject to any applicable withholding taxes.

At the effective time, each share of common stock of Merger Sub will be converted into one share of common stock of the surviving corporation.

Treatment of Equity Awards; Employee Stock Purchase Plan

Stock Options. At the effective time, each option that is outstanding as of immediately prior to the effective time, whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment from the surviving corporation (without interest and subject to applicable withholding taxes) equal to the product of (1) the total number of shares of Clarcor common stock subject to such option as of immediately prior to the effective time and (2) the excess, if any, of the merger consideration over the exercise price per share of such option as immediately prior to of the effective time. Each option outstanding as of immediately prior to the effective time with an exercise price equal to or in excess of the merger consideration will be cancelled at the effective time without any payment to the holder thereof.

Time-Vesting Restricted Stock Unit Awards. At the effective time, each Clarcor RSU award granted on or prior to the date of the merger agreement that is outstanding as of immediately prior to the effective time (including any such award that previously vested but receipt of which has been deferred by the holder) will be cancelled in exchange for the right to receive a cash payment from the surviving corporation (without interest and subject to applicable withholding taxes) equal to the product of (1) the total number of shares of Clarcor common stock subject to such award as of immediately prior to the effective time and (2) the sum of (A) the merger consideration and (B) any cash dividend equivalents per share accrued but unpaid as of immediately prior to the effective time with respect to such award. RSU awards granted after the date of the merger agreement will not entitle the holders to any payment with respect to the portion of such award that is not vested as of immediately prior to the effective time in accordance with the terms of the applicable award agreement. Instead, holders of RSU awards granted after the date of the merger agreement will be entitled to receive a cash payment from the surviving corporation equal to the product of (i) the total number of shares of Clarcor common stock subject to the vested portion of such award as of immediately prior to the effective time and (ii) the sum of (A) the merger consideration and (B) any cash dividend equivalents per share accrued but unpaid immediately prior to the effective time with respect to the vested portion of such award immediately prior to the effective time. The unvested portion of all RSU awards granted after the date of the merger agreement will be cancelled at the effective time without any payment to the holder thereof.

Performance-Based Restricted Stock Unit Awards. At the effective time, each Clarcor PSU award that is outstanding as of immediately prior to the effective time will be cancelled in exchange for the right to receive a cash payment from the surviving corporation (without interest and subject to applicable withholding taxes) equal to the product of (1) the total number of shares of Clarcor common stock subject to such award as of the effective time and (2) the sum of (A) the merger consideration and (B) any cash dividend equivalents per share accrued but unpaid immediately prior to the effective time with respect to such award.

Clarcor Stock Purchase Program. Prior to the effective time, Clarcor, the Clarcor board of directors or the appropriate committee of the Clarcor board of directors, as applicable, will adopt any resolutions and take any actions necessary to: (1) terminate the ESPP, subject to, and effective immediately prior to the effective time; (2) ensure that no new offering period under the ESPP will be commenced after the date of the merger agreement; (3) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of the merger agreement (other than to discontinue their participation in the ESPP in accordance with the terms and conditions of the ESPP); (4) ensure participant accounts will be applied to the purchase of Clarcor common stock immediately prior to the effective time in accordance with the terms and conditions of the ESPP; and (5) provide that accumulated contributions of each participant in the ESPP immediately prior to the effective time, to the extent not used to purchase shares of Clarcor common stock, will be refunded (without interest) to such participant as soon as reasonably practicable following the effective time in accordance with the terms and conditions of the ESPP.

Payment for Common Stock

Prior to the effective time, Parker and Merger Sub will deposit, or cause to be deposited, with a financial institution or trust company selected by Parker and approved in advance by Clarcor (“paying agent”), for the benefit of the holders of Clarcor common stock, all of the cash sufficient to pay the aggregate merger consideration. Parker will instruct the paying agent to mail (or in the case of The Depository Trust Company on behalf of “street” holders, deliver), as soon as reasonably practicable (but no later than the three business days) following the effective time, to each holder of record of Clarcor common stock whose shares were converted into the right to receive the merger consideration (1) a letter of transmittal and (2) instructions for use in effecting the surrender of certificates or book-entry shares formerly representing shares of Clarcor common stock in exchange for payment of the merger consideration. Upon surrender of certificates or book-entry shares, as applicable, to the paying agent together with the letter of transmittal, duly executed, and such other documents as may reasonably be required by Parker or the paying agent, the holder of such certificates or book-entry shares will be entitled to receive the merger consideration (less any amount that may be withheld with respect to any applicable withholding taxes). The certificates or book-entry shares may be surrendered to the paying agent until the date that is six months after the effective time.

Lost, Stolen or Destroyed Certificates

In the event any Clarcor common stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, to the extent reasonably required by Parker, the posting by such person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will pay in exchange for such lost, stolen or destroyed certificate the merger consideration that would be payable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered as provided in the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by Clarcor, subject to important limitations and qualifications in the merger agreement, in the disclosure schedules delivered in connection with the merger agreement and in Clarcor’s publicly available filings filed with or furnished to the SEC on or after November 28, 2015 but publicly available prior to December 1, 2016. Clarcor’s representations and warranties under the merger agreement relate to, among other things:

•	the valid existence, good standing and corporate (or other entity) power of Clarcor and each of its subsidiaries;

•	the capitalization of Clarcor, including the number of shares of Clarcor common stock, options and other stock-based awards outstanding and the ownership of the equity interests of Clarcor’s subsidiaries;

•	Clarcor’s corporate authority and authorization relating to the execution, delivery and performance of the merger agreement, including the required vote of Clarcor’s stockholders;

•	the absence of (1) any breach of, conflict with or violation of the organizational documents of Clarcor or any of its subsidiaries, (2) any violation of, conflict with, loss of benefit under, default under, termination right triggered or lien created with respect to the properties or assets of Clarcor or its subsidiaries under any contract or permit to which Clarcor or its subsidiaries is bound and (3) any conflict with or violation of applicable laws or orders, in each case, as a result of the execution and delivery by Clarcor of the merger agreement, the performance of Clarcor’s obligations under the merger agreement and the consummation by Clarcor of the transactions contemplated by the merger agreement, including the merger;

•	the consents and approvals required by, or filings or notices required to be made with, governmental authorities in connection with the transactions contemplated by the merger agreement;

•	the reports, forms, documents and financial statements of Clarcor required by the SEC;

•	the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	the absence of certain material changes or events in the business of Clarcor, including that there was not a material adverse effect with respect to Clarcor and its subsidiaries taken as a whole from August 28, 2016 until the date of the merger agreement;

•	compliance with applicable laws and permits;

•	the absence of certain legal proceedings and governmental orders;

•	tax returns and other tax matters;

•	the employee benefit plans and other agreements, plans and policies with or concerning employees of Clarcor and its subsidiaries;

•	material contracts;

•	intellectual property;

•	title to or valid leasehold interests in real property;

•	environmental matters and the absence of lawsuits against Clarcor and its subsidiaries pertaining to environmental laws and Clarcor’s and its subsidiaries’ compliance with such laws;

•	insurance policies;

•	labor and employment matters;

•	transactions with Clarcor’s affiliates;

•	Clarcor’s top customers and suppliers;

•	product liability and asbestos;

•	the inapplicability of any anti-takeover laws or similar anti-takeover provisions of Clarcor’s certificate of incorporation or bylaws to the merger;

•	brokers and finders’ fees related to the merger; and

•	the receipt by the Clarcor board of directors of the opinion from Clarcor’s financial advisor as to the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of Clarcor common stock pursuant to the merger agreement.

The merger agreement also contains representations and warranties made by Parker and Merger Sub, subject to specified exceptions contained in the merger agreement and in the disclosure schedules delivered in connection with the merger agreement. Parker’s and Merger Sub’s representations and warranties to Clarcor under the merger agreement relate to, among other things:

•	Parker and Merger Sub’s valid existence, good standing and corporate power;

•	Parker’s and Merger Sub’s corporate authority and authorization relating to the execution, delivery and performance of the merger agreement, including the required vote of Parker’s stockholders;

•	the absence of (1) any breach of, conflict with or violation of the organizational documents of Parker or Merger Sub, (2) any violation of, conflict with, loss of benefit, default under, termination right triggered or lien created with respect to the properties or assets of Parker or Merger Sub under any contract or permit to which Parker or Merger Sub is bound and (3) any conflict with or violation of applicable laws, in each case, as a result of the execution and delivery by Parker or Merger Sub of the merger agreement, the performance of the Parker and Merger Sub’s obligations under the merger agreement and the consummation by Parker or Merger Sub of the transactions contemplated by the merger agreement, including the financing and the merger;

•	the consents and approvals required by, or filings or notices required to be made with, governmental authorities in connection with the transactions contemplated by the merger agreement;

•	the absence of certain legal proceedings and governmental orders;

•	the ownership and operations of Merger Sub;

•	the absence of a need for a vote of Parker stockholders on the merger;

•	brokers and finders’ fees related to the merger;

•	the delivery to Clarcor by Parker of evidence of debt commitments for the financing required to consummate the transaction and the enforceability of such commitments; and

•	the ownership by Parker and its subsidiaries (including Merger Sub) of Clarcor common stock.

None of the representations and warranties in the merger agreement survive after the completion of the merger.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct has had, or would be reasonably expected to have, individually or in the aggregate, a material adverse effect).

For purposes of the merger agreement, a “material adverse effect” means, with respect to Parker, any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, has or would reasonably be expected to prevent or materially impair or would reasonably be expected to delay to a date following December 1, 2017, the ability of Parker to consummate the merger or the other transactions contemplated by the merger agreement.

For purposes of the merger agreement, a “material adverse effect” means, with respect to Clarcor, any event, change, circumstance or effect that prevents or materially impairs or would reasonably be expected to delay to a date after December 1, 2017 the ability of Clarcor to consummate the merger or the other transactions contemplated by the merger agreement or that has material adverse effect on the business, results of operations or financial condition of Clarcor and its subsidiaries, taken as a whole, except that no event, change, circumstance, or effect will be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect with respect to Clarcor, to the extent that such event, change, circumstance, or effect results from, arises out of, or relates to:

•	any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on Clarcor and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Clarcor and any of its subsidiaries operate;

•	any changes in conditions generally affecting any industry or geographic region in which Clarcor or any of its subsidiaries operate, except to the extent that such changes have a materially disproportionate adverse effect on Clarcor and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Clarcor and any of its subsidiaries operate;

•	any decline in the market price or trading volume of Clarcor common stock (it being understood that the foregoing shall not preclude Parker from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been a material adverse effect);

•	any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a materially disproportionate adverse effect on Clarcor and its subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which Clarcor and any of its subsidiaries operate;

•	any failure, in and of itself, by Clarcor to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Parker from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect);

•	the public announcement or pendency of the merger agreement, the merger or the taking of any action required by the merger agreement or the identity of, or any facts or circumstances relating to, Parker, Merger Sub or their respective subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Clarcor or any of its subsidiaries with customers, suppliers, officers or employees;

•	any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any law following the date of the merger agreement, except to the extent that such changes have a materially disproportionate adverse effect on Clarcor and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Clarcor and any of its subsidiaries operate;

•	any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following the date of the merger agreement;

•	any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement, except to the extent that such changes have a materially disproportionate adverse effect on Clarcor and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Clarcor and any of its subsidiaries operate;

•	any taking of any action at the request of Parker or Merger Sub; or

•	any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, acts of God or any change resulting from weather events, conditions or circumstance, except to the extent that such changes have a materially disproportionate adverse effect on Clarcor and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which Clarcor and any of its subsidiaries operate.

Access

Subject to certain exceptions and limitations, Clarcor is required to afford Parker’s representatives reasonable access during normal business hours to its and its subsidiaries’ properties, books and records (including tax records and information to the extent reasonably necessary to confirm disclosures in this proxy statement) and personnel, and to furnish as promptly as reasonably practicable to Parker all other information concerning Clarcor’s and its subsidiaries’ business, properties and personnel as Parker may reasonably request.

Conduct of Business Pending the Merger

During the period from December 1, 2016 until the earlier of the effective time and the termination of the merger agreement in accordance with its terms, except (1) as prohibited or required by applicable law or order, (2) as set forth in the disclosure schedules to the merger agreement, (3) as required or expressly permitted by the merger agreement or (4) as consented to by Parker (which consent shall not be unreasonably withheld, conditioned or delayed), Clarcor will use reasonable best efforts to conduct the businesses of itself and its subsidiaries in the ordinary course in all material respects and to preserve intact, in all material respects, the business organization of Clarcor and its subsidiaries and the current relationships of Clarcor and its subsidiaries with persons having material business dealings with Clarcor or any of its subsidiaries and will not, and will not permit any of its subsidiaries to, take any of the following actions:

•	amend, modify, waive any provision of or otherwise change its certificate of incorporation, bylaws or similar organizational documents;

•

(1) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any of its capital stock, except for dividends or distributions by any subsidiary of Clarcor to Clarcor or to any borrower or guarantor under Clarcor’s existing credit agreement or any other wholly owned subsidiary of Clarcor, (2) adjust, split, combine, subdivide, or reclassify any of its capital stock or securities convertible into capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, except with respect to the capital stock or securities of any wholly owned subsidiary of Clarcor, in connection with transactions among Clarcor and its wholly owned subsidiaries or among Clarcor’s wholly owned subsidiaries or (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock or securities of Clarcor or any of its subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares, securities or interests, except (i) for quarterly cash dividends in respect of shares of Clarcor common stock (and, with respect to Clarcor equity awards, dividends or dividend equivalents to the extent required by the terms of such awards as in effect on the date of the merger agreement) on a schedule consistent with Clarcor’s current practices and in an amount per share not in excess of $0.25 per quarter, (ii) for acquisitions, or deemed acquisitions, of shares of Clarcor common stock or other equity securities of Clarcor solely in connection with forfeitures of awards, the exercise of options or in connection with the vesting or settlement of Clarcor equity awards (including in satisfaction of any amounts required to be deducted or withheld under applicable law), in each case outstanding as of the date of the merger agreement or (iii) with respect to the capital stock or securities of any wholly owned subsidiary, in connection with transactions among Clarcor and one or more of its wholly owned subsidiaries or among Clarcor’s wholly owned subsidiaries;

•	issue, sell, grant, pledge, dispose of or otherwise encumber, or, with respect to any subsidiary of Clarcor, transfer, any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security), including Clarcor common stock and/or preferred stock of Clarcor, except for (1) the issuance of shares of Clarcor common stock pursuant to contracts in effect prior to the execution and delivery of the merger agreement, (2) the issuance of shares of Clarcor common stock pursuant to the ESPP during the current offering period pursuant to participant elections and the terms thereof as of the date of the merger agreement, (3) the issuance of shares of Clarcor common stock in connection with the exercise of options or the vesting or settlement of Clarcor equity awards outstanding as of the date of the merger agreement, (4) issuances by a wholly owned subsidiary of Clarcor of capital stock to such subsidiary’s parent, Clarcor or another wholly owned subsidiary of Clarcor, (5) transfers to any borrower or guarantor under Clarcor’s existing credit agreement or (6) liens granted by Clarcor and its subsidiaries in connection with Clarcor’s existing credit agreement;

•	(1) merge or consolidate with any other entity, or (2) acquire any assets from or make an investment in (whether through the acquisition of stock, assets or otherwise) any other entity (excluding subsidiaries of Clarcor), except for acquisitions of inventory, equipment and other assets in the ordinary course of business, any such acquisition or investment where the consideration is not in excess of $5,000,000 individually or $25,000,000 in the aggregate, or any capital expenditures permitted by the merger agreement;

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transfer, sell, lease, license, subject to a lien (except for liens permitted by the merger agreement or liens granted by Clarcor and its subsidiaries in connection with its existing credit agreement), divest, cancel, abandon, allow to lapse or expire or otherwise dispose of any assets (including intellectual property owned by Clarcor), product lines or businesses of Clarcor or any of its subsidiaries (including capital stock or other equity interests of any subsidiary) except (1) pursuant to contracts which were entered into in the ordinary course of business or which were set forth in the disclosure schedules to the merger agreement, in each case, which were in effect prior to the execution and delivery of the merger agreement and ordinary course renewals thereof, (2) sales, leases or licenses of inventory and dispositions of obsolete or surplus equipment in the ordinary course of business consistent with past practice, (3) transfers, sales, leases, licenses or other dispositions between and/or among Clarcor or any of its subsidiaries, (4) abandonment, cancellation, lapses or expirations of immaterial intellectual property owned by Clarcor in the ordinary course of business, (5) non-exclusive license grants to intellectual property owned by Clarcor which were granted by Clarcor or any of its subsidiaries in connection with the sale or distribution of products in the ordinary course of business, (6) non-exclusive license grants to contract manufacturers that manufacture products on behalf of Clarcor or any of its subsidiaries in the ordinary course of business and (7) any such transaction involving assets of Clarcor or any of its subsidiaries with a fair market value not in excess of $1,000,000 individually or $10,000,000 in the aggregate;

•	make any capital expenditures except to the extent set forth in, and consistent with, Clarcor’s capital expenditure budget for the fiscal year ending December 2, 2017 (plus a 5% variance);

•	(1) make any loans, advances (other than to directors and officers with respect to any indemnification obligation) or capital contributions to any other person or entity other than in the ordinary course of business so long as such loans, advances or capital contributions are not material to Clarcor and its subsidiaries, taken as a whole or (2) create, incur, guarantee or assume any indebtedness for borrowed money, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Clarcor or any of its subsidiaries, in excess of $5,000,000 in the aggregate, except for, in the case of each of clause (1) and clause (2), (a) transactions among Clarcor and its wholly owned subsidiaries or among Clarcor’s wholly owned subsidiaries, (b) borrowings under the revolving credit facility of Clarcor’s credit agreement that are incurred in the ordinary course of business or that are incurred in order to pay any fees and expenses of financial or other advisors of Clarcor in connection with the transactions contemplated by the merger agreement, (c) guarantees by Clarcor of indebtedness for borrowed money of any of its subsidiaries or guarantees by any of Clarcor’s subsidiaries of indebtedness of Clarcor or any of its subsidiaries that is permitted by the merger agreement, (d) obligations in respect of letters of credit, performance bonds or similar instruments issued for the account of Clarcor and/or any of its subsidiaries in the ordinary course of business, (e) any hedging, swap or similar arrangement entered into in the ordinary course of business and consistent with Clarcor’s hedging policy, and (f) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness and in amounts not materially in excess of such existing indebtedness, provided that such amounts are prepayable at any time without penalty or premium, or (3) cancel any debt of any person or entity owed to Clarcor or any of its subsidiaries (other than in connection with transactions between or among Clarcor and/or any of its subsidiaries) or waive any claims or rights of value, except for cancellations or waivers that are not expected to be outside the ordinary course of business and that are not in excess of $2,500,000 individually;

•	except as required by contracts in effect prior to the execution of the merger agreement, Clarcor benefit plans as in effect on the date of the merger agreement or applicable law, (1) increase the compensation or other benefits payable or provided to Clarcor’s or its subsidiaries’ officers, directors or employees; (2) enter into any employment, change of control, severance or retention agreement with any employee, director or officer of Clarcor or any of its subsidiaries; (3) amend any Clarcor benefit plan, except (a) in the ordinary course of business consistent with past practices and as would not result in a material increase in cost to Clarcor and its subsidiaries with respect to such Clarcor benefit plan or (b) as is required to comply with Section 409A of the Code or other applicable law; (4) change in any material respect any actuarial or other assumptions used to calculate funding obligations with respect to any Clarcor benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by applicable law; (5) forgive any loans to directors, officers or employees of Clarcor or any of its subsidiaries; or (6) hire or terminate without cause any executive officer or any employee with a target base salary in excess of $150,000;

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other than in respect of claims, liabilities or obligations in connection with any litigation or proceedings arising from the merger or merger agreement, (1) waive, release, settle or compromise any suit action, claim, proceeding, arbitration or litigation for an amount in excess of the amount of the corresponding reserve established on the consolidated balance sheet of Clarcor as reflected in the most recent applicable Clarcor SEC filing, except (a) for any settlements or compromises involving payments not in excess of $1,000,000 individually or $5,000,000 in the aggregate, net of any insurance and indemnity, contribution and similar obligations for the benefit of Clarcor or any of its subsidiaries in respect thereof (it being understood that this clause (a) shall operate in addition to and not in limitation of clause (1) above) and (b) settlements of any worker’s compensation or U.S. Equal Employment

Opportunity Commission charges, or (2) agree or enter into any settlement agreement, consent decree, injunction or similar restraint or form of equitable relief in settlement of any claim (including in connection with any proceeding) or audit, in each case, that would materially restrict the operations of the business of Clarcor or its subsidiaries after the effective time;

•	(1) enter into certain specified contracts that would have been a material contract under the merger agreement, (2) except in the ordinary course of business, enter into any contract (other than those subject to clause (1) above) that would have been a material contract had it been entered into prior to the merger agreement, or (3) except in the ordinary course of business, materially amend or terminate any material contract, or cancel, modify or waive any material debts, rights or claims thereunder;

•	materially alter or amend any existing accounting methods, principles or material practices, except as may be required by GAAP or applicable law (including changes thereto);

•	(1) make or change any material tax election other than in the ordinary course of filing annual tax returns, (2) materially change any method of accounting of Clarcor or any of its subsidiaries for tax purposes, (3) file any material amended tax return, (4) settle, concede, compromise or abandon any material tax claim or assessment, (5) surrender any right to a refund of material taxes, or (6) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to any U.S. federal, state or local income tax return;

•	adopt or initiate any plan of complete or partial liquidation, dissolution, restructuring, closure or recapitalization of Clarcor or any of its subsidiaries or any of their respective operations or facilities to the extent outside of the ordinary course of business;

•	fail to maintain in full force and effect material insurance policies or comparable replacement policies covering Clarcor and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice; or

•	authorize, agree or obligate itself to take any of the foregoing actions.

No Solicitation of Alternative Proposals; Changes in Board Recommendation

Pursuant to the merger agreement, Clarcor agreed to immediately cease all discussions or negotiations existing as of the date of the merger agreement with any person (other than Parker and Merger Sub) that may have been ongoing with respect to an acquisition proposal and promptly inform any such person of the non-solicitation obligations under the merger agreement and to return or destroy all confidential information.

For the purposes of the merger agreement and as used in this proxy statement, the term “acquisition proposal” means any proposal or offer (whether or not in writing) from any person (other than Parker or any of its subsidiaries or affiliates) relating to, or that would reasonably be expected to lead to (1) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of Clarcor) or businesses that constitute 20% or more of the assets of Clarcor and its subsidiaries, taken as a whole, or 20% or more of any class of equity securities of Clarcor, (2) any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning (as defined in Section 13(d) of the Exchange Act) securities of Clarcor representing 20% or more of the aggregate voting power of all securities of Clarcor or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving Clarcor or any of its subsidiaries, in each case, pursuant to which any person or the stockholders of any person would own securities of Clarcor or of any resulting direct or indirect parent company of Clarcor representing 20% or more of the aggregate voting power of all securities of Clarcor or of any resulting direct or indirect parent company of Clarcor.

From the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement in accordance with its terms, subject to certain exceptions described below, Clarcor has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees and agents not to, and will direct each of its other representatives not to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage any inquiries or the making of any proposal or offer which constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•	furnish any nonpublic information regarding Clarcor or its subsidiaries to any person in connection with or in response to an acquisition proposal;

•	engage in, continue or otherwise participate in, any negotiations or discussions regarding any acquisition proposal; or

•	approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (other than an acceptable confidentiality agreement entered into in accordance with the merger agreement) with respect to any acquisition proposal.

Receipt of Acquisition Proposals

Notwithstanding the provisions of the merger agreement described above, if contacted by a person making an acquisition proposal after the date of the merger agreement, Clarcor and its representatives may contact the person making such acquisition proposal and its representatives to ascertain facts or clarify terms and conditions for the sole purpose of the Clarcor board of directors informing itself about the acquisition proposal and the person who made it. Additionally, notwithstanding the provisions of the merger agreement described above, if contacted by a person making an acquisition proposal after the date of the merger agreement and if, prior to obtaining requisite stockholder vote, following the receipt of a bona fide written proposal that did not result from a breach of the non-solicitation provisions of the merger agreement, which the Clarcor board of directors determines in good faith, after consultation with its advisors, constitutes, or could reasonably be expected to lead to, a superior proposal (as defined below), Clarcor and Clarcor’s representatives may, in response to such acquisition proposal:

•	furnish information with respect to Clarcor and its subsidiaries to the person making such acquisition proposal and its representatives and financing sources pursuant to an acceptable confidentiality agreement; provided that to the extent not previously made available to Parker, Clarcor furnishes Parker with all such nonpublic information delivered to such person promptly after its delivery to such person; and

•	engage in discussions or negotiations with such person regarding such acquisition proposal.

Clarcor has agreed that a breach of the non-solicitation provisions of the merger agreement by any representative of Clarcor, acting by or on behalf of Clarcor, will constitute a breach by Clarcor of such non-solicitation provisions of the merger agreement.

For the purposes of the merger agreement and as used in this proxy statement, the term “superior proposal” means any unsolicited bona fide written acquisition proposal (with all references to “20%” in the definition of acquisition proposal being deemed to be references to “50%”) made that is on terms that the Clarcor board of directors determines in good faith (after consulting with its financial advisor and outside legal counsel), taking into account the timing and likelihood of consummation, legal, financial, regulatory and other aspects of the proposal (including any conditions to consummation and financing terms), and such other factors as the Clarcor board of directors considers to be appropriate, is more favorable to Clarcor stockholders than the merger and the other transactions contemplated by the merger agreement (after taking into account any revisions to the terms of the merger agreement proposed by Parker as described below in this section).

In addition to its other non-solicitation obligations, Clarcor will promptly (and in any event no later than 48 hours after it receives any acquisition proposal or request for information) advise Parker in writing of any request for confidential information in connection with an acquisition proposal or of any acquisition proposal, the material terms and conditions of such request or acquisition proposal and the identity of the person making such request or acquisition proposal and, if applicable, provide copies of any such written request or acquisition proposal, including any proposed agreements between Clarcor and the parties making the acquisition proposal, to Parker and shall keep Parker reasonably informed on a reasonably current basis (but in no event more often than once every 48 hours) of all material modifications to the terms of any acquisition proposal.

Changes in Board Recommendation

The Clarcor board of directors has unanimously recommended that Clarcor stockholders vote “FOR” the merger proposal.

Except as expressly permitted by the merger agreement, neither the Clarcor board of directors, nor any committee thereof, may:

•	withdraw (or modify or qualify in a manner adverse to Parker) the recommendation of the Clarcor board of directors to adopt the merger agreement;

•	fail to include the recommendation of the Clarcor board of directors to adopt the merger agreement in this proxy statement; or

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any acquisition proposal.

The actions described in the three bullet points above constitute a recommendation withdrawal (“recommendation withdrawal”). The merger agreement permits the Clarcor board of directors to make a recommendation withdrawal only in certain limited circumstances, as described below.

Prior to the receipt of the requisite stockholder vote, the Clarcor board of directors may, in response to any unsolicited, bona fide acquisition proposal that did not result from a breach of the non-solicitation provisions of the merger agreement, effect a recommendation withdrawal and terminate the merger agreement in order to enter into a binding, definitive acquisition agreement, merger agreement or similar agreement in respect of an acquisition proposal (subject to paying a termination fee to Parker under the terms of the merger agreement as further described below) if:

•	the Clarcor board of directors concludes in good faith after consultation with its outside financial advisors and outside legal counsel that such acquisition proposal constitutes a superior proposal;

•	the Clarcor board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to make a recommendation withdrawal would be inconsistent with its fiduciary duties to Clarcor stockholders under applicable law;

•	the Clarcor board of directors provides Parker four business days prior written notice (or such shorter period as specified in the fifth bullet point below) of its intention to take such action, which notice must include the material terms and conditions of such acquisition proposal and the identity of the person making such request or acquisition proposal, as well as a copy of such acquisition proposal;

•	during the four business days following such written notice (or such shorter period as is specified in the fifth bullet point below), if requested by Parker, the Clarcor board of directors and its representatives have negotiated in good faith with Parker regarding any revisions to terms of the merger agreement proposed by Parker in response to such acquisition proposal; and

•

at the end of such four business day period, the Clarcor board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors and taking into account any adjustment or modification of the terms of the merger agreement proposed by Parker, that the acquisition proposal continues to be a superior proposal, and that the failure to make a recommendation withdrawal in respect of such superior proposal would be inconsistent with its fiduciary duties to Clarcor stockholders under applicable law. The parties have agreed that any material amendment to any superior proposal will be deemed to be a new acquisition proposal for purposes of the merger agreement, except that the notice period and the period during which Clarcor and its representatives are required, if requested by Parker, to negotiate with Parker regarding any revisions to the terms of the merger agreement proposed in writing by Parker in response to such new acquisition proposal pursuant to the preceding two bullet points and this bullet point shall expire two business days after Clarcor provides written notice of such new acquisition proposal to Parker.

Further, the Clarcor board of directors may effect a recommendation withdrawal at any time prior to obtaining the requisite stockholder vote if an “intervening event” (as defined below) has occurred and is continuing and the Clarcor board of directors concludes in good faith (after consultation with outside legal counsel) that the failure to effect a recommendation withdrawal in response to such intervening event would be inconsistent with its fiduciary duties to Clarcor stockholders under applicable law; provided, that no recommendation withdrawal with respect to an intervening event may be made unless:

•	The Clarcor board of directors has provided Parker four business days prior written notice that it intends to take such action and has provided reasonable detail with respect to such intervening event;

•	during the four business days following such written notice, if requested by Parker, the Clarcor board of directors and its representatives have negotiated in good faith with Parker regarding any revisions to the terms of the merger agreement; and

•	at the end of such four business day period, the Clarcor board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors and taking into account any adjustment or modification of the terms of the merger agreement proposed by Parker, that the failure to make a recommendation withdrawal would be inconsistent with its fiduciary duties to Clarcor stockholders under applicable law.

For the purposes of the merger agreement and as used in this proxy statement, “intervening event” means a material event or circumstance that first arises or occurs after the date of the merger agreement and prior to the requisite stockholder vote that was not known and was not reasonably foreseeable to the Clarcor board of directors on the date of the merger agreement, which material event or circumstance becomes known to the Clarcor board of directors prior to the time at which Clarcor obtains the requisite stockholder vote and does not relate to (1) any acquisition proposal, (2) the regulatory approvals required under the merger agreement or certain actions taken by Parker or Merger Sub or any of their subsidiaries or affiliates in connection with the special meeting or the consequences of any such action, (3) changes in the market price or trading volume of shares of Clarcor common stock (except that the facts or occurrences giving rise to or contributing to any such change, to the extent such facts or circumstances otherwise fall within the definition of “intervening event”, may be considered in evaluating whether an intervening event has occurred) or (4) Clarcor or any of its subsidiaries exceeding, or failing to meet, internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (except that the facts or occurrences giving rise to or contributing to the foregoing, to the extent such facts or occurrences otherwise fall within the definition of “intervening event”, may be considered in evaluating whether an intervening event has occurred).

The merger agreement does not prohibit Clarcor or the Clarcor board of directors from any of the following actions, provided that a recommendation withdrawal may only be made as described above:

•	taking and disclosing to Clarcor stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act;

•	making any disclosure to Clarcor stockholders if the Clarcor board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with applicable law; or

•	informing any person of the existence of the non-solicitation provisions contained in the merger agreement.

If any disclosure permitted under the first bullet above or, to the extent related to an acquisition proposal or intervening event, the second bullet point above does not reaffirm the recommendation of the Clarcor board of directors to adopt the merger agreement, such disclosure will be deemed to be a recommendation withdrawal and Parker will have the right to terminate the merger agreement in accordance with its terms. The parties agreed that any “stop, look and listen” communication to Clarcor stockholders pursuant to Rule 14d-9(f) under the Exchange Act will not in and of itself be deemed to be or constitute a recommendation withdrawal. The parties further agreed that a factually accurate statement that describes Clarcor’s receipt of an acquisition proposal and the operation of the merger agreement with respect thereto will not, in and of itself, be deemed to be a recommendation withdrawal.

Obligations with Respect to the Special Meeting

As promptly as reasonably practicable (and in any event no more than 25 business days) after the date of mailing of this proxy statement, Clarcor, acting through its board of directors, and in accordance with applicable law, the rules and regulations of NYSE and Clarcor’s charter and bylaws, is required to duly call, give notice of, convene and hold the special meeting. Notwithstanding anything in the merger agreement to the contrary, Clarcor is permitted to adjourn, delay or postpone the special meeting (a) with the consent of Parker, (b) if as of the time of the special meeting, there are insufficient shares of Clarcor common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such special meeting, (c) if as of the time of the special meeting, there are insufficient shares of Clarcor common stock with respect to which proxies have been submitted to vote in favor of the adoption of the merger agreement to obtain the requisite stockholder vote or (d) to allow additional time for the filing and/or mailing of any supplemental or amended disclosure that Clarcor has determined in good faith (after consultation with its outside legal advisors) is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed in compliance with applicable law by Clarcor stockholders prior to the special meeting. Subject to the non-solicitation provisions of the merger agreement described above, Clarcor must use its reasonable best efforts to solicit the requisite stockholder vote at the special meeting.

Clarcor will keep Parker reasonably informed regarding its solicitation efforts and proxy tallies following the mailing of this proxy statement, including by allowing Parker and its representatives to participate in any substantive meeting or discussion with such proxy solicitor and directing such proxy solicitor to deliver proxy tally reports to Parker concurrently with delivery of such reports to Clarcor.

Financing and Financing Cooperation

In connection with signing the merger agreement, Parker delivered to Clarcor a true, correct and complete fully executed copy of the commitment letter, dated as of December 1, 2016 among Parker and Morgan Stanley Senior Funding, Inc., pursuant to which, upon the terms and subject to the conditions set forth therein, the financing sources party thereto have agreed to lend Parker a total of $3.1 billion. Parker has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the financing contemplated by the commitment letter on or prior to the closing date. Parker has the right under the merger agreement to substitute the proceeds of consummated equity or debt offerings or other incurrences of debt for all or any portion of the financing contemplated by the commitment letter, subject to certain conditions. Clarcor will, and will cause its subsidiaries to, use reasonable best efforts to provide such customary cooperation as may be reasonably requested by Parker in connection with the financing.

Employee Benefits Matters

The merger agreement provides that until the first anniversary of the effective time (the “continuation period”), the surviving corporation will provide or cause to be provided for those employees of Clarcor and its subsidiaries who continue as employees of the surviving corporation or any of its subsidiaries during all or a portion of the continuation period (collectively, the “continuing employees”), compensation, including salary or hourly wage rate and annual target and maximum bonus opportunities (but excluding equity-based incentive compensation opportunities and employee stock purchase plans) and employee benefits that, in the aggregate, are substantially similar to the compensation and employee benefits provided to such continuing employee immediately prior to the effective time. With respect to the fiscal year in which the closing of the merger occurs, the merger agreement provides that the surviving corporation will pay a pro rata portion of the bonus each continuing employee would be eligible to receive under the Clarcor Value Added Plan (the “CVA”) for such fiscal year as if the applicable performance goals had been achieved at the target level of performance based on the number of days that lapse beginning on the first day of such fiscal year and ending on the closing date (provided such continuing employee is not otherwise eligible or entitled to receive a CVA cash bonus for the same period).

The merger agreement also provides that the surviving corporation will use reasonable best efforts to (1) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the surviving corporation in which a continuing employee is eligible to participate following the effective time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such continuing employee immediately prior to the effective time under the analogous benefit plan in which such continuing employees participated, (2) provide each continuing employee with credit for any co-payments and deductibles paid prior to the effective time during the plan year that includes the effective time (to the same extent such credit was given under the analogous benefit plan prior to the effective time) in satisfying any applicable deductible or out-of-pocket requirements for the plan year that includes the effective time and (3) recognize service prior to the effective time with Clarcor or any of its subsidiaries for purposes of eligibility to participate and vesting and level of benefits for vacation and severance benefits under any employee benefit plan of the surviving corporation in which a continuing employee is eligible to participate following the effective time that is analogous and corresponding to a benefit plan in which such continuing employee participated immediately prior to the effective time to the same extent such service was recognized by Clarcor or any of its subsidiaries under such analogous and corresponding benefit plan. The foregoing will not apply to the extent it would result in duplication of benefits for the same period of service, and the surviving corporation will not be obligated to provide credit for years of service for benefit accrual purposes under any defined benefit pension plan maintained by the surviving corporation or its subsidiaries prior to the date on which the continuing employee actually becomes a participant in such plan.

The merger agreement provides that, from and after the effective time, Parker will or will cause the surviving corporation to honor, in accordance with its terms, each change in control agreement and nonqualified deferred compensation plan listed in the disclosure schedules to the merger agreement and each other benefit plan expressly requiring the surviving corporation or its successor to assume such benefit plan. Parker also will, or will cause the surviving corporation to, provide eligible continuing employees who experience a qualifying employment termination during the continuation period with the severance benefits as provided in the disclosure schedules to the merger agreement. Clarcor shall take all actions necessary to terminate certain benefit plans and amend certain benefit plans as included in the disclosure schedules to the merger agreement and requested by Parker within thirty business days prior to the effective time.

With respect to any continuing employees who are covered by a collective bargaining agreement or labor union contract, or who are based outside of the United States, Parker’s obligations under the merger agreement will be in addition to, but without duplication, and not in contravention of, any obligations under the applicable collective bargaining agreement or labor union contract or under the laws of the foreign countries in which such continuing employees are based.

Nothing contained in the merger agreement, whether express or implied, (1) shall be treated as an amendment or other modification of any Clarcor benefit plan or any employee benefit plan of Parker or its subsidiaries, (2) shall create any third-party beneficiary rights in any continuing employee or any other person, or

(3) shall limit the right of Parker or the surviving corporation or any of their subsidiaries to amend, terminate or otherwise modify any Clarcor benefit plan following the effective time.

Consents, Approvals and Filings

Clarcor and Parker have agreed to use their reasonable best efforts to consummate the merger, including to use reasonable best efforts to, as promptly as practicable, (1) cause all of the conditions to the closing of the merger to be satisfied, (2) prepare and file all filings and submissions under the HSR Act, in connection with the regulatory approvals required under the merger agreement and in connection with any other antitrust law that the parties mutually agree is advisable, (3) obtain all consents, orders, actions or nonactions, waivers and clearances required under the HSR Act and in connection with the regulatory approvals required under the merger agreement and in connection with any other antitrust law that the parties mutually agree is advisable and (4) obtain all necessary material consents or waivers from non-governmental third parties (provided that in no event shall Clarcor or its subsidiaries be required to pay or to commit to pay any cash or other consideration or make any agreements or commitments or incur any liability or other obligation in connection with such consent or waiver). Clarcor and Parker have each agreed to promptly notify the other party of any notice or other communication from any governmental entity received by such party alleging that such governmental entity’s consent is or may be required in connection with or as a condition of the merger.

Clarcor and Parker have also agreed to use their reasonable best efforts to (1) cooperate and coordinate in the taking of actions in connection with the consents, approvals, filing and other items advisable to consummate the merger, (2) provide such assistance as the other party may reasonably request in connection with the consents, approvals, filing and other items advisable to consummate the merger, including supplying one another with any information that the other party may reasonably request in connection with such actions and (3) keep the other party reasonably and timely informed of any developments, meetings or discussions with any governmental entity under any antitrust laws and any inquiries or requests for additional information from any governmental entity under any antitrust laws. Both Clarcor and Parker have agreed that if either party receives a formal or informal request for additional information or documentary material from any governmental entity under any antitrust laws with respect to the merger, then such party will use reasonable best efforts to make as promptly as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Both Clarcor and Parker have agreed, to the extent practicable, not to participate in any substantive meeting or conference with any governmental entity in connection with any filing, proceeding, investigation, litigation, or other inquiry under any antitrust laws unless the other party is consulted in advance and, where permitted by the governmental entity, the other party is allowed to participate. To the extent reasonably practicable, legal counsel for Parker and Clarcor shall have the right to review in advance, and will consult with the other party on and consider in good faith the views of the other party in connection with, all of the information relating Parker or Clarcor, as the case may be, and any of their respective subsidiaries and representatives, that appears in any filing made with, or written materials submitted to, any third party or governmental entity in connection with the consummation of the merger and the other transactions contemplated by the merger agreement. Parker has the principal responsibility to devise and implement the strategy for obtaining antitrust related approvals and other antitrust related matters and to lead and direct all submissions to, meetings and communications with any governmental entity or other party in connection with related antitrust matters, but must consult in advance with Clarcor (to the extent reasonably practicable) and in good faith take into account Clarcor’s views regarding the overall strategic direction before taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering in any negotiations concerning such approvals. Clarcor and Parker also agree not to voluntarily extend any waiting period associated with any consent of any governmental entity or enter into any agreement with any governmental entity not to consummate the merger and the other transactions contemplated hereby, except with the prior written consent of the other party(ies).

Under the terms of the merger agreement, Clarcor and Parker have agreed to take, as promptly as practicable (and in any event prior to the outside date), any and all steps necessary to avoid, eliminate or resolve each and every impediment under any antitrust law that may be asserted by any governmental entity and obtain all clearances, consents and approvals and waivers under such antitrust laws, so as to enable the parties to consummate the merger and the transactions contemplated by the merger agreement as soon as practicable (and in any event prior to the outside date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (1) the sale, divestiture, license or other disposition of any of their respective subsidiaries, operations, divisions, businesses, product lines, customers or assets of Parker and/or Clarcor or any of their respective subsidiaries, (2) any limitation or modification of any of their businesses, services, products or operations of Parker and/or Clarcor or any of their respective subsidiaries, (3) the termination, relinquishment, modification, or waiver of their existing relationships, ventures, contractual rights, obligations or other arrangements of Parker and/or Clarcor or any of their respective subsidiaries and/or (4) the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Parker and/or Clarcor or any of their respective subsidiaries (each a “remedial action”).

However, under the terms of the merger agreement, neither Parker nor Clarcor or any of their subsidiaries are required to take any remedial action that is not conditioned upon the consummation of the merger, and Parker is not required to take or commit to take any remedial action that would require the sale, divestiture, license or other disposition of any subsidiaries, operations, divisions, businesses, product lines, customers or assets of Parker, Clarcor or any of their respective subsidiaries representing, in the aggregate, in excess of $200 million of net sales, measured, (1) with respect to Clarcor and its subsidiaries, by reference to the net sales associated with any such subsidiary, operation, division, business, product line, customer or asset for the fiscal year ended November 28, 2015, and (2) with respect to Parker and its subsidiaries, by reference to the net sales associated with any such subsidiary, operation, division, business, product line, customer or asset for the fiscal year ended June 30, 2016.

Additionally, without limiting Parker’s obligations to eliminate every impediment under antitrust laws, Parker is obligated to take all action (1) necessary to defend, including through pursuing litigation on the merits, any administrative or judicial action or proceeding asserted or threatened by any governmental entity or any other person under antitrust laws that seeks, or would reasonably be expected to seek, to prevent, restrain, impede, delay, enjoin, or otherwise prohibit the consummation of the merger and the transactions contemplated by the merger agreement and (2) necessary in order to avoid entry of, or to have vacated or terminated, any order entered, issued or threatened that would prevent, restrain, impede, delay, enjoin or otherwise prohibit the consummation of the merger and the transactions contemplated by the merger agreement, prior to the outside date.

Furthermore, Clarcor and Parker have agreed not to, directly or indirectly, acquire, purchase, lease or license, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (1) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, action or nonaction, waiver, clearance or exemption of any governmental entity necessary to consummate the merger and the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period; (2) materially increase the risk of any governmental entity entering an order preventing, restraining, impeding, delaying, enjoining or otherwise prohibiting the consummation of the merger and the other transactions contemplated by the merger agreement; (3) materially increase the risk of not being able to remove any such order on appeal or otherwise or (4) prevent or materially delay the consummation of the merger and the transactions contemplated by the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time, Parker is required to cause the surviving corporation, to the fullest extent permitted by law, to indemnify, defend and hold harmless (and promptly advance expenses from time to time as incurred to the fullest extent permitted by law) each person who is or has been prior to the effective time, a director or officer of Clarcor or any of its subsidiaries and any person acting as director, officer, trustee, fiduciary, employee or agent of another entity or enterprise (including a Clarcor benefit plan) who is or has acted as such at the request of Clarcor (each an “indemnified party”) from and against any costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement or incurred in connection with any actual or threatened claim, action, audit, demand, suit, proceeding or investigation arising out of or relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the effective time, including by reason of such indemnified party’s service as a director or officer of Clarcor or its subsidiaries or as such a director, officer, trustee, fiduciary, employee or agent of another person, whether asserted or claimed prior to, at or after the effective time.

The certificate of incorporation and bylaws of the surviving corporation will include provisions for indemnification, advancement and reimbursement of expenses and exculpation of the indemnified parties on the same basis set forth in Clarcor’s charter and bylaws in effect as of the date of the merger agreement. Following the effective time, the surviving corporation shall, and Parker shall cause the surviving corporation to, maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification, advancement and reimbursement of expenses and exculpation of indemnified parties, as applicable, with respect to the facts or circumstances occurring at or prior to the effective time, to the fullest extent permitted under law. These provisions will not be amended except as required by law or to make changes permitted by law that would enlarge the scope of the indemnified parties’ indemnification and advancement rights thereunder.

Additionally, the surviving corporation is to either (1) maintain in full force and effect for six years from the effective time, if available, the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Clarcor or (2) purchase a six year extended reporting period endorsement with respect to the current director and officer liability insurance and fiduciary liability insurance and maintain the insurance in full force and effect for its full term. Parker’s or the surviving corporation’s obligation to provide this insurance will be capped at 300% of the annual premium amount Clarcor is currently paying for such insurance. If the annual premium amount for such coverage exceeds the cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding such amount, or if the current policies are maintained, Parker or the surviving corporation must obtain as much coverage as possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

Coordination on Litigation

Clarcor will promptly notify Parker in writing of any stockholder litigation or other litigation or proceedings arising from the merger agreement or the merger that is brought against Clarcor or any of its affiliates or members of its board of directors. Clarcor will keep Parker sufficiently informed on a reasonably current basis with respect to the status of any such litigation (including by promptly furnishing to Parker such information relating to the litigation as may reasonably be requested). Clarcor will give Parker the opportunity to participate in (at Parker’s sole cost and subject to a joint defense agreement) the defense of any stockholder litigation or other litigation or proceedings against Clarcor or any of its affiliates or members of its board of directors relating to the merger agreement, the merger and/or the other transactions contemplated by the merger agreement. Clarcor will not agree to any settlement with respect to such litigation or proceeding without the prior written consent of Parker (which consent cannot be unreasonably withheld, conditioned or delayed).

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	the preparation and filing of this proxy statement;

•	public announcements with respect to the transactions contemplated by the merger agreement;

•	ensuring that no state anti-takeover laws become applicable to the merger;

•	delisting and deregistration of the Clarcor common stock; and

•	reporting requirements under Section 16 of the Exchange Act.

Conditions to Completion of the Merger

Under the merger agreement, each party’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the closing date of the merger, of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of stockholders holding a majority of the outstanding shares of Clarcor common stock entitled to vote at the special meeting;

•	no governmental entity of competent jurisdiction having issued an order or having taken any other action restraining, enjoining or otherwise prohibiting the merger, in each case, that remains in effect as of the closing date of the merger, and no applicable law prohibiting the consummation of the merger is in effect; and

•	the early termination or expiration of the waiting period under the HSR Act and the making or obtaining of required foreign antitrust approvals, filings and consents and the lapse or expiration of such required waiting periods.

In addition, the obligations of Parker and Merger Sub to effect the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver by Parker (in writing) on or prior to the closing date of the merger, of the following conditions:

•	the accuracy of the representations and warranties of Clarcor set forth in the merger agreement both at and as of December 1, 2016 and as of and as though made on the closing date (except for such representations and warranties that are expressly made as of a specified date, which must be true and correct as of such specified date), but subject to a “material adverse effect,” materiality or other standard, as applicable, as provided in the merger agreement;

•	Clarcor having performed or complied in all material respects with all obligations required to be performed by Clarcor under the merger agreement at or prior to the closing;

•	since the date of the merger agreement, the absence of any event, change, circumstance or effect that has had or is reasonably expected to have, individually or in the aggregate, a material adverse effect with respect to Clarcor; and

•	Parker’s receipt of a signed certificate from a senior executive officer of Clarcor confirming the satisfaction of the conditions described in the three preceding bullet points.

Clarcor’s obligations to effect the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver by Clarcor (in writing), on or prior to the closing date of the merger, of the following additional conditions:

•	the accuracy of the representations and warranties of Parker and Merger Sub set forth in the merger agreement in all respects both at and as of December 1, 2016 and as of and as though made on the closing date (except for any representations and warranties that are expressly stated to have been made as of a specified date, which must be true and correct as of such specific date), but subject to a “material adverse effect,” materiality or other standard, as applicable, as provided in the merger agreement;

•	each of Parker and Merger Sub having performed or complied in all material respects with all obligations required to be performed by Parker or Merger Sub, as applicable, under the merger agreement at or prior to the closing date; and

•	Clarcor’s receipt of a signed certificate from an executive officer of Parker confirming the satisfaction of the conditions described in the two preceding bullet points.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger in the following circumstances:

•	by mutual written consent of Clarcor and Parker;

•	by either Clarcor or Parker if:

•	the merger has not been completed on or before December 1, 2017; provided, that if all of the conditions to closing, other than those pertaining to an injunction under antitrust laws, waiting periods under the HSR Act or receipt of specified notices, approvals or clearances, have been satisfied or waived at such time, the outside date may be extended upon written notice by either Clarcor or Parker to March 1, 2018, subject to certain limitations as set forth in the merger agreement (December 1, 2017 or, if so extended, March 1, 2018, being the “outside date”);

•	a governmental entity of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such order or other action has become final and nonappealable, except that a party will not have the right to terminate if such party has failed to comply with its obligations to use reasonable best efforts to take all actions necessary to complete the merger under the merger agreement; or

•	if the requisite stockholder vote has not been obtained when voted upon at the special meeting or at any adjournment or postponement of the special meeting; or

•	by Parker, if:

•	Clarcor has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement (with certain exceptions), which (1) would result in a failure of any condition to the obligations of Parker and Merger Sub to effect the merger and (2) is either not curable by the outside date or is not cured within 30 days following written notice of such breach from Parker or Merger Sub to Clarcor stating Parker’s intention to terminate the merger agreement;

•	prior to obtaining the requisite stockholder vote, the Clarcor board of directors or any committee thereof has effected a recommendation withdrawal, failed to include the recommendation of the Clarcor board of directors in this proxy statement or failed to reaffirm the recommendation of the Clarcor board of directors within five business days of receipt of any written request to do so from Parker following the public announcement of an acquisition proposal; or

•	prior to obtaining the requisite stockholder vote, Clarcor is in willful and material breach of its obligations under the non-solicitation provisions of the merger agreement or specified provisions of the merger agreement related to preparing this proxy statement and obtaining the requisite stockholder vote; or

•	by Clarcor, if:

•	Parker or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement (with certain exceptions), which (1) would result in a failure of a condition to the obligations of Clarcor to effect the merger and (2) is either not curable by the outside date or is not cured within 30 days following written notice of such breach from Clarcor to Parker stating Clarcor’s intention to terminate the merger agreement; or

•	Prior to obtaining the requisite stockholder vote, Clarcor terminates to enter into a definitive agreement relating to a superior proposal and prior to or concurrently with such termination pays Parker a termination fee of $113 million.

Termination Fee; Effect of Termination

Under the merger agreement, Clarcor will be required to pay Parker a termination fee equal to $113 million (the “termination fee”) if:

•	the merger agreement is terminated by Clarcor in accordance with its right to terminate the merger agreement to enter into a definitive agreement relating to a superior proposal;

•	the merger agreement is terminated by Parker because, prior to obtaining the requisite stockholder vote, (1) the Clarcor board of directors has effected a recommendation withdrawal, failed to include the recommendation of the Clarcor board of directors to adopt the merger agreement in this proxy statement or failed to reaffirm the recommendation of the Clarcor board of directors to adopt the merger agreement within five business days of receipt of any written request to do so from Parker following the public announcement of an acquisition proposal or (2) Clarcor has willfully and materially breached any of its obligations under the non-solicitation provisions of the merger agreement or specified provisions of the merger agreement related to preparing this proxy statement and obtaining the requisite stockholder vote; or

•	the merger agreement is terminated by Parker or Clarcor because:

•	(i) the merger has not been completed by the outside date or (ii) Clarcor breached or failed to perform any of its representations, warranties, covenants or agreements, leading to a termination right, and an acquisition proposal was publicly proposed or announced by any person after December 1, 2016 and prior to such termination;

•	the requisite stockholder vote was not obtained and an acquisition proposal was publicly proposed or announced by any person after December 1, 2016 and prior to such termination; and

•	(A) Clarcor enters into a definitive agreement with respect to any acquisition proposal within 12 months after such termination of the merger agreement or (B) Clarcor consummates any acquisition proposal within 12 months after the termination of the merger agreement.

Under the merger agreement, for purposes of the immediately preceding three bullet points, each reference to “20%” in the definition of “acquisition proposal” will be deemed to be a reference to “50%”.

If the merger agreement is validly terminated, the obligations of the parties will terminate and there will be no liability on the part of any party with respect thereto, except for the confidentiality provisions, the general provisions and certain provisions relating to expenses, the effect of termination and the termination fee, and the absence of a financing condition and any additional representations and warranties, each of which will survive the termination of merger agreement; provided, however, that no party to the merger agreement will be relieved from liability to the other party for damages arising out of any willful and material breach of the merger agreement. In addition, the merger agreement provides that any failure by a party to consummate the merger and the other transactions contemplated by the merger agreement (regardless of whether, in the case of Parker, Parker has obtained or received any proceeds of any financing) when required under the merger agreement shall constitute a willful and material breach of the merger agreement.

For purposes of the merger agreement, a “willful and material breach” means a material breach that is a consequence of an act undertaken or a failure to take an act by the breaching party with knowledge that the taking of such act or the failure to take such act would, or would reasonably be expected to, result in a material breach of the merger agreement.

Expenses

Whether or not the merger is consummated, all expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, with certain exceptions set forth in the merger agreement, including that Parker will reimburse Clarcor for all reasonable and documented out-of-pocket expenses related to Clarcor’s cooperation in connection with Parker’s financing of the merger.

Jurisdiction; Specific Performance

Under the merger agreement, each of the parties has agreed that irreparable harm would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties have agreed that in the event of any breach or threatened breach by any other party of any covenant or obligation in the merger agreement, the non-breaching party shall be entitled to (in addition to any other remedy available, including monetary damages) an injunction restraining such breach or threatened breach of the merger agreement and an order of specific performance to enforce the observance and performance of such covenant or obligation (including the obligation of the parties to consummate the transaction contemplated by the merger agreement and the obligation of Parker and Merger Sub to pay, and Clarcor’s equity holders’ rights to receive, the aggregate consideration payable to them in accordance with the terms and conditions set forth in the merger agreement) without proof of actual damages, and each of the parties has further agreed to waive any requirement for the securing or posting of any bond in connection with such remedy. Pursuant to the merger agreement, each of the parties has agreed not to raise any objections (including any defense or counterclaim that there is an adequate remedy in law) to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement.

Each of the parties (i) irrevocably submitted itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of, relating to or contemplated by the merger agreement (including any proceeding seeking equitable relief under the merger agreement) (ii) agreed that every such suit, action or proceeding will be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (iii) agreed that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agreed not to bring any suit, action or proceeding arising out of, relating to or contemplated by the merger agreement in any other court and (v) waived any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought. Each party irrevocably consented to the service of process outside the territorial jurisdiction of the courts referenced in the preceding sentence in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in the merger agreement. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method. Parker, Merger Sub and Clarcor agreed that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Notwithstanding anything to the contrary in the merger agreement, Clarcor (i) agreed that it will not, and will not permit its affiliates to, bring or support any proceeding, cause of action, claim, crossclaim or third-party claim of any kind or description, whether in law or in equity and whether in contract or in tort or otherwise, against Parker’s financing sources in any way related to the merger agreement or any of the transactions contemplated by the merger agreement (including any dispute arising out of or relating to the financing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court thereof, (ii) agreed that any such proceeding will be governed by the laws of the State of New York, (iii) agreed to irrevocably and unconditionally waive any right to a trial by jury in any such proceeding and (iv) agreed to waive, to the fullest extent permitted by law, any objection which such party has or may have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of any such proceeding in any such court.

Amendments; Waivers

The merger agreement may be amended by the parties (with respect to Clarcor and Merger Sub by action taken by their respective boards of directors), at any time before or after adoption of the merger agreement by the Clarcor stockholders, but, after any such adoption, no amendment will be made which by law would require the further approval of Clarcor stockholders without first obtaining such approval. The merger agreement may be modified or amended solely by written agreement executed and delivered by duly authorized officers of the respective parties. Notwithstanding the foregoing, the financing source designated provisions in the merger agreement may not be amended in a manner adverse to any financing sources without the written consent of such financing source.

The conditions to each of the parties’ obligations to consummate the merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by law. At any time prior to the effective time, Clarcor, Parker or Merger Sub may (in the case of Clarcor, by action taken or authorized by the Clarcor board of directors or authorized officers of Clarcor), to the extent permitted by law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of Clarcor, Parker or Merger Sub to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights, nor shall any single or partial exercise by Clarcor, Parker or Merger Sub of any of its rights under the merger agreement preclude any other or further exercise of such rights or any other rights under the merger agreement.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, Clarcor is providing its stockholders with a separate non-binding, advisory vote to approve the payment of certain compensation to the named executive officers of Clarcor in connection with the merger, as described in the table entitled “Golden Parachute Compensation”, which is included in “The Merger (Proposal 1) — Interests of Clarcor’s Directors and Executive Officers in the Merger — Quantification of Potential Payments to Named Executive Officers in Connection with the Merger”, including the associated narrative discussion.

The Clarcor board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Clarcor board of directors unanimously recommends that the stockholders of Clarcor approve the following resolution:

“RESOLVED, that the stockholders of CLARCOR Inc. hereby approve the compensation that may be paid or become payable to its named executive officers in connection with the consummation of the merger and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed in this proxy statement pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation Table and the related narrative disclosures”.

The vote on the advisory compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the advisory compensation proposal and vice versa. Because the vote on the advisory compensation proposal is advisory only, it will not be binding on either Clarcor or Parker. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Clarcor stockholders.

The above resolution approving the merger-related compensation of Clarcor’s named executive officers on a non-binding, advisory basis requires the affirmative vote of holders of a majority of the shares of Clarcor common stock present, in person or represented by proxy, at the special meeting and entitled to vote thereon.

The Clarcor board of directors unanimously recommends a vote “FOR” the advisory compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

Clarcor stockholders are being asked to approve a proposal providing for the adjournment of the special meeting from time to time, if necessary or appropriate in the view of the Clarcor board of directors, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or in the absence of a quorum. If this proposal is approved, the special meeting could be successively adjourned to any date. In addition, the Clarcor board of directors could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. Pursuant to the merger agreement, Clarcor may adjourn, delay or postpone the special meeting (1) with the consent of Parker, (2) in the absence of a quorum, (3) to solicit additional proxies for the purpose of obtaining the requisite stockholder vote or (4) to allow additional time for the filing and/or mailing of any supplemental or amended disclosure that Clarcor has determined in good faith after consultation with outside legal counsel is required under applicable law, and for such supplemental or amended disclosure to be disseminated and reviewed by the Clarcor stockholders prior to the special meeting. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

Clarcor does not anticipate calling a vote on this proposal if the merger proposal is approved by the requisite number of shares of Clarcor common stock at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa.

Approval of the adjournment proposal requires the affirmative vote of stockholders holding a majority of the shares of Clarcor common stock present, in person or represented by proxy, at the special meeting and entitled to vote thereon.

The Clarcor board of directors unanimously recommends a vote “FOR” the adjournment proposal, if a vote on such proposal is called.

MARKET PRICE OF CLARCOR COMMON STOCK AND DIVIDEND INFORMATION

Clarcor common stock is listed on the NYSE under the symbol “CLC”.

The following table sets forth on a per share basis the low and high sales prices of Clarcor common stock as reported by the NYSE, and the cash dividends declared per share for the periods indicated:

	Market Price
	Low	High	Dividend Declared
Fiscal Year Ending December 2, 2017:
First Quarter (through January 19, 2017)	$82.06	$83.04	$0.25
Fiscal Year Ended December 3, 2016:
First Quarter	$44.13	$53.55	$0.22
Second Quarter	$47.98	$59.80	$0.22
Third Quarter	$56.70	$66.10	$0.22
Fourth Quarter	$58.84	$82.94	$0.25
Fiscal Year Ended November 28, 2015:
First Quarter	$60.52	$68.72	$0.20
Second Quarter	$60.95	$67.10	$0.20
Third Quarter	$53.17	$64.68	$0.20
Fourth Quarter	$46.05	$56.70	$0.22

The closing price of Clarcor common stock on November 30, 2016, which was the last trading day before the merger was publicly announced, was $70.45 per share. On January 19, 2017, the most recent practicable date before filing this proxy statement, the closing price for Clarcor common stock was $82.99 per share. You are encouraged to obtain current market quotations for Clarcor common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of January 19, 2017 for:

1.	each of our current directors;

2.	each of our named executive officers;

3.	all of our directors and officers as a group; and

4.	each other person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of stock listed as owned by that person, subject to applicable community property laws. The address of each of our directors and executive officers listed below is c/o CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067.

Directors and Executive Officers

The following table provides information concerning the shares of Clarcor common stock beneficially owned as of January 19, 2017 by all directors, by all named executive officers and by all current directors and executive officers of the Company as a group.

Class	Name	Shares Owned Outright(1)	Vested Stock Options(2)	Restricted Stock Units(3)	Total	Percent of Class(4)
Common Stock	James W. Bradford Jr.	16,930	15,000	0	31,930		*
Common Stock	Robert J. Burgstahler	26,453	37,500	0	63,953		*
Common Stock	Wesley M. Clark	8,328	0	0	8,328		*
Common Stock	Nelda J. Connors	3,085	0	0	3,085		*
Common Stock	Christopher L. Conway	9,961	416,250	9,351	435,562		*
Common Stock	Paul Donovan	1,898	37,500	0	39,398		*
Common Stock	Mark A. Emkes	10,825	15,000	0	25,825		*
Common Stock	David J. Fallon	4,462	117,110	3,004	124,576		*
Common Stock	Thomas W. Giacomini	5,074	0	0	5,074		*
Common Stock	Robert H. Jenkins	45,598	45,000	0	90,598		*
Common Stock	David J. Lindsay	24,011	85,500	360	109,871		*
Common Stock	Philip R. Lochner, Jr	31,802	15,000	0	46,802		*
Common Stock	James L. Packard	54,448	45,000	0	99,448		*
Common Stock	Keith A. White	2,251	6,875	258	9,384		*
Common Stock	Richard M. Wolfson	22,899	93,750	3,317	119,966		*
All Directors and Executive Officers as a Group (16 persons total)					1,221,251	2.5%

*	Less than one percent
(1)	All shares are directly owned except as follows: Mr. Donovan — 16 shares owned by Mr. Donovan’s wife; Mr. Lindsay — includes 11,002 shares held by a family trust.
(2)	Includes all shares subject to unexercised stock options granted pursuant to the Company’s Incentive Plans which have vested by January 19, 2017 or which will vest within 60 days from January 19, 2017.
(3)	Includes all restricted stock units granted under the Company’s Incentive Plans (i) which have vested prior to January 19, 2017 and which have been deferred, or (ii) which will vest (irrespective of any deferral election by the grantee) within 60 days from January 19, 2017.
(4)	Based on 48,706,348 shares outstanding at January 19, 2017.

Certain Other Beneficial Owners

The following table sets forth the ownership according to the most recent Schedules 13G and 13D, as applicable, and amendments thereto (as described in the footnotes to the table) filed with the SEC on or before January 19, 2017 by beneficial owners of more than 5% of Clarcor common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
BlackRock, Inc.(2)
55 E. 52nd St.
New York, NY 10055	4,233,452	8.7%
Neuberger Berman Group LLC(3)
Neuberger Berman Group LLC
Neuberger Berman Investment Advisers LLC
605 Third Avenue
New York, NY 10158	2,657,550	5.5%
The Vanguard Group(4)
100 Vanguard Blvd.
Malvern, PA 19355	3,709,050	7.6%
State Street Corporation(5)
State Street Financial Center
One Lincoln Street
Boston, MA 02111	3,742,149	7.7%
Eaton Vance Management(6)
2 International Place
Boston, MA 02110	3,823,513	7.9%

(1)	Calculated based on 48,706,348 shares outstanding at January 19, 2017.
(2)	Based upon a Schedule 13G filed with the SEC on January 26, 2016 reporting sole voting power with respect to 4,124,069 shares and sole dispositive power with respect to 4,233,452 shares.
(3)	Based upon a Schedule 13G filed with the SEC on February 9, 2016 reporting Neuberger Berman Group LLC and Neuberger Berman Investment Advisers LLC have shared voting power and shared dispositive power with respect to 2,657,550 shares.
(4)	Based upon a Schedule 13G filed with the SEC on February 11, 2016 reporting sole voting power with respect to 107,718 shares, shared voting power with respect to 2,700 shares, sole dispositive power with respect to 3,601,632 shares, and shared dispositive power with respect to 107,418 shares.
(5)	Based upon a Schedule 13G filed with the SEC on February 12, 2016 reporting shared voting and dispositive power with respect to 3,742,149 shares.
(6)	Based upon a Schedule 13G filed with the SEC on February 12, 2016 reporting sole voting power and dispositive power with respect to 3,823,513 shares.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the “fair value” of your shares of Clarcor common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL (“Section 262”) in order to demand and perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of certain provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Clarcor common stock unless otherwise indicated.

Beneficial owners of shares of Clarcor common stock who do not also hold such shares of record must have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of Clarcor common stock are owned of record in a fiduciary capacity, such as by a broker, bank or other nominee, execution of a demand for appraisal must be made in that capacity on behalf of the record holder, and if the shares of Clarcor common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of Clarcor common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of Clarcor common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of Clarcor common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If a stockholder holds shares of Clarcor common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. If you hold your shares of Clarcor common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to Clarcor stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 and a copy of the full text of Section 262 is attached hereto as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy EACH of the following conditions:

1.

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to deliver a written demand to Clarcor before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

2.	You must not vote in favor of, or consent in writing to, the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement and merger, by proxy submitted by mail, over the Internet, by telephone or in person or otherwise, will constitute a waiver of your appraisal rights and will nullify any previously filed written demands for appraisal. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement and will also constitute a waiver of your appraisal rights and nullify any previously filed written demands for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

3.	You must continue to hold your shares of Clarcor common stock from the date of making the demand through the effective time. Therefore, a stockholder who is the record holder of shares of Clarcor common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, without interest and less any applicable withholding taxes, but you will have no appraisal rights with respect to your shares of Clarcor common stock.

All demands for appraisal pursuant to Section 262 should be addressed to CLARCOR Inc., Attention: Secretary, 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067 and must be delivered before the vote on the adoption of the merger agreement is taken at the special meeting and must be executed by, or on behalf of, the record holder of the shares of Clarcor common stock.

Within 10 days after the effective time, the surviving corporation must give written notice of the effective time to each stockholder who has properly delivered a written demand for appraisal and who did not vote in favor of the adoption of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration specified by the merger agreement for his, her or its shares of Clarcor common stock; after this period, the stockholder may withdraw such demand for appraisal only with the written consent of the surviving corporation. Within 120 days after the effective time, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal rights have been received by us and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Clarcor common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the “fair value” of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Clarcor common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon Clarcor, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal. There is no present intent on the part of Clarcor to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Clarcor will file such a petition or that Clarcor will initiate any negotiations with respect to the “fair value” of such shares. If no party files a petition for appraisal within 120 days after the effective time, all stockholders’ right to an appraisal will cease and all stockholders will be entitled to receive the per share merger consideration offered pursuant to the merger agreement. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. The Delaware Court of Chancery shall dismiss the proceedings as to all holders of shares of Clarcor common stock who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Clarcor common stock or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

After determination of the stockholders entitled to appraisal of their shares of Clarcor common stock, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the shares, determining their “fair value” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the “fair value”. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as provided in the following sentence, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceeding, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in the preceding sentence only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the verified list filed by the surviving corporation, described in the precedent paragraph, and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262.

When the “fair value” is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the surviving corporation of the certificates representing such stock.

In determining the “fair value” of the shares of Clarcor common stock and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”.

The Delaware Supreme Court has stated that in making this determination of “fair value”, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the “fair value” of your shares of Clarcor common stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Clarcor common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights under Section 262 will not, from and after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to stockholders of record at a date which is prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time or thereafter with the written approval of Clarcor as the surviving corporation, then the right of that stockholder to appraisal will cease. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time will require our written approval. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received pursuant to the merger agreement within 60 days after the effective time.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and exercise appraisal rights should consult their legal advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 will govern.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This practice, which is commonly referred to as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Clarcor and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders.

Clarcor will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Clarcor’s Secretary at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, telephone: (615) 771-3100, and we will promptly deliver such materials to you. You may also contact the above if you (and other stockholders sharing the same address) are receiving multiple copies of proxy materials and wish to receive only one.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Clarcor does not currently expect to hold an annual meeting of stockholders in 2017 (the “2017 Annual Meeting”) because Clarcor will not be a public company after the merger is completed. However, if the merger is not completed, you will continue to be entitled to attend and participate in Clarcor’s annual meetings of stockholders, and we will hold the 2017 Annual Meeting, in which case we will provide notice of or otherwise publicly disclose the date on which the 2017 Annual Meeting will be held. If the 2017 Annual Meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2017 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act and Clarcor’s bylaws, as described below.

Stockholder proposals and other nominations intended for inclusion in the proxy materials for the 2017 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must have been received by the Secretary of Clarcor no later than October 22, 2016.

Our bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders outside of Exchange Act Rule 14a-8 (and therefore not for inclusion in our proxy materials for such annual meeting of stockholders). These procedures provide that nominations for director nominees or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of Clarcor at our principal executive offices. If the 2017 Annual Meeting is held on or between February 27, 2017 and April 28, 2017, we must have received the notice of your intention to introduce a nomination or to propose an item of business at the 2017 Annual Meeting no earlier than October 30, 2016 and no later than November 29, 2016. In the event that the 2017 Annual Meeting is held before February 27, 2017 or after April 28, 2017, we must receive your notice no later than the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

The chairman of the 2017 Annual Meeting may refuse to allow the transaction of any business, or refuse to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

The Clarcor board of directors knows of no matters which may be presented for consideration at our 2017 annual meeting pursuant to the foregoing requirements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Clarcor is subject to the reporting requirements of the Exchange Act. Accordingly, Clarcor files current, quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. Clarcor’s SEC filings also are available to the public at the Internet website maintained by the SEC at www.sec.gov.

Clarcor also makes available free of charge through its website its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Clarcor’s Internet website address is www.clarcor.com. The information provided on or accessible through Clarcor’s website is not, and will not be deemed to be, part of this proxy statement and is not incorporated into this proxy statement or any other filings that we make with the SEC.

Clarcor incorporates information into this proxy statement by reference, which means that Clarcor discloses important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except to the extent superseded by information contained in this proxy statement or by information contained in documents filed with the SEC after the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

1.	Clarcor’s Annual Report on Form 10-K for the fiscal year ended November 28, 2015, filed with the SEC on January 22, 2016;

2.	Clarcor’s Quarterly Reports on Form 10-Q for the quarter ended February 27, 2016, filed with the SEC on March 18, 2016, for the quarter ended May 28, 2016, filed with the SEC on June 17, 2016 and for the quarter ended August 27, 2016, filed with the SEC on September 16, 2016;

3.	Clarcor’s Definitive Proxy Statement filed with the SEC on February 19, 2016; and

4.	Clarcor’s Current Reports on Form 8-K filed with the SEC on March 29, 2016, April 14, 2016, September 14, 2016, December 1, 2016 (for the avoidance of doubt, including both Current Reports on Form 8-K filed on such date), January 10, 2017 and January 18, 2017.

We also incorporate by reference into this proxy statement additional documents that Clarcor may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may obtain copies of any of these filings by contacting Clarcor at the following address and phone number or by contacting the SEC as described above. Documents incorporated by reference are available from Clarcor without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement, by requesting them in writing, by telephone or via the Internet at:

Clarcor Inc.

840 Crescent Centre Drive, Suite 600

Franklin, Tennessee 37067

Attn: Secretary

Telephone: (615) 771-3100

Internet Website: www.clarcor.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 20, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 1, 2016

BY AND AMONG

PARKER-HANNIFIN CORPORATION,

PARKER EAGLE CORPORATION

AND

CLARCOR INC.

Index of Defined Terms

Acceptable Confidentiality Agreement	Section 9.14
Acquisition Proposal	Section 6.3(g)
Affiliate	Section 9.14
Agreement	Preamble
Amended and Restated Credit Agreement	Section 9.14
Antitrust Laws	Section 9.14
Appraisal Shares	Section 2.3
Bankruptcy and Equity Exception	Section 3.3(c)
Benefits Continuation Period	Section 6.6(a)
Book-Entry Shares	Section 2.1(b)
Business Day	Section 9.14
Certificate	Section 2.1(b)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.4(h)
Commitment Letter	Section 4.9
Company	Preamble
Company Benefit Plans	Section 3.12(a)
Company Board Recommendation	Section 3.3(b)
Company Bylaws	Section 3.1(c)
Company Charter	Section 3.1(c)
Company Common Stock	Section 2.1
Company Disclosure Letter	Article III
Company Material Adverse Effect	Section 9.14
Company Material Contract	Section 3.13(a)
Company Option	Section 2.5(a)
Company Preferred Stock	Section 3.2(a)
Company PSU Award	Section 2.5(b)
Company RSU Award	Section 2.5(b)
Company SEC Documents	Section 3.6(a)
Company SEC Financial Statements	Section 3.6(c)
Company Stock Plans	Section 9.14
Company Stockholder Approval	Section 3.3(a)
Company Stockholders Meeting	Section 6.2
Confidentiality Agreement	Section 9.14
Consents	Section 3.5
Continuing Employees	Section 6.6(a)
Contract	Section 9.14
Credit Agreement Obligor	Section 5.1(b)(ii)
Current Insurance	Section 6.8(b)
CVA	Section 6.6(a)
DGCL	Section 1.1(a)
Domestic Subsidiary	Section 9.14
Effective Time	Section 1.3
Environmental Laws	Section 9.14
ERISA	Section 3.12(a)
ERISA Affiliate	Section 3.12(c)
ESPP	Section 2.6
Exchange Act	Section 3.5

Exchange Fund	Section 2.4(a)
Filings	Section 3.5
Financing	Section 4.9
Financing Agreements	Section 6.14(a)
Financing Conditions	Section 4.9
Financing Source Designated Provisions	Section 9.5(b)
Financing Sources	Section 9.14
Foreign Subsidiary	Section 9.14
GAAP	Section 9.14
Governmental Entity	Section 3.5
Hazardous Substances	Section 9.14
HSR Act	Section 3.5
Indemnified Party	Section 6.8(a)
Initial Outside Date	Section 8.1(b)(i)
Insurance Policies	Section 3.17
Intellectual Property	Section 9.14
Interim RSU Award	Section 2.5(b)
International Trade Laws	Section 9.14
Intervening Event	Section 6.3(g)
IRS	Section 3.12(a)
Knowledge	Section 9.14
Law	Section 9.14
Lease	Section 3.15(b)
Leased Real Property	Section 9.14
Lien	Section 9.14
Merger	Recitals
Merger Amounts	Section 4.9
Merger Consideration	Section 2.1(b)
Merger Sub	Preamble
Merger Sub Bylaws	Section 4.1(b)
Merger Sub Charter	Section 4.1(b)
Merger Sub Stockholder Approval	Section 4.2(a)
Non-U.S. Company Benefit Plans	Section 3.12(a)
NYSE	Section 3.5
OFAC	Section 9.14
Option Payment	Section 2.5(a)
Order	Section 9.14
Other Antitrust Approvals	Section 6.5(a)
Outside Date	Section 8.1(b)(i)
Owned Intellectual Property	Section 9.14
Owned Real Property	Section 9.14
Parent	Preamble
Parent Bylaws	Section 4.1(b)
Parent Charter	Section 4.1(b)
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 9.14
party	Preamble
Paying Agent	Section 2.4(a)
PBGC	Section 5.3
Pension Plan	Section 3.12(c)
Permits	Section 3.9(d)
Permitted Individuals	Section 6.5(e)

Permitted Lien	Section 9.14
Person	Section 9.14
Proceeding	Section 9.14
Proxy Statement	Section 3.5
Recommendation Withdrawal	Section 6.3(c)
Remedial Action	Section 6.5(c)
Replacement Financing	Section 4.9
Reporting Tail Endorsement	Section 6.8(b)
Representatives	Section 6.3(a)
Required Financial Information	Section 6.15(a)
Requisite Regulatory Approvals	Section 7.1(c)
Restricted Information	Section 6.4
RSU/PSU Payment	Section 2.5(b)
Sarbanes-Oxley Act	Section 3.6(a)
SEC	Article III
Section 262	Section 2.3
Securities Act	Section 9.14
Subsidiary	Section 9.14
Substitute Financing	Section 6.14(e)
Superior Proposal	Section 6.3(g)
Surviving Corporation	Section 1.1(a)
Takeover Statute	Section 3.22
Tax	Section 9.14
Tax Return	Section 9.14
Taxes	Section 9.14
Taxing Authority	Section 9.14
Terminated Plan	Section 6.6(c)
Termination Fee	Section 8.3(a)
Top Customer	Section 9.14
Top Supplier	Section 9.14
Trade Secrets	Section 9.14
Trademarks	Section 9.14
Transaction Litigation	Section 6.10
Triggering Divestiture	Section 9.14
U.S. Company Benefit Plans	Section 3.12(a)
Willful and Material Breach	Section 9.14

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 1, 2016 (this “Agreement”), is by and among PARKER-HANNIFIN CORPORATION, an Ohio corporation (“Parent”), PARKER EAGLE CORPORATION, a newly formed Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and CLARCOR INC., a Delaware corporation (the “Company”). The Company, Parent and Merger Sub may be referred to herein as a “party” and collectively as the “parties.”

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the DGCL, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company has unanimously (i) declared it advisable and in the best interests of the Company and its stockholders to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent has approved this Agreement, the Merger and the other transactions contemplated hereby and approved the execution, delivery and performance of this Agreement by Parent, and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of Merger Sub (i) has declared it advisable and in the best interests of Merger Sub and its stockholders to enter into this Agreement and (ii) has approved the execution, delivery and performance of this Agreement by Merger Sub, and the consummation of the Merger and the other transactions contemplated hereby; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the other transactions contemplated hereby and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER; CERTAIN RELATED MATTERS

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue its existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

(b) The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving

Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL and other applicable Law.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the third Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that, by their nature or terms, are to be satisfied at Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions), at the offices of Bass, Berry & Sims, 150 Third Avenue South, Suite 2800, Nashville, TN, unless another time, date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 1.3 Effective Time. Immediately following the Closing on the Closing Date, the parties shall cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as the parties shall agree and specify in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time is hereinafter referred to as the “Effective Time”).

Section 1.4 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit A hereto, until thereafter changed or amended as provided by the DGCL or therein, subject to Section 6.8(c).

Section 1.5 Bylaws. Subject to Section 6.8(c), at the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 1.6 Board of Directors. The parties shall take, or cause to be taken, all actions reasonably necessary so that the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation from and after the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. Except as otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation from and after the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of common stock, $1.00 par value per share, of the Company (the “Company Common Stock”):

(a) All shares of Company Common Stock that are held by the Company as treasury stock or that are owned by the Company or any wholly owned Subsidiary of the Company, Parent, Merger Sub or any wholly owned Subsidiary of the Company or Parent immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Subject to Section 2.1(a), Section 2.2 and Section 2.3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any shares of Company Common Stock held in a Company Benefit Plan or related trust) shall be converted into and shall thereafter represent the right to receive an amount in cash equal to $83.00, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a “Certificate”) or shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.1(b), the Merger Consideration, upon surrender of such Certificate or cancellation of such Book-Entry Shares, without interest.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, without any action on the part of the holder thereof, shall be converted into one share of common stock of the Surviving Corporation.

Section 2.2 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, subdivision, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(b), but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with and to the extent provided in Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 with respect to Appraisal Shares, then the right of such holder to seek appraisal of such shares of Company Common Stock shall cease and such shares of Company Common Stock shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.1(b), without interest. The Company shall give prompt notice, and in any event within 48 hours of receipt, to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall participate in and control all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.4 Exchange of Company Common Stock.

(a) Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall deposit or cause to be deposited with a financial institution or trust company selected by Parent with the Company’s prior approval (which approval shall not be unreasonably withheld, delayed or conditioned) (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Paying Agent, all of the cash sufficient to pay the aggregate Merger Consideration (such cash provided to the Paying Agent being hereinafter referred to as the “Exchange Fund”). Parent and the Surviving Corporation shall cause the Paying Agent to deliver the cash contemplated to be paid pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Parent shall or shall cause the Surviving

Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 2.1(b). Nothing contained in this Section 2.4(a) and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration. The paying agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company.

(b) Exchange Procedures.

(i) Certificates. Parent shall instruct the Paying Agent to mail (or in the case of The Depository Trust Company on behalf of “street” holders, deliver), as soon as reasonably practicable (but no later than three Business Days) following the Effective Time, to each holder of record of a Certificate whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), (i) a letter of transmittal (which shall be in such form and have such other provisions as the Company and Parent shall mutually agree and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Parent or the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent and the Surviving Corporation shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, the cash amount equal to (x) the number of shares of Company Common Stock represented by such Certificate multiplied by (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Subject to Section 2.3, until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted into pursuant to Section 2.1(b). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. Parent shall instruct the Paying Agent to mail, as soon as reasonably practicable (but no later than three Business Days) following the Effective Time, to each holder of record of one or more Book-Entry Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), (i) a letter of transmittal (which shall be in such form and have such other provisions as the Company and Parent shall mutually agree) and (ii) instructions for use in effecting the surrender of the Book-Entry Shares in exchange for the Merger Consideration. Upon delivery of such letter of transmittal to the Paying Agent, duly executed, and such other documents as may reasonably be required by Parent or the Paying Agent, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b) shall be entitled to receive in exchange therefor, and Parent and the Surviving Corporation shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, the cash amount equal to (x) the number of shares of Company Common Stock represented by such Book-Entry Shares multiplied by (y) the Merger Consideration.

(c) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (other than the right to receive the payments contemplated by this Article II). After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation (subject to Section 2.4(e)) for payment of its claim for the Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any cash from the Exchange Fund (including any amounts delivered to Parent in accordance with Section 2.4(d)) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, to the extent reasonably required by Parent, the posting by such Person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that would be payable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(g) Investment. The Paying Agent shall invest the Exchange Fund, as directed by Parent; provided, however, that such investments shall be in (i) obligations of, or guaranteed by, the United States of America and backed by the full faith and credit of the United States of America, (ii) commercial paper obligations of issuers organized under the Laws of a state of the United States of America rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank which are then publicly available) or (iv) a combination of the foregoing. Any interest and other income resulting from such investments shall be the property of and paid to the Surviving Corporation; provided that no losses on any investment made pursuant to this Section 2.4(g) shall affect the Merger Consideration payable to holders of Company Common Stock entitled to receive such consideration, and following any such losses, Parent and the Surviving Corporation shall promptly cause to be provided additional funds to the Paying Agent for the benefit of holders of shares of Company Common Stock entitled to receive such consideration in the amount of any such losses or if for any reason such funds are unavailable for payment to the holders of shares of Company Common Stock.

(h) Withholdings. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax Law. Any amount properly deducted or withheld pursuant to this Section 2.4(h) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under applicable Law.

Section 2.5 Treatment of Company Stock Plans.

(a) Treatment of Options. At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock that is outstanding as of immediately prior to the Effective Time, whether vested or unvested (any such option, a “Company Option”), shall be cancelled and shall entitle the holder to receive, as soon as reasonably practicable (but no later than the next regularly scheduled payroll date that occurs no less than five Business Days after the Closing Date) following the Effective Time, a cash payment (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time (the “Option Payment”). For the avoidance of doubt, any Company Option with an exercise price equal to or in excess of the Merger Consideration shall be cancelled by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof. As of the Effective Time, each holder of a Company Option shall cease to have any rights with respect thereto except the right to receive the Option Payment, if applicable.

(b) Company RSU Awards and Company PSU Awards. At the Effective Time, each time-vesting restricted stock unit award granted by the Company in respect of shares of Company Common Stock (a “Company RSU Award”) (including any Company RSU Award that previously vested but receipt of which has been deferred by the holder) and each performance based restricted stock unit award granted by the Company in respect of shares of Company Common Stock (a “Company PSU Award”) that is outstanding as of immediately prior to the Effective Time shall be cancelled and shall entitle the holder to receive, as promptly as practicable (but no later than the next regularly scheduled payroll date that occurs no less than five Business Days after the Closing Date) following the Effective Time, a cash payment (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (i) the total number of shares of Company Common Stock subject to such Company RSU Award or Company PSU Award as of immediately prior to the Effective Time and (ii) the sum of (A) the Merger Consideration plus (B) any cash dividend equivalents per share accrued but unpaid immediately prior to the Effective Time with respect to such Company RSU Award or Company PSU Award payable in accordance with the underlying award agreement (the “RSU/PSU Payment”); provided, however, that to the extent that any Company RSU Award or Company PSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations provided the use of such exception would not impact any other deferred compensation arrangement. Notwithstanding the foregoing, each holder of a Company RSU Award granted after the date of this Agreement (an “Interim RSU Award”) that is outstanding as of immediately prior to the Effective Time shall not be entitled to receive an RSU/PSU Payment with respect to the portion of such Interim RSU Award that is not vested as of immediately prior to the Effective Time in accordance with the underlying award agreement, so that the RSU/PSU Payment paid to such holder in respect of an Interim RSU Award shall equal the product of (i) the total number of shares of Company Common Stock subject to the vested portion of such Interim RSU Award as of immediately prior to the Effective Time and (ii) the sum of (A) the Merger Consideration plus (B) any cash dividend equivalents per share accrued but unpaid immediately prior to the Effective Time with respect to the vested portion of such Interim RSU Award immediately prior to the Effective Time payable in accordance with the underlying award agreement. For the avoidance of doubt, the unvested portion of all Interim RSU Awards will be cancelled at the Effective Time without any action on the part of the holder thereof and without any payment to the holder thereof. As of the Effective Time, each holder of a Company RSU Award (including Interim RSU Awards) or a Company PSU Award shall cease to have any rights with respect thereto except the right to receive the RSU/PSU Payment as provided herein.

(c) Company Actions. Prior to the Effective Time, the Company, the Board of Directors of the Company or the appropriate committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.5, including any participant notice requirements in accordance with the terms of any Company Stock Plan or the ESPP. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to, or in settlement of, the Company Stock Plans, ESPP, Company Options, Company RSU Awards, Company PSU Awards or otherwise.

Section 2.6 Treatment of Employee Stock Purchase Plan. Prior to the Effective Time, the Company, the Board of Directors of the Company or the appropriate committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to: (i) terminate the Company’s Employee Stock Purchase Plan (“ESPP”) subject to, and effective as of immediately prior to, the Effective Time, (ii) ensure that no new offering period under the ESPP shall be commenced after the date of this Agreement, (iii) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the ESPP in accordance with the terms and conditions of the ESPP), (iv) ensure participant accounts are applied in accordance with the terms and conditions of the ESPP to purchase shares of Company Common Stock prior to the Effective Time and (v) provide that the amount of the accumulated contributions of each participant in the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares of Company Common Stock in accordance with the terms and conditions of the ESPP, be refunded to such participant as soon as reasonably practicable following the Effective Time (without interest) all in accordance with Section 19(b) of the ESPP. Any shares of Company Common Stock purchased under the ESPP shall be treated in accordance with Section 2.1(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (x) disclosed in the Company SEC Documents filed with or furnished to the Securities and Exchange Commission (the “SEC”) on or after November 28, 2015 and publicly available prior to the date of this Agreement (but excluding any risk factors or forward-looking disclosures set forth under the heading “Risk Factors” or under the heading “Special Note Regarding Forward-looking Statements,” or in any such case, similarly titled captions, and any other disclosures that are cautionary, predictive or forward-looking in nature, in any such Company SEC Documents) or (y) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that (i) disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face and (ii) the mere inclusion of an item in such Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission (A) that such item represents a material exception or material fact, event or circumstance or that such item has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or that such item did not arise in the ordinary course of business, or rise to any particular threshold, or (B) of any non-compliance with, or violation or breach of, any Contract, any other third party rights (including any Intellectual Property rights) or any Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein and/or disclosing information required to be disclosed pursuant to this Agreement), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Corporate Organization.

(a) The Company and each of its Subsidiaries is a corporation or other entity validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except, in the case of the Company’s Subsidiaries, where the failure to be validly existing or in good standing has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list, including jurisdiction of organization or incorporation, of all of the Subsidiaries of the Company and any joint ventures, partnerships or similar arrangements in which the Company or any of its Subsidiaries has a limited liability, partnership or other equity interest.

(c) The copies of (i) the Second Restated Certificate of Incorporation, as amended (the “Company Charter”), and (ii) the Second Amended and Restated By-Laws (the “Company Bylaws”) of the Company made available to Parent prior to the date hereof are true and complete copies of such documents as in effect as of the date of this Agreement.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of the close of business on November 28, 2016, (i) 48,562,842 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) no shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) Company Options with respect to an aggregate of 1,885,432 shares of Company Common Stock were outstanding, (v) Company RSU Awards with respect to an aggregate of 109,649 shares of Company Common Stock were outstanding (including Company RSU Awards that previously vested but receipt of which has been deferred by the holder) and (vi) Company PSU Awards with respect to an aggregate of 77,731 shares of Company Common Stock were outstanding. As of the close of business on November 28, 2016 (A) an aggregate of 4,889,112 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans and (B) an aggregate of 38,241.05 shares of Company Common Stock were reserved and available for issuance pursuant to the ESPP. Except as set forth in this Section 3.2(a) or in Section 3.2(a) of the Company Disclosure Letter, or as expressly permitted by Section 5.1(b)(iii) or Section 5.1(b)(viii) (including as set forth on Section 5.1 of the Company Disclosure Letter or as Parent may otherwise consent in accordance with Section 5.1(b)), there are no and there will not be any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company or any of its Subsidiaries to make any payment based on or resulting from the value or price of Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking.

(b) Except as set forth in Section 3.2(b) of the Company Disclosure Letter and except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Options with Company Common Stock (including in connection with “net” exercises), (ii) tax withholding in connection with the exercise of Company Options or vesting of Company RSU Awards or Company PSU Awards and (iii) forfeitures of Company Options, Company

RSU Awards or Company PSU Awards, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any of its Subsidiaries. All Company Options, Company RSU Awards and Company PSU Awards were granted under a Company Stock Plan.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Letter, the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, and all of such shares and equity interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights in favor of any Person other than the Company or a direct or indirect wholly owned Subsidiary of the Company. No Subsidiary of the Company owns any shares of Company Common Stock.

(d) All outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued under the ESPP or pursuant to the Company Stock Plans upon the settlement or exercise (as applicable) of Company Options, Company RSU Awards and Company PSU Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and will be fully paid and nonassessable and are not subject to preemptive rights.

(e) Section 3.2(e) of the Company Disclosure Letter contains a true and complete list of each holder of Company Options, Company RSU Awards and Company PSU Awards as of the close of business on November 28, 2016, including for each such holder, the type of such awards, date of grant, number of shares of Company Common Stock underlying such awards and, with respect to any Company Options, exercise price. Each Company Option (i) was granted in all material respects in compliance with all applicable Laws and with all of the terms and conditions of the Company Stock Plan pursuant to which it was issued and (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of grant.

Section 3.3 Corporate Authorization.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject only to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholder Approval”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, to perform its obligations hereunder and consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject, in the case of the Merger, to obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) The Board of Directors of the Company, at a meeting duly called and held, has unanimously adopted resolutions (i) determining that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) approving the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iv) directing that the adoption of this Agreement be submitted to the holders of Company Common Stock for consideration and (v) recommending, subject to Section 6.3, the adoption of this Agreement by the holders of Company Common Stock (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn.

(c) This Agreement has been duly executed and delivered by the Company and, assuming due power and authority of and due execution and delivery by, Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (together, the “Bankruptcy and Equity Exception”).

Section 3.4 No Conflicts. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby will not (a) breach, conflict with or violate any provision of the Company Charter or Company Bylaws or any of the similar organizational documents of any of its Subsidiaries or (b) assuming that the authorizations, consents and approvals referred to in Section 3.5 and the Company Stockholder Approval are obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any Contract or Permit to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Laws or Orders applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Governmental Approvals. No consent, approval, waiver, license, permit, franchise, authorization or Order (“Consents”) of, or registration, declaration, notice, report, submission or other filing (“Filings”) with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority, domestic or foreign (each a “Governmental Entity”), is required to be made in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, other than (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (such proxy statement, as amended, supplemented or modified from time to time, the “Proxy Statement”) and such Filings under, and other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with this Agreement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and such other Antitrust Laws as are set forth on Schedule 7.1(c), (iv) compliance with the applicable rules and regulations of the New York Stock Exchange (“NYSE”), or (v) such other Consents or Filings the failure of which to obtain or make prior to the Closing would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Company SEC Filings; Financial Statements; Controls.

(a) The Company has filed or furnished (as applicable) all reports, schedules, forms, statements, certifications and other documents required to be filed or furnished (as applicable) by the Company with the SEC pursuant to the Exchange Act and the Securities Act since November 30, 2013 (collectively, and together with such reports, schedules, forms, statements, certifications and other documents filed with or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents (i) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company SEC Documents and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received by the Company from the SEC or its staff.

There has been no written comment letter or response between the SEC (and its staff) and the Company between November 30, 2013 and the date of this Agreement that is not available on the SEC’s Electronic Data Gathering Analysis and Retrieval database.

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s or any of its Subsidiaries’ assets that would be reasonably expected to have a material effect on its financial statements. The Company has disclosed based on its most recently completed evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 13a-15(f) of the Exchange Act. Since November 30, 2013, neither the Company nor any of its Subsidiaries has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting procedures, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The consolidated financial statements (including all related notes and schedules thereto) of the Company included in or incorporated by reference into the Company SEC Documents (the “Company SEC Financial Statements”) comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company SEC Financial Statements fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material and to the absence of information or notes not required by GAAP to be included in interim financial statements), all in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.7 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute or otherwise, whether known or unknown and whether due or to become due, in each case, other than: (a) liabilities or obligations reflected or reserved against in the Company’s audited consolidated balance sheet as of November 28, 2015 or its unaudited consolidated balance sheet as of August 27, 2016 included in the Company SEC Documents (including the notes thereto), (b)

liabilities or obligations that were incurred since November 28, 2015 in the ordinary course of business, (c) liabilities or obligations which have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect and (d) liabilities or obligations arising or incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby.

Section 3.8 Absence of Certain Changes or Events. Except as set forth on Section 3.8 of the Company Disclosure Letter, since August 28, 2016 until the date of this Agreement, except for liabilities or obligations incurred in connection with, or permitted or contemplated by, this Agreement, the Merger and the other transactions contemplated hereby, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses in all material respects, (b) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any actions of the type described in Section 5.1(b)(ii), Section 5.1(b)(v), Section 5.1(b)(viii), Section 5.1(b)(xi), Section 5.1(b)(xii) or Section 5.1(b)(xiv), in each case, that would have been a breach of any such Section if taken after the date of this Agreement.

Section 3.9 Compliance with Laws; Permits.

(a) Other than those violations that have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since November 30, 2013, the Company and its Subsidiaries have not violated and are not in violation of any Laws or Orders applicable to the Company, any of its Subsidiaries or any assets owned or used by any of them.

(b) None of the Company, its Domestic Subsidiaries, any of their respective directors or officers, or, to the Company’s Knowledge, any of the Company’s Foreign Subsidiaries or their respective directors or officers (in each case to the extent not also a director and/or officer of the Company or any of its Domestic Subsidiaries), or to the Company’s Knowledge, any of the Company’s or its Subsidiaries’ respective employees, consultants, sales representatives, distributors or agents, in each case, acting in such capacity and on behalf of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) violated, directly or indirectly, any applicable money laundering or anti-terrorism Law or directly or indirectly lent, contributed or otherwise made available any funds to any Person for the purpose of financing the activities of any Person where making available any funds to that Person constitutes a violation of U.S. sanctions administered by OFAC, or (iii) violated, directly or indirectly, any International Trade Law, in each case, except for such payments and violations that would not be material to the Company and its Subsidiaries, taken as a whole. The Company, its Domestic Subsidiaries and each of their respective directors and officers, and to the Company’s Knowledge, each of the Company’s Foreign Subsidiaries and their respective directors and officers (in each case to the extent not also a director and/or officer of the Company or any of its Domestic Subsidiaries) and each of the Company’s and its Subsidiaries’ respective employees, consultants, sales representatives, distributors and agents, in each case, acting in such capacity and on behalf of the Company, have complied at all times, and are in compliance, with all applicable U.S. and non-U.S. anti-corruption and anti-bribery Laws with respect to the Company and its Subsidiaries, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), in each case, except for failures to comply that would not be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have instituted and maintain policies and procedures which are reasonably designed to promote compliance with any such U.S. and non-U.S. anti-bribery, anti-corruption, money laundering and anti-terrorism Laws, in each case, except where the failure to institute and maintain such policies and procedures would not be material to the Company and its Subsidiaries, taken as a whole.

(c) None of the Company, its Domestic Subsidiaries, any of their respective directors or officers, or, to the Company’s Knowledge, any of the Company’s Foreign Subsidiaries or their respective directors or officers (in each case to the extent not also a director and/or officer of the Company or any of its Domestic Subsidiaries), or to the Company’s Knowledge, any of the Company’s or its Subsidiaries’ respective employees, consultants or agents, in each case, acting in such capacity and on behalf of the Company, is or has been engaged in any cartel activities, including agreements or arrangements with one or more competitors to fix prices of any products or services, control or rig bids to be submitted to any customers or allocate any customers or markets to itself or to competitors, in each case, except for such activities or any liability arising therefrom that would not be material to the Company and its Subsidiaries, taken as a whole.

(d) The Company and each of its Subsidiaries have and are in compliance with all governmental licenses, permits, certificates, approvals and authorizations of a Governmental Entity (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, in each case, except where the failure to have, maintain or be in compliance with such Permit has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Litigation. Except as set forth on Section 3.10 of the Company Disclosure Letter, as of the date of this Agreement, there is no Proceeding pending before any Governmental Entity, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, which, if decided adversely against the Company or any of its Subsidiaries, involves or would reasonably be expected to involve liabilities of the Company and its Subsidiaries in an amount in excess of $1,000,000, net of any insurance and indemnity, contribution and similar obligations for the benefit of the Company or any of its Subsidiaries in respect thereof. There is no Order outstanding against the Company or any of its Subsidiaries which has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Taxes.

(a) Except as has not had or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (B) have paid all Taxes that are required to be paid (whether or not shown on any Tax Return), except with respect to Taxes contested in good faith; (C) have paid all Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, independent contractor, creditor or third party; and (D) have collected and remitted all material sales, value added, use, or similar Taxes that the Company or any of its Subsidiaries are obligated to remit to a Taxing Authority.

(ii) There are no unresolved questions or Proceeding concerning the Tax liability of the Company or any of its Subsidiaries that are not disclosed and adequately reserved for in the Company SEC Financial Statements.

(iii) There is no Lien on any of the assets of the Company or those of any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay, or delay (or alleged delay) in paying, any Tax.

(iv) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar Contract entered into before the Closing pursuant to which it will have any obligation after the Closing.

(v) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person, including any obligation to indemnify or otherwise succeed to the liability of any other Person for Taxes, as a transferee or successor, or pursuant to any Law (including Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law)), Contract, or otherwise.

(vi) The Company and its Subsidiaries have properly and timely documented their transfer pricing methodology in compliance with Sections 482 and 6662 of the Code and any similar provision of applicable Law.

(vii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing as a result of any (i) change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law), (ii) use of an improper method of accounting, (iii) intercompany transaction or excess loss account under Section 1502 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or non-U.S. Law), (iv) closing agreement as described under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), (v) installment sale or open transaction disposition; (vi) any prepaid amount; or (vii) an election under Section 108(i) of the Code.

(viii) Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before October 30, 2015 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company SEC Financial Statements filed on or prior to the date of this Agreement.

(b) There is no Proceeding pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax; neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) To the Company’s Knowledge, no written claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or its Subsidiary is or may be subject to Tax by that jurisdiction.

(d) There are no Tax rulings, requests for rulings or closing Contracts in effect or pending with any Taxing Authority relating to the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(f) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(g) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

Section 3.12 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a true and complete list of material Company Benefit Plans, including all Company Benefit Plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). With respect to each material Company Benefit Plan, the Company has made available to Parent prior to the date hereof a true, correct and complete copy of such written Company Benefit Plan or a written description of any unwritten Company Benefit Plan, and, to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the two most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments filed with the Internal Revenue Service (“IRS”) or the Department of Labor, (iv) the most recent IRS determination letter (or opinion letter upon which the Company is entitled to rely), (v) all current summary plan descriptions and summaries of material modification thereto, and (vi) all material correspondence relating to any Company Benefit Plan between the Company, any of its Subsidiaries or their representatives and any Governmental Entity regarding any matter that remains unresolved as of the date of this Agreement. “Company Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement and contract

(including any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former director, officer or employee of the Company or any of its Subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which the Company or any of its Subsidiaries could incur any direct or indirect liability. “Non-U.S. Company Benefit Plans” means each Company Benefit Plan that is maintained outside the jurisdiction of the United States. “U.S. Company Benefit Plans” means each Company Benefit Plan that is not a Non-U.S. Company Benefit Plan.

(b) Except as has not had or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, (ii) there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the U.S. Company Benefit Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries, (iii) each U.S. Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter or opinion from the IRS regarding the U.S. Company Benefit Plan, and nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination, or has submitted a request to the IRS for a current determination letter regarding such U.S. Company Benefit Plan.

(c) Except as has not had or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability (exclusive of the liability to pay insurance premiums to the Pension Benefit Guaranty Corporation under Title IV of ERISA), (ii) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred in the preceding six (6) years with respect to any U.S. Company Benefit Plan or will be required to be filed in connection with the transactions contemplated by this Agreement, (iii) no U.S. Company Benefit Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (iv) neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (each, a “Pension Plan”) or to any single-employer plan of an ERISA Affiliate pursuant to Section 436 of the Code or (v) under each Pension Plan which is a single-employer plan, there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Pension Plan since the valuation date used for the most recent actuarial valuation report delivered or made available to Parent prior to the date hereof. As used in this Agreement, “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries within the meaning of Section 4001(b)(1) of ERISA or which together with the Company or any of its Subsidiaries is treated as a single employer under Section 414(t) of the Code.

(d) There are no pending or, to the Knowledge of the Company, threatened Proceedings with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), which, if decided adversely against the Company or any of its Subsidiaries, would, individually or in the aggregate, be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or Section 414(f) of the Code or is a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code. None of the Company, its Subsidiaries or any ERISA Affiliate has at any time during the last six (6) years contributed to or been obligated to contribute to any such type of plan.

(f) Except as set forth on Section 3.12(f) of the Company Disclosure Letter, and except as provided in this Agreement or as required by applicable Law, the consummation of the Merger and the other transactions contemplated hereby will not (i) entitle any current or former director, officer or employee of the Company or of any of its Subsidiaries to severance pay or any similar payment under any U.S. Company Benefit Plan, or, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, any Non-U.S. Company Benefit Plan, or (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee under any U.S. Company Benefit Plan, or, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, any Non-U.S. Company Benefit Plan.

(g) Except as has not had or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Non-U.S. Company Benefit Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment and (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(h) No Company Benefit Plan provides death or medical benefits beyond termination of service or retirement other than coverage required to be offered by Law.

(i) Neither the Company nor any of its Subsidiaries have agreed or committed to institute any material plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any of its Subsidiaries other than the Company Benefit Plans, or to make any amendments to any of the Company Benefit Plans.

(j) Except as set forth in Section 3.12(j) of the Company Disclosure Letter, no amount that is likely to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Subsidiaries or any of their Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(B)(1) of the Code. The Company has made available to Parent true, complete and correct copies of any Code Section 280G calculations prepared (whether or not final) by or for the Company with respect to any disqualified individual in connection with the Merger and the other transactions contemplated by this Agreement.

(k) Except as has not had or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan and any other payment or arrangement for which the Company or any of its Subsidiaries has liability that is subject to Section 409A of the Code is in documentary compliance with and has been operated in compliance with Section 409A of the Code, and no individual has a right to any gross up or indemnification from the Company or any of its Subsidiaries with respect to any such Company Benefit Plan, payment or arrangement subject to Section 409A of the Code.

Section 3.13 Material Contracts.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each Contract to which the Company or any of its Subsidiaries is a party or bound, and which falls within any of the following categories:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii) a Contract (A) pursuant to which the Company or any of its Subsidiaries (1) has purchased or sold during the twelve months prior to the date of this Agreement goods or services that involved payments by or to the Company and its Subsidiaries in excess of $10,000,000 during such period, or (2) purchase or sell goods or services that would reasonably be expected to involve payments by or to the Company and its

Subsidiaries in excess of $10,000,000 during the twelve month period beginning on the date of this Agreement or any future twelve month period, in each case of clauses (1) and (2), other than purchase orders and pricing agreements entered into in the ordinary course of business and (B) between the Company or any of its Subsidiaries, on the one hand, and any Top Customer or Top Supplier, on the other hand, with a term of more than 12 months, in each case, other than purchase orders and pricing agreements entered into in the ordinary course of business;

(iii) a Contract that is a license, royalty, covenant not to sue or similar Contract with respect to Intellectual Property that involved license, royalty or similar payments by or to the Company and its Subsidiaries in excess of $2,500,000 during the twelve months prior to the date of this Agreement, other than (A) generally commercially available “off-the-shelf” software programs, (B) non-exclusive license grants to Owned Intellectual Property granted by the Company or any of its Subsidiaries in connection with the sale or distribution of products in the ordinary course of business or (C) non-exclusive license grants to contract manufacturers that manufacture products on behalf of the Company or any of its Subsidiaries in the ordinary course of business;

(iv) a joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company in which the Company owns, directly or indirectly, any voting or economic interest of 10% or more, or any interest valued at more than $5,000,000, without regard to percentage voting or economic interest, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(v) a mortgage, indenture, guarantee, loan, or credit agreement, security agreement, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case with an outstanding principal balance as of the date of this Agreement in excess of $10,000,000, other than (A) letters of credit, performance bonds or similar instruments issued for the account of the Company and/or any of its Subsidiaries in the ordinary course of business, (B) accounts receivable and accounts payable in the ordinary course of business and (C) intercompany loans owed by the Company or any direct or indirect wholly owned Subsidiary of the Company to any other direct or indirect wholly owned Subsidiary of the Company, or by any direct or indirect wholly owned Subsidiary to the Company;

(vi) a Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of inventory in the ordinary course of business) or business or capital stock or other equity interests of any Person (in each case, whether by merger, sale of stock, sale of assets or otherwise), in each case for aggregate consideration in excess of $25,000,000 (A) that was entered into after November 27, 2010, or (B) pursuant to which the Company or any of its Subsidiaries has any liability for any earn-out or other deferred or contingent payment obligations that remain outstanding, in excess of $10,000,000;

(vii) a Contract containing a covenant that materially limits the right of the Company or any of its Subsidiaries (or after the Effective Time, Parent or its Subsidiaries) to engage or compete in any line of business, or to purchase, sell, supply or distribute any product or services other than (A) Contracts with suppliers to sole source certain raw materials and/or components in the ordinary course of business (none of which Contracts with suppliers will bind and adversely impact in any material respect Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) after the Effective Time) and (B) Contracts with distributors or sales representatives pursuant to which the Company or any of its Subsidiaries has agreed not to sell or otherwise compete with such distributor with respect to specific products in a particular geographic area (none of which Contracts with distributors will bind and adversely impact in any material respect Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) after the Effective Time);

(viii) a Contract that grants “most favored nation” status to the counterparty that would, in each case, bind and adversely impact in any material respect Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) after the Effective Time;

(ix) a Contract that grants any right of first refusal or right of first offer to purchase or acquire any material assets or business of the Company or its Subsidiaries;

(x) a Contract containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of any other party;

(xi) a Contract between the Company or any of its Subsidiaries and any director or officer of the Company, any Person holding more than 5% of the capital stock of the Company, or their immediately family members, in each case, that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act; or

(xii) a Contract to which the Company or any of its Subsidiaries is a party or bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract) and (A) which requires the Company or any of its Subsidiaries or personnel to possess material security clearances or to be subject to specific material business or cost accounting standards, or (B) which, if breached, could reasonably be expected to subject the Company or its Subsidiaries or personnel to any material suspension or debarment proceeding (or equivalent proceeding).

Each Contract of the type described in this Section 3.13(a), whether or not set forth in Section 3.13(a) of the Company Disclosure Letter and whether or not entered into on or prior to the date of this Agreement, is referred to herein as a “Company Material Contract.”

(b) A true, complete and correct copy of each Company Material Contract has been made available to Parent prior to the date hereof. Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Company’s Knowledge, each other party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries is in material breach of or material default under any Company Material Contract, and, to the Knowledge of the Company, no other party to a Company Material Contract is in material breach of or material default under any such Company Material Contract.

Section 3.14 Intellectual Property.

(a) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property used in or held for use in connection with the business of the Company and its Subsidiaries as currently conducted and neither the Merger nor the other transactions contemplated hereby will materially impair or otherwise materially adversely affect any such rights. Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Owned Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding Order or Contract adversely affecting or that would be reasonably expected to adversely affect the Company’s or its Subsidiaries’ use of, or its rights to, Owned Intellectual Property.

(b) To the Knowledge of the Company, (i) the conduct of the business as currently conducted by the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate any Person’s Intellectual Property, and, as of the date of this Agreement, there is no such claim pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries (including in the form of offers or invitations to license) and (ii) as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property, and no such claims are pending or threatened against any Person by the Company or its Subsidiaries.

(c) No registrations or applications for registered Owned Intellectual Property have expired or been cancelled or abandoned except (i) in accordance with the expiration of the term of such rights, (ii) intentional cancellations and abandonments in the ordinary course of business or (iii) as has not had or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable measures to protect and maintain the confidentiality of all Trade Secrets that are owned or held by the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, there has been no unauthorized disclosure by the Company or any of its Subsidiaries of any such Trade Secrets.

Section 3.15 Properties.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all material Owned Real Property (including the address or location). Except as has not had or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable title to all Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list of all Leased Real Property (including the address or location) (the leases, subleases or other occupancy arrangements pursuant to which the Company or any of its Subsidiaries is a party or has a right to use such Leased Real Property, each, a “Lease”). Except as has not had or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Lease for the Leased Real Property is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Company’s Knowledge, each other party thereto, subject to the Bankruptcy and Equity Exception and (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any Lease with respect to Leased Real Property, and, to the Knowledge of the Company, no other party is in breach of or default under any lease with respect to Leased Real Property.

Section 3.16 Environmental Matters. Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and have been since December 3, 2011, in compliance with all applicable Environmental Laws, including possessing and complying with all Permits required for their respective ownership and operations under applicable Environmental Laws.

(b) There is no Proceeding pending or threatened in writing against the Company or any of its Subsidiaries under or pursuant to any Environmental Law. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that they have been or are in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. Neither the Company nor any Subsidiary is a party or subject to any administrative or judicial Order pursuant to any Environmental Law.

(c) There have been no releases, spills or discharges of Hazardous Substances on or underneath any real property that is currently owned or leased by the Company or its Subsidiaries, or, to the Knowledge of the Company, any real property that was formerly owned or leased by the Company or its Subsidiaries, that in each case would be reasonably likely to require reporting, investigation, assessment, cleanup, removal, remediation or other responsive action, or would otherwise be reasonably likely to give rise to any material liability or obligation on the part of the Company or any of its Subsidiaries, under applicable Environmental Laws. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any material liability for any Hazardous Substance disposal or contamination on any third party property.

Section 3.17 Insurance. Except as has not been and would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its

Subsidiaries maintain insurance policies that, together with adequately capitalized self-insured or retention arrangements (collectively, the “Insurance Policies”), provide coverage in such amounts and with respect to such risks and losses as is customary for the industries in which the Company and its Subsidiaries operate and that management of the Company has in good faith determined to be adequate for the respective businesses and operations of the Company and its Subsidiaries, (ii) each such Insurance Policy is in full force and effect, (iii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums) under any such Insurance Policy and (iv) no notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any Insurance Policy which has not been cured by the payment of premiums that are due.

Section 3.18 Labor and Employment Matters. Except as set forth on Section 3.18 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other written labor union Contract with a labor union, works council or other labor organization. Except as has not been and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since November 30, 2013, (i) the Company and its Subsidiaries are and have been in compliance with all applicable Laws relating to employment and employment practices, labor, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits and wages and hours, (ii) neither the Company nor its Subsidiaries are or have been the subject of any Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor, to the Company’s Knowledge, has any such Proceeding been threatened, (iii) to the Knowledge of the Company, there is not and has not been any union organizing, representation or similar proceedings, or the threat of any strikes, work slowdowns or similar organized actions, in each case by or with respect to employees of the Company or any of its Subsidiaries and (iv) there is no, and there has not been any, work stoppage, labor strike or lockout by the employees of the Company or its Subsidiaries.

Section 3.19 Affiliate Transactions. As of the date of this Agreement, there are no transactions, arrangements or Contracts between the Company and its Subsidiaries, on the one hand, and its Affiliates (other than its wholly owned Subsidiaries) or other Persons, on the other hand, that would be required to be and have been disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.20 Customers and Suppliers.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth the Top Customers of the Company and its Subsidiaries. As of the date of this Agreement, none of the Top Customers has cancelled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries. Except as set forth on Section 3.20(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice that any such Top Customer intends to cancel or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries.

(b) Section 3.20(b) of the Company Disclosure Letter sets forth the Top Suppliers of the Company and its Subsidiaries. As of the date of this Agreement, none of the Top Suppliers has cancelled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries. Except as set forth on Section 3.20(b) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice that any such supplier intends to cancel or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries.

Section 3.21 Product Liability.

(a) Since November 30, 2013, (i) no product recall claims have been made against the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any claim or allegation of personal injury, death or property or economic damages with respect to the products or services of the Company or any of its Subsidiaries, which, in each case, involved or involves liabilities of the Company and its Subsidiaries in an amount in excess of $5,000,000.

(b) Neither the Company nor any of its Subsidiaries has manufactured, sold, distributed or marketed any asbestos-containing products. Except as has not been or would not be reasonably expected to be individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no claims or litigation have ever been made or instituted against the Company or any of its Subsidiaries alleging injury or death resulting from, or exposure to, asbestos containing products allegedly manufactured, sold, distributed or marketed by the Company or any of its Subsidiaries.

Section 3.22 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.10, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each a “Takeover Statute”), or any comparable anti-takeover provision of the Company Charter or Company Bylaws, is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.23 Brokers and Finders’ Fees. Except for Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has disclosed to Parent the amount of all fees and expenses (or, if such amount is not able to be known, the method for determining such amount) to which Goldman, Sachs & Co. is entitled in connection with the Merger or any of the other transactions contemplated by this Agreement.

Section 3.24 Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion from Goldman, Sachs & Co. to the effect that, as of the date of this Agreement and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.25 No Other Representations and Warranties; Disclaimers. Except for the representations and warranties expressly contained in Article IV, the Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub is making or has made, and the Company hereby agrees it is not relying upon, any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or with respect to any other information, including the accuracy or completeness of such other information, provided or made available to the Company in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that (a) disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Parent Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face and (b) the mere inclusion of an item in such Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission (i) that such item represents a material exception or material fact, event or circumstance or that such item would have a Parent Material Adverse Effect or (ii) of any non-compliance with, or violation or breach of, any Contract, any other third party rights (including any Intellectual Property rights) or any Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein and/or disclosing information required to be disclosed pursuant to this Agreement), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Corporate Organization.

(a) Each of Parent and Merger Sub is a corporation validly existing and in good standing under the Laws of the jurisdiction of its organization, has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed, qualified or otherwise authorized to do business and, to the extent applicable, is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not be reasonably expected to have a Parent Material Adverse Effect.

(b) The copies of the Amended Articles of Incorporation (the “Parent Charter”) and Code of Regulations, as amended (the “Parent Bylaws”) of Parent made available to the Company prior to the date hereof are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The copies of the certificate of incorporation of Merger Sub (the “Merger Sub Charter”) and the bylaws of Merger Sub (the “Merger Sub Bylaws”) made available to the Company prior to the date hereof are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 4.2 Corporate Authorization.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by Parker Gibraltar Acquisitions Ltd., the sole stockholder of Merger Sub (the “Merger Sub Stockholder Approval”), which adoption Parent shall cause to occur promptly following the execution of this Agreement on the date of this Agreement, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, to perform its obligations hereunder and to consummate the Merger, the Financing and the other transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger, the Financing and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and the Board of Directors of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger, the Financing or the other transactions contemplated hereby, subject, in the case of the Merger, to obtaining the Merger Sub Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

(b) This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due power and authority of, and due execution and delivery by, the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 No Conflicts. The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and the consummation by Parent and Merger Sub of the Merger, the Financing and the other transactions contemplated hereby will not (a) breach, conflict with or violate any provision of the Parent Charter, Parent Bylaws, Merger Sub Charter or Merger Sub Bylaws or (b) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Merger Sub Stockholder Approval are obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of Parent or Merger Sub under, any Contract or Permit to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Laws or Orders applicable to Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Governmental Approvals. No Consent of, or Filing with, any Governmental Entity is required to be made in connection with the execution, delivery or performance of this Agreement by Parent and Merger Sub or the consummation of the Merger, the Financing and the other transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (b) routine filings with the SEC under the Exchange Act and the Securities Act as may be required in connection with this Agreement, (c) compliance with the applicable requirements of the HSR Act and such other Antitrust Laws as are set forth in Schedule 7.1(c), (d) compliance with the applicable rules and regulations of the NYSE or (e) such other Consents or Filings the failure of which to obtain or make prior to the Closing would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Litigation. As of the date of this Agreement, there are no Proceedings pending, or to the Knowledge of Parent, threatened in writing, against Parent or any of its Subsidiaries before any Governmental Entity, which has had or would be reasonably expected to have a Parent Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against Parent or any of its Subsidiaries which has had or would be reasonably expected to have a Parent Material Adverse Effect.

Section 4.6 Operations of Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.7 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the Parent Charter or Parent Bylaws or the applicable rules of the NYSE in order for Parent to consummate the transactions contemplated by this Agreement, including the Merger and the Financing.

Section 4.8 Brokers and Finders’ Fees. Except for Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.9 Available Funds. Parent has delivered to the Company prior to the execution and delivery of this Agreement a true, correct and complete fully executed copy of the commitment letter, dated as of the date hereof, among Parent and Morgan Stanley Senior Funding, Inc., including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Commitment Letter”), pursuant to the terms of which, and subject to the conditions set forth therein, each of the Financing Sources party thereto has severally committed to lend the amounts set forth therein (the provision of such funds as set forth therein, and as may be modified to the extent permitted by this Agreement, the “Financing”). The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date hereof, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto. There are no conditions precedent or contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than the conditions precedent expressly set forth in the Commitment Letter (the “Financing Conditions”). The proceeds of the Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto), together with cash on hand of Parent and, in the event that Parent effects any long-term debt financing that replaces all or a portion of the Financing in accordance with Section 6.14(d), the proceeds of such debt financing (any such long-term debt financing, a “Replacement Financing”), will be sufficient for the payment of the aggregate amount of the Merger Consideration when due on the Closing Date and the payment of all costs, fees and expenses required to be borne by Parent and its Subsidiaries in connection with this Agreement on the Closing Date, as well as the repayment of all outstanding indebtedness under the Amended and Restated Credit Agreement (such amounts, collectively, the “Merger Amounts”). As of the date hereof, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), on the part of Parent under the Commitment Letter or, to the Knowledge of Parent, any other party to the Commitment Letter, which breach or default would reasonably be expected to result in the inability of Parent to satisfy any of the Financing Conditions on the Closing Date. Subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2, as of the date of this Agreement, Parent has no reason to believe that any of the Financing Conditions will not be satisfied on or prior to the Closing Date. Except for fee letters with respect to fees and related arrangements with respect to the Financing, of which Parent has delivered true, correct and complete copies (in a redacted form so long as such redaction does not cover terms that would adversely affect the conditionality, availability or termination of the Financing) to the Company prior to the execution and delivery of this Agreement, there are no side letters or other agreements, Contracts or arrangements related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter. Parent has fully paid (or caused to be paid) all commitment fees, and other amounts required to be paid on or prior to the date of this Agreement in connection with the Financing.

Section 4.10 No Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries (including Merger Sub) nor any of Parent’s “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL and in Article Eleventh of the Company Charter), currently, or at any time in the three (3) years prior to the date of this Agreement, (a) beneficially owns or owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, (b) has or had any rights to acquire any shares of Company Common Stock except pursuant to this Agreement and (c) is or was an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL or Article Eleventh of the Company Charter. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.11 No Other Representations and Warranties; Disclaimers. Except for the representations and warranties expressly contained in Article III, each of Parent and Merger Sub agrees and acknowledges that neither the Company nor any other Person on behalf of the Company is making or has made, and each of Parent and Merger Sub hereby agrees that it is not relying upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information, including the accuracy or completeness of such other information, provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

ARTICLE V

CONDUCT OF BUSINESS

Section 5.1 Conduct of Business by the Company.

(a) From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (i) as prohibited or required by applicable Law or Order, (ii) as set forth in Section 5.1 of the Company Disclosure Letter or (iii) as otherwise required or expressly permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use reasonable best efforts to (x) conduct the businesses of the Company and its Subsidiaries in the ordinary course in all material respects and (y) preserve intact, in all material respects, the business organization of the Company and its Subsidiaries and the current relationships of the Company and its Subsidiaries with Persons having material business dealings with the Company or any of its Subsidiaries.

(b) Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (x) as prohibited or required by applicable Law, (y) as set forth in Section 5.1 of the Company Disclosure Letter or (z) as otherwise required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) amend, modify, waive any provision of or otherwise change its certificate of incorporation, bylaws or similar organizational documents;

(ii) (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any of its capital stock, except for dividends or distributions by any direct or indirect Subsidiary of the Company to the Company or to (1) any borrower or guarantor under the Amended and Restated Credit Agreement (a “Credit Agreement Obligor”) or (2) any other direct or indirect wholly owned Subsidiary of the Company, (B) adjust, split, combine, subdivide, or reclassify any of its capital stock or securities convertible into capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, except with respect to the capital stock or securities of any direct or indirect wholly owned Subsidiary, in connection with transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries or (C) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock or securities of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares, securities or interests, except (1) for quarterly cash dividends in respect of shares of Company Common Stock (and, with respect to Company RSU Awards and Company PSU Awards, dividends or dividend equivalents to the extent required by the terms of such awards as in effect on the date hereof) on a schedule consistent with the Company’s current practices and in an amount per share not in excess of $0.25 per quarter, (2) for acquisitions, or deemed acquisitions, of shares of Company Common Stock or other equity securities of the Company solely in connection with forfeitures of awards, the exercise of Company Options or in connection with the vesting or settlement of Company RSU Awards or Company PSU Awards (including in satisfaction of any amounts required to be deducted or withheld under applicable Law), in each case outstanding as of the date of this Agreement or (3) with respect to the capital stock or securities of any direct or indirect wholly owned Subsidiary, in connection with transactions among the Company and one or more of its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries;

(iii) issue, sell, grant, pledge, dispose of or otherwise encumber, or, with respect to any Subsidiary of the Company, transfer, any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security), including Company Common Stock and/or Company Preferred Stock, except for (A) the issuance of shares of Company Common Stock pursuant to Contracts in effect prior to the execution and delivery of this Agreement, true, correct and complete copies of which have been made available to Parent prior to the date hereof, (B) the issuance of shares of Company Common Stock pursuant to the ESPP during the current offering period pursuant to participant elections and the terms thereof as of the date of this Agreement, (C) the issuance of shares of Company Common Stock in connection with the exercise of Company Options or the vesting or settlement of Company RSU Awards or Company PSU Awards, in each case outstanding as of the date of this Agreement, (D) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary’s parent, the Company or another wholly owned Subsidiary of the Company, (E) transfers to a Credit Agreement Obligor or (F) Liens granted by the Company and its Subsidiaries in connection with the Amended and Restated Credit Agreement;

(iv) (A) merge or consolidate with any other Person, or (B) acquire any assets from or make an investment in (whether through the acquisition of stock, assets or otherwise) any other Person (excluding Subsidiaries of the Company), except in the case of clause (B) for (1) acquisitions of inventory, equipment and other assets in the ordinary course of business, (2) any such acquisition or investment where the consideration is not in excess of $5,000,000 individually or $25,000,000 in the aggregate, or (3) any capital expenditures permitted by Section 5.1(b)(vi);

(v) transfer, sell, lease, license, subject to a Lien (except for Permitted Liens or Liens granted by the Company and its Subsidiaries in connection with the Amended and Restated Credit Agreement), divest, cancel, abandon, allow to lapse or expire or otherwise dispose of any assets (including any Owned Intellectual Property), product lines or businesses of the Company or any of its Subsidiaries (including capital stock or other equity interests of any Subsidiary) except (A) pursuant to Contracts which were entered into in the ordinary course of business or which are set forth on Section 3.13(a)(vi) of the Company Disclosure Letter, in each case, which are in effect prior to the execution and delivery of this Agreement and ordinary course renewals thereof, (B) sales, leases or licenses of inventory and dispositions of obsolete or surplus equipment in the ordinary course of business consistent with past practice, (C) transfers, sales, leases, licenses or other dispositions between and/or among the Company or any of its Subsidiaries, (D) abandonment, cancellation, lapses or expirations of immaterial Owned Intellectual Property in the ordinary course of business, (E) non-exclusive license grants to Owned Intellectual Property granted by the Company or any of its Subsidiaries in connection with the sale or distribution of products in the ordinary course of business, (F) non-exclusive license grants to contract manufacturers that manufacture products on behalf of the Company or any of its Subsidiaries in the ordinary course of business and (G) any such transaction involving assets of the Company or any of its Subsidiaries with a fair market value not in excess of $1,000,000 individually or $10,000,000 in the aggregate;

(vi) make any capital expenditures except to the extent set forth in, consistent with, the Company’s capital expenditure budget for the fiscal year ending December 2, 2017 (plus a 5% variance) that was made available to Parent prior to the date hereof;

(vii) (A) make any loans, advances (other than to directors and officers with respect to any indemnification obligation) or capital contributions to any other Person other than in the ordinary course of business so long as such loans, advances or capital contributions are not material to the Company and its Subsidiaries, taken as a whole or (B) create, incur, guarantee or assume any indebtedness for borrowed money, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, in excess of $5,000,000 in the aggregate, except for, in the case of each of clause (A) and clause (B), (1) transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, (2) borrowings under the revolving credit facility of the Company’s Amended and Restated Credit Agreement that are (A) incurred in the ordinary course of business or (B) that are incurred in order to pay any fees and expenses of financial or other advisors of the Company in connection with the transactions contemplated by this Agreement, (3) guarantees by the Company of indebtedness for borrowed money of any of its Subsidiaries or guarantees by any of the Company’s Subsidiaries of indebtedness of the Company or any of its Subsidiaries, which indebtedness is incurred in compliance with this clause (vii) or is outstanding on the date hereof, (4) obligations in respect of letters of credit, performance bonds or similar instruments issued for the account of the Company and/or any of its Subsidiaries in the ordinary course of business, (5) any hedging, swap or similar arrangement entered into in the ordinary course of business and consistent with the Company’s Hedging Policy, (6) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness and in amounts not materially in excess of such existing indebtedness, provided that such amounts are prepayable at any time without penalty or premium, or (C) cancel any debt of any Person owed to the Company or any of its Subsidiaries (other than in connection with transactions between or among the Company and/or any of its Subsidiaries) or waive any claims or rights of value, except for cancellations or waivers that are not reasonably expected to be outside the ordinary course of business and that are not in excess of $2,500,000 individually;

(viii) except as required by Contracts in effect prior to the date of this Agreement, Company Benefit Plans as in effect on the date of this Agreement or applicable Law, (A) increase the compensation or other benefits payable or provided to the Company’s or its Subsidiaries’ officers, directors or employees; (B) enter into any employment, change of control, severance or retention agreement with any employee, director or officer of the Company or any of its Subsidiaries; (C) amend any Company Benefit Plan, except (1) in the ordinary course of business consistent with past practices and as would not result in a material increase in cost to the Company and its Subsidiaries with respect to such Company Benefit Plan or (2) as is required to comply with Section 409A of the Code or other applicable Law; (D) change in any material respect any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by applicable Law; (E) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; or (F) hire or terminate without cause any executive officer or any employee with a base salary in excess of $150,000.

(ix) other than in respect of claims, liabilities or obligations in connection with any Transaction Litigation, which is subject to Section 6.10, (A) waive, release, settle or compromise any Proceeding for an amount in excess of the amount of the corresponding reserve established on the consolidated balance sheet of the Company as reflected in the most recent applicable Company SEC Document, except (1) for any settlements or compromises involving payments not in excess of $1,000,000 individually or $5,000,000 in the aggregate, net of any insurance and indemnity, contribution and similar obligations for the benefit of the Company or any of its Subsidiaries in respect thereof (it being understood that this clause (1) shall operate in addition to and not in limitation of clause (A) above) and (2) settlements of any worker’s compensation or U.S. Equal Employment Opportunity Commission charges, or (B) agree or enter into any settlement agreement, consent decree, injunction or similar restraint or form of equitable relief in settlement of any claim (including in connection with any Proceeding) or audit, in each case, that would materially restrict the operations of the business of the Company or its Subsidiaries after the Effective Time;

(x) (A) enter into any Contract that would have been a Company Material Contract under Sections 3.13(a)(vii), (viii), (ix) or (x), (B) except in the ordinary course of business, enter into any Contract (other than those subject to clause (A) above) that would have been a Company Material Contract had it been entered into prior to this Agreement, or (C) except in the ordinary course of business, materially amend or terminate any Company Material Contract, or cancel, modify or waive any material debts, rights or claims thereunder;

(xi) materially alter or amend any existing accounting methods, principles or material practices, except as may be required by GAAP or applicable Law (including changes thereto);

(xii) (A) make or change any material Tax election other than in the ordinary course of filing annual Tax Returns, (B) materially change any method of accounting of the Company or any of its Subsidiaries for Tax purposes, (C) file any material amended Tax Return, (D) settle, concede, compromise or abandon any material Tax claim or assessment, (E) surrender any right to a refund of material Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to any U.S. federal, state or local income Tax Return;

(xiii) adopt or initiate any plan of complete or partial liquidation, dissolution, restructuring, closure or recapitalization of the Company or any of its Subsidiaries or any of their respective operations or facilities to the extent outside of the ordinary course of business.

(xiv) fail to maintain in full force and effect material insurance policies or comparable replacement policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice; or

(xv) authorize, agree or obligate itself to take any of, the foregoing actions.

Section 5.2 No Control of the Company’s Business. The Company, on the one hand, and Parent and Merger Sub on the other, acknowledge and agree that: (a) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.

Section 5.3 PBGC. The Company and its Subsidiaries (as necessary) will timely submit, prior to the Closing Date, any “reportable event” notices required under Section 4043 of ERISA to the Pension Benefit Guaranty Corporation (the “PBGC”) that become due as a result of this Agreement and will consult with Parent with respect to any such notices prior to such submission. From and after the date of this Agreement, the Company will notify Parent promptly of any notice or other communication received by the Company or any of its Subsidiaries from the PBGC regarding any defined benefit pension plan of the Company or any of its Subsidiaries. In the event of any such notice or communication, the Company will consult with Parent with respect to any communications with the PBGC or its representatives and will not enter into any Contract with the PBGC without Parent’s prior consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.4 Process. Parent will, promptly following the date of this Agreement, designate two individuals from either of whom the Company may seek approval to undertake any actions not permitted to be taken under Section 5.1(b) and will cause such individuals to respond, on behalf of Parent, to the Company’s written requests in an expeditious manner but in any event, no later than three Business Days from delivery of the Company’s request by email or facsimile as contemplated by Section 9.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of the Proxy Statement.

(a) As soon as reasonably practicable following the date of this Agreement, and in any event, within 20 Business Days (subject to Parent’s compliance in all material respects with this Section 6.1(a)) after the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form. The Company shall use reasonable best efforts to provide to Parent a substantially complete draft of the preliminary Proxy Statement as soon as reasonably practicable but in any event within 17 Business Days after the date of this Agreement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent covenant that none of the information supplied or to be supplied by such party for inclusion or incorporation in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall promptly notify Parent of the receipt of all comments from the SEC or the staff of the SEC with respect to the Proxy Statement and of any request by the SEC or the staff of the SEC for any amendment or supplement thereto or for additional information and will promptly provide to Parent copies of all written correspondence between the Company and/or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall cause the definitive Proxy Statement to be mailed to the stockholders of the Company (i) if the SEC provides comments to the preliminary Proxy Statement, as soon as reasonably practicable (and in any event within five Business Days) after the date the SEC staff confirms that it has no further comments thereon or (ii) if, within 10 calendar days after the filing of the preliminary Proxy Statement, the SEC has not indicated that it expects to have comments to the preliminary Proxy Statement, as soon as reasonably practicable (and in any event within 10 Business Days after such 10th calendar day). Except in the case of a filing, amendment or supplement to the Proxy Statement in connection with a Recommendation Withdrawal, no filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon and giving due consideration to such comments.

(b) If at any time prior to the Company Stockholders Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

Section 6.2 Stockholders Meeting; Company Board Recommendation. As promptly as reasonably practicable (and in any event no more than 25 Business Days) after the date of mailing of the Proxy Statement, the Company, acting through its Board of Directors, and in accordance with applicable Law, the rules and regulations of NYSE and the Company Charter and Company Bylaws, shall duly call, give notice of, convene and hold a meeting of the stockholders of the Company to consider and vote upon the adoption of this Agreement (the “Company Stockholders Meeting”). Notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to adjourn, delay or postpone the Company Stockholders Meeting (a) with the consent of Parent, (b) as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting, (c) as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock with respect to which proxies have been submitted to vote in favor of the adoption of this Agreement to obtain the Company Stockholder Approval or (d) to allow additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined in good faith (after consultation with its outside legal advisors) is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed in compliance with applicable Law by the Company’s stockholders prior to the Company Stockholders Meeting. Subject to Section 6.3, the Company shall include in the Proxy Statement the Company Board Recommendation and use its reasonable best efforts to solicit the Company Stockholder Approval at the Company Stockholders Meeting. The Company shall keep Parent reasonably informed regarding its solicitation efforts and proxy tallies following the mailing of the Proxy Statement, including by allowing Parent and its Representatives to participate in any substantive meeting or discussion with such proxy solicitor and directing such proxy solicitor to deliver proxy tally reports to Parent concurrently with delivery of such reports to the Company. The Company’s obligations pursuant to this Section 6.2 shall continue in full force and effect and shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal, or (ii) the Board of Directors making a Recommendation Withdrawal.

Section 6.3 No Solicitation.

(a) The Company shall immediately cease all existing discussions or negotiations with any Person (other than Parent and Merger Sub) that may be ongoing with respect to an Acquisition Proposal and promptly inform any such Person of the obligations under this Section 6.3 and to return or destroy all confidential information. Except as permitted by this Section 6.3, from the date of this Agreement until the earlier of the Effective Time or the date of termination of this Agreement in accordance with Section 8.1, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees and agents not to, and shall direct each of its investment bankers, financial advisors, attorneys, accountants and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage any inquiries or the making of any proposal or offer which constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in, continue or otherwise participate in, any negotiations or discussions regarding any Acquisition Proposal or (iv) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of this Section 6.3) with respect to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in Section 6.3(a), if contacted by a Person making an Acquisition Proposal after the date of this Agreement (i) the Company and its Representatives may contact the Person making such Acquisition Proposal and its Representatives to ascertain facts or clarify terms and conditions for the sole purpose of the Board of Directors of the Company informing itself about the Acquisition Proposal and the Person that made it and (ii) if, prior to obtaining Company Stockholder Approval but not after, following the receipt of a bona fide written proposal, that did not result from a breach of Section 6.3, which the Board of Directors of the Company determines in good faith, after consultation with its advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Company and the Company Representatives may, in response to such Acquisition Proposal, and subject to compliance with Section 6.3(d), (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and financing sources pursuant to an Acceptable Confidentiality Agreement; provided that, to the extent not previously made available to Parent, the Company furnishes Parent with all such nonpublic information delivered to such Person promptly after its delivery to such Person and (B) engage in discussions or negotiations with such Person regarding such Acquisition Proposal. A breach of this Section 6.3 by any Representative of the Company, acting by or on behalf of the Company, will constitute a breach by the Company of this Section 6.3.

(c) Notwithstanding any other provision of this Agreement, including Section 6.1 and Section 6.2, but subject to compliance with this Section 6.3, prior to receipt of the Company Stockholder Approval but not after, the Board of Directors of the Company or any committee thereof may, in response to any unsolicited, bona fide Acquisition Proposal from any Person that did not result from a breach of this Section 6.3, (i) withdraw (or modify or qualify in a manner adverse to Parent) the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Proxy Statement or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal (any action described in these clauses (i), (ii) or (iii) being referred to as a “Recommendation Withdrawal”), and subject to compliance with this Section 6.3(c) and Section 8.3(a), terminate this Agreement in order to enter into a binding, definitive acquisition agreement, merger agreement or similar agreement in respect of such Acquisition Proposal, if (A) the Board of Directors of the Company concludes in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; (B) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to make a Recommendation Withdrawal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; (C) the Board of Directors of the Company, prior to making a Recommendation Withdrawal or terminating this Agreement, as applicable, provides Parent four Business Days prior written notice of its intention to take such action, which notice shall include the information with respect to such Acquisition Proposal that is specified in Section 6.3(d), as well as a copy of such Acquisition Proposal (it being agreed that the delivery of such notice by the Company shall not constitute a Recommendation Withdrawal); (D) during the four Business Days following such written notice (or such shorter period as is specified below), if requested by Parent, the Board of Directors of the Company and its Representatives shall have negotiated in good faith with Parent regarding any revisions to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal; and (E) at the end of the four Business Day period described in the foregoing clause (D), the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent), that the Acquisition Proposal continues to be a Superior Proposal and that the failure to make a Recommendation Withdrawal in respect of a Superior Proposal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law. Any material amendment to any Superior Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(c); provided, however, that the notice period and the period during which the Company and its Representatives are required, if requested by Parent, to negotiate with Parent regarding any revisions to the terms of this Agreement proposed in writing by Parent in response to such new Acquisition Proposal pursuant to clauses (C), (D) and (E) above shall expire two Business Days after the Company provides written notice of such new Acquisition Proposal to Parent.

(d) In addition to the obligations of the Company set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c), the Company shall promptly, and in any event no later than 48 hours after it receives any Acquisition Proposal or request for information, advise Parent in writing of any request for confidential information in connection with an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal and, if applicable, provide copies of any such written request or Acquisition Proposal, including any proposed agreements between the Company and the parties making the Acquisition Proposal, to Parent and shall keep Parent reasonably informed on a reasonably current basis (but in no event more often than once every 48 hours) of all material modifications to the terms of any Acquisition Proposal.

(e) Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company, from effecting, and the Board of Directors of the Company may effect, a Recommendation Withdrawal at any time prior to obtaining the Company Stockholder Approval, but not after, if (i) an Intervening Event has occurred and is continuing and (ii) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to effect a Recommendation Withdrawal in response to such Intervening Event would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that no Recommendation Withdrawal pursuant to this Section 6.3(e) may be made unless (i) the Board of Directors of the Company provides Parent four Business Days prior written notice that it intends to take such action and provides reasonable detail with respect to such Intervening Event (it being agreed that the delivery of such notice by the Company shall not constitute a Recommendation Withdrawal) and (ii) during the four Business Days following such written notice, if requested by Parent, (A) the Board of Directors of the Company and its Representatives shall have negotiated in good faith with Parent regarding any revisions to the terms of this Agreement proposed by Parent in response to such notice and (B) at the end of such four Business Day period, the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent), that the failure to make a Recommendation Withdrawal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

(f) Nothing contained in this Section 6.3 shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 6.3; provided, that any Recommendation Withdrawal may only be made in accordance with Section 6.3(c) or Section 6.3(e); and provided, further, that if any disclosure permitted under clause (i) above or, to the extent related to an Acquisition Proposal or Intervening Event, clause (ii) above does not reaffirm the Company Board Recommendation, such disclosure will be deemed to be a Recommendation Withdrawal and Parent will have the right to terminate this Agreement as set forth in Section 8.1(c)(ii); it being understood that, notwithstanding anything herein to the contrary, any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act shall not in and of itself be deemed to be or constitute a Recommendation Withdrawal. Notwithstanding anything in this Agreement to the contrary, a factually accurate statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not, in and of itself, be deemed to be a Recommendation Withdrawal.

(g) For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer (whether or not in writing) from any Person (other than Parent or any of its Subsidiaries or Affiliates) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning (which has the meaning under Section 13(d) of the Exchange Act) securities of the Company representing 20% or more of the aggregate voting power of all securities of the Company or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries, in each case, pursuant to which any Person or the stockholders of any Person would own securities of the Company or of any resulting direct or indirect parent company of the Company representing 20% or more of the aggregate voting power of all securities of the Company or of any resulting direct or indirect parent company of the Company.

“Intervening Event” means a material event or circumstance that first arises or occurs after the date of this Agreement and prior to the Company Stockholder Approval that was not known and was not reasonably foreseeable to the Board of Directors of the Company on the date of this Agreement, which material event or circumstance becomes known to the Board of Directors of the Company prior to the time at which the Company obtains the Company Stockholder Approval and does not relate to (i) any Acquisition Proposal (which shall be addressed by and be subject to Section 6.3), (ii) the Requisite Regulatory Approvals or any action taken by Parent or Merger Sub or any of their Subsidiaries or Affiliates in accordance with Section 6.2 or the consequences of any such action, (iii) changes in the market price or trading volume of shares of Company Common Stock (except that the facts or occurrences giving rise to or contributing to any such change, to the extent such facts or circumstances otherwise fall within the definition of “Intervening Event,” may be considered in evaluating whether an Intervening Event has occurred) or (iv) the Company or any of its Subsidiaries exceeding, or failing to meet, internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (except that the facts or occurrences giving rise to or contributing to the foregoing, to the extent such facts or occurrences otherwise fall within the definition of “Intervening Event,” may be considered in evaluating whether an Intervening Event has occurred).

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) made that is on terms that the Board of Directors of the Company determines in good faith (after consulting with its financial advisor and outside legal counsel), taking into account the timing and likelihood of consummation, legal, financial, regulatory and other aspects of the proposal (including any conditions to consummation and financing terms), and such other factors as the Board of Directors considers to be appropriate, is more favorable to the stockholders of the Company than the Merger and the other transactions contemplated hereby (after taking into account any revisions to the terms of this Agreement pursuant to this Section 6.3).

Section 6.4 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford the Representatives of Parent reasonable access during normal business hours to its and its Subsidiaries’ properties, books and records (including Tax records and information to the extent reasonably necessary to confirm disclosures in the Proxy Statement) and personnel, and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to Parent consistent with its legal obligations and obligations pursuant to Contracts all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that (a) such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries, (b) the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client or any other privilege, or expose such party to risk of liability for disclosure of sensitive or personal information (any such information, the “Restricted Information”) (provided that in such instances the Company shall inform Parent of the general nature of the access or information being withheld and, upon Parent’s request, reasonably cooperate with Parent to provide such access or information in a manner that would not result in any of the outcomes described in the foregoing clause (b)) and (c) the Company will be permitted to redact any information or documentation provided to the extent that such information or documentation includes competitively or commercially sensitive information; provided, further, that the Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it or who are Representatives of Parent that are permitted to have access to such information in accordance with the terms of the Confidentiality Agreement, and to the extent required by applicable Law or Contract to which the Company or its respective Subsidiaries is a party. In conducting any inspection of any properties of the Company and its Subsidiaries, Parent and its Representatives shall not (i) unreasonably interfere with the business conducted at such property or (ii) damage any property or any portion thereof. Prior to the Effective Time, Parent and its Representatives shall not have the right to conduct environmental testing or sampling at any of the facilities or properties of the Company or any of its Subsidiaries. All information obtained pursuant to this Section 6.4 (or otherwise pursuant to this Agreement) shall continue to be governed by the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms. Nothing in this Section 6.4 shall require the Company to permit the inspection of, or to disclose, any Acquisition Proposals (except as required by Section 6.3) or any information regarding or related to the deliberations of the Board of Directors of the Company with respect to the transactions contemplated by this Agreement, the entry into the Agreement or any materials provided to the Board of Directors of the Company in connection therewith.

Section 6.5 Consents, Approvals and Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the Merger as promptly as practicable, including to use reasonable best efforts to, as promptly as practicable, (i) cause all of the conditions to Closing to be satisfied, (ii) prepare and file all filings and submissions under the HSR Act, in connection with the Requisite Regulatory Approvals and in connection with any other Antitrust Law that the parties mutually agree is advisable (the “Other Antitrust Approvals”), (iii) obtain all Consents, Orders, actions or nonactions, waivers and clearances required under the HSR Act and in connection with the Requisite Regulatory Approvals and the Other Antitrust Approvals and (iv) obtain all necessary material consents or waivers from non-Governmental Entity third parties (provided that in no event shall the Company or its Subsidiaries be obligated to pay or to commit to pay to any Person whose consent or waiver is being sought any cash or other consideration, or make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent or waiver). In furtherance and not in limitation thereof, (i) not later than ten Business Days following the date of this Agreement or when the parties mutually agree advisable, the Company and Parent shall each make an appropriate filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the transactions contemplated hereby and (ii) not later than twenty Business Days following the date of this Agreement or when the parties mutually agree advisable, the Company and Parent shall each make the appropriate Filings in connection with the Requisite Regulatory Approvals, and when the parties mutually agree advisable with respect to the Other Antitrust Approvals. Parent and the Company shall promptly notify the other party of any notice or other communication from any Governmental Entity received by such party alleging that such Governmental Entity’s consent is or may be required in connection with or as a condition of the Merger. If requested by Parent, the Company will promptly provide the Parent with a certificate executed by the Company that meets the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), dated no earlier than five days prior to the Closing Date and in form and substance reasonably satisfactory to Parent, along with written authorization for Parent to deliver such certificate to the IRS on behalf of the Company upon Closing.

(b) The Company and Parent shall use reasonable best efforts to (i) cooperate and coordinate with the other party in the taking of the actions contemplated by Section 6.5, (ii) provide such assistance as the other party may reasonably request in connection with the foregoing, including supplying the other party with any information that the other party may reasonably request in order to effectuate the taking of such actions and (iii) keep the other party reasonably and timely informed of any developments, meetings, or discussions with any Governmental Entity under any Antitrust Laws, and any inquiries or requests for additional information, from any Governmental Entity under any Antitrust Laws. If the Company or Parent receives a formal or informal request for additional information or documentary material from any Governmental Entity under any Antitrust Laws with respect to the Merger or the transactions contemplated hereby, then it shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In addition, to the extent practicable, none of the parties shall agree to participate in any substantive meeting or conference (telephone, in-person or otherwise) with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any Filing, proceeding, investigation (including any settlement of the investigation), litigation, or other inquiry under any Antitrust Laws unless it consults with the other party in advance and, where permitted by such Governmental Entity, allows the other party to participate. To the extent reasonably practicable, legal counsel for Parent and for the Company shall have the right to review in advance, and will consult with the other party on and consider in good faith the views of the other party in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any Filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to its obligations under this Section 6.5, Parent shall (i) have the principal responsibility for devising and implementing the strategy for obtaining any Requisite Regulatory Approvals or any Other Antitrust Approvals and (ii) lead and direct all submissions to, meetings and communications with any Governmental Entity or other party in connection with related antitrust matters, including litigation matters with respect to any Antitrust Laws; provided, however, that Parent shall consult in advance (to the extent reasonably practicable) with the Company, and in good faith take the Company’s views into account regarding the overall strategic direction with respect to such process, consult with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering in any negotiations concerning such approvals, if applicable. Information disclosed pursuant to this Section 6.5 shall be subject to the Confidentiality Agreement and Section 6.5(e) hereof. Neither Parent nor the Company shall be required to comply with any of the foregoing provisions of this Section 6.5(b) to the extent that such compliance would be prohibited by applicable Law. The parties shall not voluntarily extend any waiting period associated with any Consent of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Merger and the other transactions contemplated hereby, except with the prior written consent of the other party(ies).

(c) In furtherance and not in limitation of the other provisions in this Section 6.5, Parent and Merger Sub agree to take, and to cause their respective Subsidiaries (including, with respect to any action to be effective as of or after the Effective Time, the Company and its Subsidiaries) to take, in each case as promptly as practicable (and in any event prior to the Outside Date), any and all steps necessary to avoid, eliminate or resolve each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Entity (including complying with all restrictions and conditions, if any, imposed or requested by any Governmental Entity in connection with granting any necessary Consent, Order, actions or nonactions, waiver or clearance, or terminating any applicable waiting period), so as to enable the parties to consummate the Merger and the transactions contemplated hereby as soon as practicable (and in any event prior to the Outside Date), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, divestiture, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, customers or assets of Parent and/or the Company or any of their respective Subsidiaries, (ii) any limitation or modification of any of the businesses, services, products or operations of Parent and/or the Company or any of their respective Subsidiaries, (iii) the termination, relinquishment, modification, or waiver of existing relationships, ventures, contractual rights, obligations or other arrangements of Parent and/or the Company or any of their respective Subsidiaries and/or (iv) the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Parent and/or the Company or any of their respective Subsidiaries (each a “Remedial Action”); provided, however, that (i) Parent and the Company (and their respective Subsidiaries) will not be required to take any Remedial Action that is not conditioned upon consummation of the Merger and (ii) notwithstanding anything in this Agreement to the contrary, Parent will not be required to take or commit to take any Remedial Action that would constitute a Triggering Divestiture. In addition, in furtherance and not in limitation of the other provisions in this Section 6.5, Parent shall take all actions (A) necessary to defend, including through pursuing litigation on the merits, any administrative or judicial action or proceeding asserted or threatened by any Governmental Entity or any other Person under Antitrust Laws (including pursuing all available avenues of administrative and/or judicial appeal) that seeks, or would reasonably be expected to seek, to prevent, restrain, impede, delay, enjoin, or otherwise prohibit the consummation of the Merger and the transactions contemplated hereby and (B) necessary in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) entered, issued or threatened that would prevent, restrain, impede, delay, enjoin or otherwise prohibit the consummation of the Merger and the transactions contemplated hereby, prior to the Outside Date; provided, however, that the obligations set forth in this sentence shall not limit the obligation of Parent to take, and/or to cause its Subsidiaries to take, any Remedial Action or to otherwise comply with its obligations set forth in this Section 6.5(c).

(d) Neither Parent nor the Company shall, and each shall cause its respective Subsidiaries not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent, action or nonaction, waiver, clearance or exemption of any Governmental Entity necessary to consummate the Merger and the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order preventing, restraining, impeding, delaying, enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise or (iv) prevent or materially delay the consummation of the Merger and the transactions contemplated hereby.

(e) Notwithstanding anything to the contrary in this Section 6.5, (i) if any information or documentation provided by the delivering party to the other party pursuant to this Section 6.5 contains competitively or commercially sensitive material, if requested by the delivering party, such information or documentation will only be provided to outside antitrust counsel of the receiving party (and/or to such other individuals of the receiving party or the Representatives thereof to whom the delivering party expressly provides permission, including pursuant to the terms of that certain Joint Defense, Common Interest, and Confidentiality Agreement, by and among the Company, Parent, and their respective counsel (the “Permitted Individuals”)), and shall not be disclosed by such outside antitrust counsel or other Permitted Individuals to any individuals other than Permitted Individuals (including employees, officers or directors of the receiving party) unless express permission is obtained in advance from the delivering party and (ii) any information or documentation provided pursuant to this Section 6.5 may be redacted to the extent necessary (A) to comply with any contractual arrangement, (B) to remove references concerning valuation or (C) to address privilege or confidentiality concerns.

Section 6.6 Employee Matters.

(a) Until the first anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and its Subsidiaries who continue as employees of the Surviving Corporation or any of its Subsidiaries during all or a portion of the Benefits Continuation Period (the “Continuing Employees”), compensation (including base salary or hourly wage rate and annual target and maximum bonus opportunity but excluding equity-based incentive compensation opportunities and employee stock purchase plans) and employee benefits that in the aggregate shall be substantially similar to the compensation and employee benefits provided by the Company or the applicable Subsidiary to the Continuing Employees immediately prior to the Effective Time. Notwithstanding the foregoing, with respect to the fiscal year during which the Closing occurs, the Surviving Corporation shall pay a pro rata portion of the bonus each Continuing Employee would be eligible to receive under the Company Value Added Plan (the “CVA”) for such fiscal year as if the applicable performance goals had been achieved at the target level of performance based on the number of days that lapse beginning on the first day of such fiscal year and ending on the Closing (provided such Continuing Employee is not otherwise eligible or entitled to receive a CVA cash bonus for the same period). Nothing herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any of its Subsidiaries, or, other than as provided in any applicable employment agreement or other Contract, to restrict the right of Parent or the Surviving Corporation to terminate the employment of any such employee.

(b) The Surviving Corporation shall use reasonable best efforts to (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation in which a Continuing Employee is eligible to participate following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time during the plan year that includes the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements for the plan year that includes the Effective Time and (iii) recognize service prior to the Effective Time with the Company or any of its Subsidiaries for purposes of eligibility to participate and vesting and level of benefits for vacation and severance benefits under any employee benefit plan of the Surviving Corporation in which a Continuing Employee is eligible to participate following the Effective Time that is analogous and corresponding to a Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time to the same extent such service was recognized by the Company or any of its Subsidiaries under such analogous and corresponding Company Benefit Plan; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service; provided, further, that, for the avoidance of doubt, the Surviving Corporation shall not be obligated to provide credit for years of service for benefit accrual purposes under any defined benefit pension plan maintained by the Surviving Corporation or its Subsidiaries prior to the date on which the Continuing Employee actually becomes a participant in such plan (it being understood that the Surviving Corporation shall in all cases provide credit for years of service for benefit accrual as required by any Company Benefit Plan).

(c) If requested by Parent in writing within 30 Business Days prior to the Effective Time, effective immediately prior to, and contingent upon, the Effective Time, the Company will adopt such resolutions and/or amendments to terminate each Company Benefit Plan listed in Section 6.6(c) of the Company Disclosure Letter (each, a “Terminated Plan”). Prior to the Effective Time, the Company will provide Parent with a copy of the resolutions and/or plan amendments (the form and substance of which will be subject to review and approval by Parent) evidencing that each Terminated Plan has been terminated.

(d) From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to honor, in accordance with its terms, each change in control agreement and nonqualified deferred compensation plan identified in Section 6.6(d) of the Company Disclosure Letter and each other Company Benefit Plan expressly requiring the Surviving Corporation or its successor to assume such Company Benefit Plan. Parent and Merger Sub acknowledge that the consummation of the Merger and the transactions contemplated by this Agreement will constitute a change in control of the Company under the terms of the Company Benefit Plans containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.

(e) Notwithstanding any other provision of this Agreement to the contrary, Parent shall or shall cause the Surviving Corporation to provide Continuing Employees who experience a qualifying employment termination during the Benefits Continuation Period with severance benefits as set forth on Section 6.6(e) of the Company Disclosure Letter.

(f) If requested by Parent in writing within 30 days prior to the Effective Time, the Company will, at least one day prior to the Effective Time, adopt the amendments described in Section 6.6(f) of the Company Disclosure Letter, in a form reasonably satisfactory to Parent, to the benefit plans and arrangements set forth and described on Section 6.6(f) of the Company Disclosure Letter. Prior to the Effective Time, the Company will provide Parent with a copy of the amendments evidencing that such amendments have been adopted.

(g) Notwithstanding anything contained herein to the contrary, with respect to any Continuing Employees who are covered by a collective bargaining agreement or labor union contract or who are based outside of the United States, Parent ’s obligations under this Section 6.6 shall be in addition to, but without duplication, and not in contravention of, any obligations under the applicable collective bargaining agreement or labor union contract or under the Laws of the foreign countries and political subdivisions thereof in which such Continuing Employees are based.

(h) Nothing contained in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or any employee benefit plan maintained or sponsored by Parent or its Subsidiaries, (ii) shall create any third-party beneficiary rights in any Continuing Employee or any other Person or (iii) shall limit the right of Parent or the Surviving Corporation or any of their Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date.

Section 6.7 Expenses. Whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise provided in this Agreement (including Section 6.8 and Section 6.15(b)).

Section 6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of applicable Law adopted after the date of this Agreement that increase the extent to which indemnification may be provided), to indemnify, defend and hold harmless (and promptly advance expenses from time to time as incurred to the fullest extent permitted by Law, provided, the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification) each Person who is now, or has been at any time prior to the Effective Time or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries, any Person acting as director, officer, trustee, fiduciary, employee or agent of another entity or enterprise (including any Company Benefit Plan) who is or has acted as such at the request of the Company (each an “Indemnified Party”) from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement or incurred in connection with any actual or threatened claim (including a claim of violation of applicable Law), action, audit, demand, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative or other proceeding at law or in equity or order or ruling, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time (including by reason of such Indemnified Party’s service as such a director or officer of the Company or its Subsidiaries or as such a director, officer, trustee, fiduciary, employee or agent of another Person), including the approval of this Agreement and the Merger and the other transactions contemplated hereby or arising out of or pertaining to the Merger and the other transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time. Parent and the Surviving Corporation shall reasonably cooperate with any Indemnified Party in the defense of any matter covered by this Section 6.8.

(b) Subject to the following sentence, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, at no expense to the beneficiaries, either (i) continue to maintain in full force and effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance and fiduciary liability insurance (the “Current Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the Merger and the other transactions contemplated hereby); provided that the Surviving Corporation may substitute for the Current Insurance policies of at least the same coverage containing terms and conditions that are not less favorable in the aggregate with respect to matters existing or occurring at or prior to the Effective Time (including the Merger and the other transactions contemplated hereby); or (ii) purchase a six year extended reporting period endorsement with respect to the Current Insurance (a “Reporting Tail Endorsement”) and maintain this endorsement in full force and effect for its full term. To the extent purchased after the date of this Agreement and prior to the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by Parent and as are reasonably acceptable to the Company; provided that such insurance carrier has at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance. Notwithstanding the first sentence of this Section 6.8(b), but subject to the second sentence of this Section 6.8(b), the Company will use reasonable best efforts to purchase a Reporting Tail Endorsement prior to the Effective Time upon terms and conditions reasonably acceptable to each of Parent and the Company. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided that in the event of the Current Insurance, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(c) The certificate of incorporation and bylaws of the Surviving Corporation shall include provisions for indemnification, advancement and reimbursement of expenses and exculpation of the Indemnified Parties on the same basis as set forth in the Company Charter and the Company Bylaws in effect on the date of this Agreement. Following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Parties’ indemnification and advancement rights thereunder.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.8.

(e) From and after the Effective Time, Parent and the Surviving Corporation shall not, directly or indirectly, amend, modify, limit or terminate the advancement and reimbursement of expenses, exculpation, indemnification provisions of the agreements listed in Section 6.8(e) of the Company Disclosure Letter between the Company or any Subsidiary and any of the Indemnified Parties, or any such provisions contained in the Surviving Corporation bylaws.

(f) This Section 6.8 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent and the Surviving Corporation. The obligations of Parent and the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. It is expressly agreed that each Indemnified Party shall be a third-party beneficiary of this Section 6.8, and entitled to enforce the covenants contained in this Section 6.8. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.8 that is denied by Parent and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement, then Parent or the Surviving Corporation shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Parent and/or the Surviving Corporation. The rights of the Indemnified Parties under this Section 6.8 shall be in addition to, and not in substitution for, any rights such Indemnified Parties may have under the Company Charter and the Company Bylaws, the certificate of incorporation and bylaws (or comparable organizational documents) of any of the Company’s Subsidiaries or the bylaws of the Surviving Corporation or under any applicable Contracts, insurance policies or Laws and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

Section 6.9 Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release approved in advance by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 6.9 shall not apply to any press release or other public statement (a) to the extent, but only to the extent, such press release or other public statement relates to a Recommendation Withdrawal, or (b) that is consistent in all material respects with previous press releases or other public statements that were made in compliance with this Section 6.9.

Section 6.10 Transaction Litigation. The Company shall promptly notify Parent in writing of any stockholder litigation or other litigation or proceedings arising from this Agreement or the Merger that is brought against the Company or any of its Affiliates or members of its board of directors (“Transaction Litigation”). The Company shall keep Parent sufficiently informed on a reasonably current basis with respect to the status of any Transaction Litigation (including by promptly furnishing to Parent such information relating to the Transaction Litigation as may be reasonably requested). The Company shall give Parent the opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of any Transaction Litigation. No settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.11 State Takeover Laws. The Company and Parent shall each use reasonable best efforts to ensure that no Takeover Statute (or any comparable anti-takeover provisions of the Company Charter or Company Bylaws) is or becomes applicable to this Agreement, the Merger or the other transactions contemplated hereby. If any Takeover Statute (or any comparable anti-takeover provisions of the Company Charter or Company Bylaws) becomes applicable to this Agreement, the Merger or the other transactions contemplated hereby, the Company and Parent shall each use reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law (or provision) on this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.12 Delisting. Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Corporation, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Law and rules and policies of the NYSE to delist the Company and the Company Common Stock from the NYSE as soon as practicable following the Effective Time and terminate its registration under the Exchange Act as soon as practicable following such delisting.

Section 6.13 Section 16(b). Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated hereby by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the Financing contemplated by the Commitment Letter (or any Substitute Financing) on or prior to the Closing Date, including (i) complying with its obligations under the Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Financing on the terms and subject to the conditions contemplated by the Commitment Letter (or with other terms and conditions agreed by Parent, the Company and the Financing Sources), including, if necessary, any “market flex” provisions (such definitive agreements, including any such definitive agreements entered into in connection with any Substitute Financing, the “Financing Agreements”), (iii) satisfying (or, if deemed advisable by Parent, pursuing a waiver of) on a timely basis all the conditions to the Financing contemplated by the Commitment Letter and the Financing Agreements, in each case, within the control of Parent, (iv) complying with any “market flex” contemplated by the Commitment Letter (including the fee letter relating thereto) and the Financing Agreements and (v) if the Financing is necessary to consummate the transactions contemplated hereby and pay the Merger Amounts and the conditions set forth in Section 7.1 and Section 7.2 of this Agreement have been satisfied (other than those conditions that by their nature or terms, are to be satisfied at Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions) and the conditions set forth in Exhibit B to the Commitment Letter have been satisfied or upon funding would be satisfied, causing the Financing Sources to fund the Financing in accordance with its terms on the Closing Date in the event the conditions set forth in Section 7.1 and Section 7.2 of this Agreement have been satisfied (other than those conditions that by their nature or terms, are to be satisfied at Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions), and the conditions to the Financing have been satisfied or, upon funding would be satisfied, in each case to the extent the Financing is needed to consummate the transactions contemplated hereby and pay the Merger Amounts.

(b) Parent shall give the Company prompt written notice (i) of, to the Knowledge of Parent, any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Commitment Letter or any Financing Agreements, (ii) of, to the Knowledge of Parent, any withdrawal, repudiation or termination of the

Financing by any Financing Sources, (iii) of, to the Knowledge of Parent, any material dispute or disagreement between or among the parties to the Commitment Letter or any Financing Agreements, (iv) of, to the Knowledge of Parent, any material amendment or modification of, or waiver under, the Commitment Letter or (v) if for any reason Parent believes in good faith that it will not be able to timely obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letter or any Financing Agreements. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing contemplated by the Commitment Letter, including providing the Company complete, correct and executed copies of (A) any material amendment, waiver or modification of the Commitment Letter (including all exhibits, schedules and annexes thereto) or any commitment letter (including all exhibits, schedules and annexes thereto and fee letters, provided that fee letters may be in redacted form so long as such redaction does not cover terms that would adversely affect the conditionality, availability or termination of the Financing) with respect to any Substitute Financing or Replacement Financing and (B) the Financing Agreements.

(c) Parent shall not agree to any termination, amendment or other modifications to the Commitment Letter without the prior written consent of the Company if such termination, amendment or other modification (i) would reduce the aggregate amount of the Financing below the amount necessary to pay the Merger Amounts or (ii) would impose new or additional conditions or would otherwise modify any conditions or other terms to the Financing in a manner that would be reasonably likely to (A) materially delay or prevent the Closing or (B) make the timely funding of the Financing or satisfaction of the Financing Conditions materially less likely to occur, other than, in each case, (1) a waiver of any closing conditions by any Financing Sources or their agent or (2) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date hereof or to reassign titles to such parties who had executed the Commitment Letter as of the date hereof; provided, that Parent shall have the right to substitute other financing for all or any portion of the Financing from the same or alternative Financing Sources as set forth (and subject to the requirements) in this Section 6.14, without the Company’s prior written consent (except as otherwise required below). Upon any such amendment, modification or substitution (including with any Replacement Financing), the term “Commitment Letter” and “Financing Agreements” shall mean the Commitment Letter or Financing Agreement, as applicable, as so amended or modified; provided, that in the event the commitments under the Commitment Letter are reduced as a result of or in connection with any Replacement Financing, the term “Financing” shall be deemed to include such Replacement Financing.

(d) Parent shall have the right to substitute the proceeds of consummated equity offerings or debt offerings or other incurrences of debt for all or any portion of the Financing contemplated by the Commitment Letter by reducing commitments under the Commitment Letter; provided, that (i) to the extent any such equity or debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earliest of the consummation of the Merger on the Closing Date, the termination of this Agreement, and the Outside Date and (ii) the conditions to the use of such proceeds to pay the aggregate Merger Consideration shall be no more restrictive, taken as a whole, than the conditions set forth in the Commitment Letter.

(e) If funds in the amounts set forth in the Commitment Letter, or any portion thereof, become unavailable, Parent shall promptly notify the Company thereof and shall use its reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into financing commitments (if applicable) and definitive agreements with respect to, alternative financing from the same or alternative Financing Sources in an amount sufficient to consummate the Merger and the transactions contemplated hereby (the “Substitute Financing”), upon terms and conditions (including pricing) not materially less favorable, taken as a whole, to Parent than those in the Commitment Letter, as promptly as practicable following the occurrence of such event; provided, however, that the Substitute Financing shall not, without the prior written consent of the Company, be subject to any additional or modified conditions or other contingencies to the funding of the Financing than those conditions contained in the Commitment Letter that would be reasonably expected to materially delay or prevent the consummation of the Merger and the consummation of the transactions contemplated hereby. Upon obtaining any commitment for any such Substitute Financing, for all purposes under this Agreement, such Substitute Financing shall be deemed to be a part of the “Financing,” any commitment letter for such Substitute Financing shall be deemed included in references to the “Commitment Letter,” and any financing institutions contemplated to provide such Substitute Financing shall be deemed to be “Financing Sources.”

(f) Notwithstanding anything contained in this Agreement to the contrary, Parent expressly acknowledges and agrees that Parent’s and Merger Sub’s obligation to hold the Closing and consummate the Merger are not conditioned in any manner upon Parent or Merger Sub obtaining any Financing, and that, for the avoidance of doubt, Parent and Merger Sub shall be required to hold the Closing and consummate the Merger on any date so required pursuant to the terms and conditions of Section 1.2, regardless of whether the Financing is available.

Section 6.15 Financing Cooperation.

(a) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, at the sole expense of Parent, use its and their reasonable best efforts to provide such customary cooperation as may reasonably be requested by Parent in connection with the Financing and any Replacement Financing, in each case, to the extent such assistance is customarily provided in financings comparable to the Financing or any Replacement Financing, as the case may be, including (i) designating one or more members of senior management of the Company to assist with the preparation of customary offering and syndication documents and materials, including registration statements, prospectuses and prospectus supplements, private placement or offering memoranda, bank information memoranda, bank syndication material and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, in connection with the Financing, (ii) designating one or more members of senior management of the Company to participate in a reasonable number of drafting sessions, management presentations, rating agency presentations, lender meetings (including one-on-one meetings) and one or more road shows, in each case, upon reasonable advance notice and at reasonable times, (iii) providing all information that is reasonably available or readily obtainable regarding the Company and its Subsidiaries reasonably requested by Parent in connection with the Financing and any Replacement Financing, including (A) such information as is reasonably necessary to assist Parent in the preparation of any pro forma financial statements required in connection therewith (it being understood that the Company need only to provide information to assist in the preparation thereof, and shall not be required to provide pro forma financial statements or pro forma adjustments reflecting (x) the Financing or any description of all or any component of the Financing, or (y) the transactions contemplated or required hereunder), (B) designating, upon request, whether any such information is suitable to be made available to lenders and other investors who do not wish to receive material non-public information, (C) executing customary authorization letters and management representation letters, and (D) providing the financial statements of the Company required by clause (b)(i) of paragraph (4) in Exhibit B to the Commitment Letter (the “Required Financial Information”), (iv) providing the Financing Sources with reasonable access to the properties, books and records of the Company and its Subsidiaries, (v) requesting the Company’s independent accountants to provide customary and reasonable assistance to Parent, (vi) assisting Parent in obtaining any corporate credit and family ratings and, if applicable, facility ratings from any ratings agency contemplated by the Commitment Letter or Financing Agreements, (vii) requesting the Company’s independent auditors to cooperate with Parent’s independent auditors, participate in accounting due diligence sessions and provide accountant’s comfort letters and consents, (viii) assisting in preparation of Financing Agreements and related definitive documents, guarantees (if required) and other certificates and documents as may be reasonably requested by Parent, (ix) cooperating with Parent in seeking from the Company’s existing lenders such waivers, amendments, supplements, consents or payoff letters which may be reasonably requested by Parent or necessary in connection with the Financing, (x) providing at least five Business Days prior to the anticipated Closing all documentation and other information about the Company or any of its Affiliates required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent reasonably requested at least ten Business Days prior to the anticipated Closing and (xi) taking all corporate actions, subject to and conditioned on the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing; provided, however, that any such requested cooperation as set forth above shall not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 6.15 shall (A) require the

Company or its Subsidiaries to provide any Restricted Information, (B) take any action that would reasonably be expected to conflict with or violate any organizational documents of the Company or any of its Subsidiaries, any applicable Law, or any material agreement to which the Company or any of its Subsidiaries is a party, (C) require the Company or any of its Subsidiaries to pay any commitment or similar fee, pay or reimburse any third party expense, provide any indemnities, or incur or assume any liability or obligation, in connection with the Financing (or any other financing or refinancing transactions undertaken by Parent or its Subsidiaries in connection with the transactions contemplated hereby) prior to the Closing (except for out-of-pocket expenses incurred by the Company in connection with the cooperation provided by the Company pursuant to Section 6.15(a), for which Parent is obligated to reimburse the Company pursuant to Section 6.15(b) below), (D) subject to clause (iii)(C) of this Section 6.15(a), require the Company or any of its Subsidiaries to execute any document, agreement, certificate or instrument with respect to the Financing (or any other financing or refinancing transactions undertaken by Parent or its Subsidiaries in connection with the transactions contemplated hereby) that is not contingent on the Closing or that would be effective prior to the Effective Time, (E) require the Board of Directors of the Company or the board of directors (or other governing body) of any of the Company’s Subsidiaries to approve or authorize any Financing (or any other financing or refinancing transactions undertaken by Parent or its Subsidiaries in connection with the transactions contemplated hereby) or agreements related thereto or (F) require the Company to prepare any financial statements other than the Required Financial Information.

(b) Parent shall (i) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable costs and expenses of counsel and accountants but excluding, for the avoidance of doubt, the costs of the preparation of any annual or quarterly financial statements of the Company to the extent consistent with the past practice of the Company) incurred by the Company or any of its Subsidiaries in connection with any cooperation of the Company and its Subsidiaries provided under this Section 6.15 and (ii) indemnify and hold harmless the Company, its Subsidiaries and any of its and their respective Representatives from and against any and all claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants), settlement or other losses, in each case, actually suffered or incurred by any of them, in connection with the arrangement of Financing and any other financing or refinancing transactions undertaken by Parent or its Subsidiaries in connection with the Merger (other than to the extent resulting from information provided to Parent in writing by the Company or its Subsidiaries), except in the event such claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost, expense, settlement or loss arises out of or results from the gross negligence, willful misconduct or bad faith of the Company or its Subsidiaries in fulfilling their obligations pursuant to this Section 6.15. Subject to Parent’s indemnification obligations under this Section 6.15, the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the initial syndication or marketing of the Financing; provided, that such logos are used solely in a manner that is not intended to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

Section 6.16 Adoption by Merger Sub. As promptly as practicable following the execution of this Agreement, the parent company of Merger Sub shall execute and deliver, in accordance with the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver (in writing), on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval in accordance with applicable Law and the Company Charter and Company Bylaws.

(b) Statutes and Injunctions. (i) No Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Merger, in each case, that remains in effect, and (ii) no applicable Law prohibiting consummation of the Merger shall be in effect.

(c) Governmental Consents. Both (i) the early termination or expiration of the waiting period required under the HSR Act shall have occurred and (ii) the foreign antitrust approvals set forth in Schedule 7.1(c) shall have been made or obtained (all such permits, approvals, filings and consents and the lapse or expiration of such waiting period being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent (in writing) on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) Except for the representations and warranties in Section 3.2(a), (b) and (d) (Capitalization) and Section 3.3(a) and (b) (Corporate Authorization), the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of and as though made on the Closing Date (except for such representations and warranties that are expressly stated to have been made as of a specified date, which shall have been true and correct as of such specified date), except where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had or is not reasonably expected to have a Company Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception set forth in such representations and warranties relating to materiality or a Company Material Adverse Effect; (ii) the representations and warranties in Section 3.2(a) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that are expressly stated to have been made as of a specified date, which shall have been true and correct as of such specified date) except for de minimis inaccuracies; and (iii) the representations and warranties in Section 3.2(b) and (d) (Capitalization) and Section 3.3(a) and (b) (Corporate Authorization) shall be true and correct in all material respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that are expressly stated to have been made as of a specified date, which shall have been true and correct as of such specified date).

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed by the Company under this Agreement at or prior to the Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, no event, change, circumstance or effect shall have occurred that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate from a senior executive officer of the Company confirming the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company (in writing), on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) Except for the representations and warranties set forth in Section 4.2(a) (Corporate Authorization), the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that are expressly stated to have been made as of a specified date, which shall have been true and correct as of such specified date), except where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, do not have a Parent Material Adverse Effect; and (ii) the representations and warranties in Section 4.2(a) (Corporate Authorization) shall be true and correct in all material respects as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that are expressly stated to have been made as of a specified date, which shall have been true and correct as of such specified date).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed by Parent or Merger Sub, as applicable, under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was principally caused by such party’s breach of any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth in this Agreement) before or after obtaining the Company Stockholder Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated on or before December 1, 2017 (the “Initial Outside Date”); provided, however, that if on the Initial Outside Date any of the conditions to Closing set forth in Section 7.1(b) (but only if such failure to be so satisfied relates solely to an Order under any Antitrust Law) or Section 7.1(c) shall not have been satisfied or, to the extent permitted by applicable Law, waived, by all parties entitled to the benefit of such condition but all other applicable conditions to Closing set forth in Article VII shall have been satisfied or waived (except for those conditions that by their nature or terms are to be satisfied at the Closing, which conditions were capable of being satisfied at such time), then the Initial Outside Date shall be extended to March 1, 2018 if Parent or the Company notifies the other in writing on or prior to the Initial Outside Date of its election to extend the Initial Outside Date (as so extended, the “Outside Date”); provided, however, that the right to extend the Initial Outside Date or terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if its action or failure to act constitutes a breach or violation of any of its obligations hereunder, and such breach has been the principal cause of or directly resulted in (1) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Initial Outside Date or the Outside Date or (2) the failure of the Closing to occur by Initial Outside Date or the Outside Date;

(ii) any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with Section 6.5 of this Agreement; or

(iii) the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement.

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b) and (B)(1) is incapable of being cured by the Company by the Outside Date or (2) if capable of being cured, has not been cured by the Company within 30 days following written notice to the Company from Parent or Merger Sub of such breach, which notice states Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder;

(ii) prior to obtaining the Company Stockholder Approval, if the Board of Directors of the Company or any committee thereof shall have (A) effected a Recommendation Withdrawal; (B) failed to include the Company Board Recommendation in the Proxy Statement or (C) following the public announcement of an Acquisition Proposal, failed to reaffirm the Company Board Recommendation within five Business Days of receipt of any written request to do so from Parent; or

(iii) prior to obtaining the Company Stockholder Approval, in the event of a Willful and Material Breach by the Company of any covenant contained in Section 6.3, the first sentence of Section 6.1(a) or the first sentence of Section 6.2.

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B)(1) is incapable of being cured by Parent or Merger Sub, as the case may be, by the Outside Date or (2) if capable of being cured, has not been cured by Parent or Merger Sub, as the case may be, within 30 days following written notice to Parent or Merger Sub, as the case may be, from the Company of such breach, which notice states the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or

(ii) prior to obtaining the Company Stockholder Approval, in accordance with, and subject to the terms and conditions of, Section 6.3(c), if the Company, prior to or concurrently with such termination, pays to Parent the Termination Fee in accordance with Section 8.3(a).

Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 6.4 and the provisions of Section 3.25, Section 4.11, Section 6.7, Section 6.14(f), Section 6.15(b), this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that, nothing contained herein shall relieve any party from liability to the other party for damages arising out of any Willful and Material Breach of this Agreement occurring prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or equity. Notwithstanding anything contained in this Agreement to the contrary, Parent expressly acknowledges and agrees that Parent’s and Merger Sub’s obligations to hold the Closing and consummate the Merger and the transactions contemplated by this Agreement are not conditioned in any manner upon Parent or Merger Sub obtaining any Financing. The parties acknowledge and agree that any failure by a party to consummate the Merger and the other transactions contemplated by this Agreement (regardless of whether, in the case of Parent, Parent has obtained or received any proceeds of any Financing) on or prior to the third Business Day after the applicable conditions to Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature or terms are to be satisfied at the Closing, which conditions were capable of being satisfied at the time of such failure to consummate the Merger) shall constitute a Willful and Material Breach of this Agreement. The parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.10(c). In addition, the parties agree that the terms of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with its terms.

Section 8.3 Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then, prior to or concurrently with, and as a condition to the termination of this Agreement, the Company shall pay or cause to be paid to Parent (or its designees) an amount in cash equal to $113,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Parent.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to Parent (or its designees) the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.

(c) In the event that this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(c)(i) and an Acquisition Proposal was publicly proposed or announced by any Person after the date of this Agreement and prior to such termination; or

(ii) by Parent or the Company pursuant to Section 8.1(b)(iii) and an Acquisition Proposal was publicly proposed or announced by any Person after the date of this Agreement and prior to such termination; and

(iii) in any such event, (A) the Company enters into a definitive agreement with respect to any Acquisition Proposal within 12 months after such termination of this Agreement or (B) the Company consummates any Acquisition Proposal within 12 months after the termination of this Agreement, then, on the date of entering into such definitive agreement (in the case of Clause (A)), or consummating such Acquisition Proposal (in the case of Clause (B)), the Company shall pay or cause to be paid to Parent (or its designees) the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent. For purposes of this Section 8.3(c), each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%.”

(d) The parties agree and understand that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, if Parent receives the Termination Fee from the Company pursuant to this Section 8.3, such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that the foregoing shall not relieve the Company from liability to Parent for any Willful and Material Breach of this Agreement by the Company. In addition, notwithstanding anything to the contrary in this Agreement, if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent receives the Termination Fee under this Section 8.3, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement. The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. If the Company fails to pay when due any amount payable pursuant to Section 8.3, then (i) the Company will reimburse Parent for all reasonable costs and expenses (including reasonable legal fees and expenses) incurred in connection with any action taken to collect such payment and in connection with the enforcement by Parent of its rights under Section 8.3, and (ii) the Company will pay to Parent interest on the overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

Section 8.4 Procedure for Termination. Termination of this Agreement prior to the Effective Time shall require action by the Board of Directors of either Parent or the Company, as the case may be, but shall not require the approval of the stockholders of the Company. A terminating party shall provide written notice of termination to the other parties specifying the Section or Sections pursuant to which such party is terminating the Agreement. If more than one provision in Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.1 for any termination.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument or agreement delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time; provided, however, that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile or email, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Parker Hannifin Corporation

6035 Parkland Boulevard

Cleveland, Ohio 44124

Attention:        Joseph R. Leonti, Vice President, General Counsel and

                         Secretary

Facsimile:        (216) 896-4027

Email:              jleonti@parker.com

with a copy to (which shall not constitute notice):

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention:          Patrick J. Leddy

                           James P. Dougherty

                           Benjamin L. Stulberg

Facsimile No.: (216) 579-0212

Email:               pjleddy@jonesday.com; jpdougherty@jonesday.com;

                           blstulberg@jonesday.com

If to the Company, to:

CLARCOR Inc.

840 Crescent Centre Drive, Suite 600

Franklin, Tennessee 37067

Attention:          Richard M. Wolfson

Facsimile:         (615) 771-5616

Email:               Richard.Wolfson@clarcor.com

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attention:          J. Page Davidson

                           Kevin H. Douglas

                           Andrea N. Orr

Facsimle No.:   (615) 742-2753

                           (615) 742-0454

                           (615) 742-0446

Email:               PDavidson@bassberry.com; KDouglas@bassberry.com;

                           AOrr@bassberry.com

and

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street, P.O. Box 1347

Wilmington, Delaware 19899-1347

Attention:          James D. Honaker

Facsimile No.: (302) 658-3989

Email:                JHonaker@MNAT.com

Section 9.3 Interpretation; Construction.

(a) When a reference is made in this Agreement to a Section, clause, Annex, Exhibit or Section of a disclosure letter, such reference shall be to a Section or clause of or Annex or Exhibit or Section of a disclosure letter to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “the date of this Agreement” and terms of similar import, shall be deemed to refer to the date first written above. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other.

(b) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any disclosure letters delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. Whenever the words “include,” or “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) No summary of this Agreement or any Exhibit attached hereto or Section of a disclosure letter delivered herewith prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement or any such Exhibit or Section of a disclosure letter.

Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Exhibit attached hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party except for: (i) only following the Effective Time, the provisions of Article II shall inure to the benefit of, and be enforceable by, holders of Company Common Stock, Company Options, Company RSU Awards and Company PSU Awards, to the extent necessary to receive the consideration due to such persons thereunder, (ii) the provisions of Section 6.8 shall inure to the benefit of, and be enforceable by, the Indemnified Parties and (iii) the provisions in the first sentence of Section 8.2 (Effect of Termination) stating that the provisions of Article IX will survive the termination of this Agreement, and the provisions of this clause (iii) of Section 9.5(b) (Entire Agreement; No Third-Party Beneficiaries), Section 9.6 (Severability), Section 9.8 (Modification or Amendment), Section 9.10 (Governing Law and Venue; Waiver of Jury Trial; Specific Performance) and Section 9.13 (Liability of Financing Sources) (such provisions, the “Financing Source Designated Provisions”) will inure to the benefit of the Financing Sources.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger or the other transactions contemplated hereby are not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Merger and the other transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, provided, that Parent and Merger Sub may assign their rights and obligations to any Subsidiary of Parent, although no such assignment will relieve Parent or Merger Sub, as the case may be, of any obligation so assigned. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.8 Modification or Amendment. This Agreement may be amended by the parties (with respect to the Company and Merger Sub by action taken by their respective Boards of Directors), at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such stockholders without first obtaining such approval. This Agreement may be modified or amended solely by written agreement executed and delivered by duly authorized officers of the respective parties. Notwithstanding the foregoing, the Financing Source Designated Provisions may not be amended in a manner adverse to any Financing Sources without the written consent of such Financing Source.

Section 9.9 Extension; Waiver. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. At any time prior to the Effective Time, the parties may (in the case of the Company, by action taken or authorized by its Board of Directors or authorized officers of the Company), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.10 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement, and any dispute arising out of or relating to this Agreement, shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and enforced in accordance with the Laws of the State of Delaware without regard to the conflicts of laws rules thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY

HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

(c) The parties acknowledge and agree that irreparable harm would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to (in addition to any other remedy that may be available to it in law and equity, including monetary damages) (i) an injunction restraining such breach or threatened breach and (ii) an Order of specific performance to enforce the observance and performance of such covenant or obligation (including the obligation of the parties to consummate the transactions contemplated by this Agreement and the obligation of Parent and Merger Sub to pay, and the Company’s equity holders right to receive, the aggregate consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and conditions set forth in this Agreement) without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Each party agrees not to raise any objections (including any defense or counterclaim that there is an adequate remedy in law) to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.10(c).

(d) Each of the parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby (including any proceeding seeking equitable relief pursuant to Section 9.10(c)), (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 9.10(d) in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article IX. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e) Notwithstanding the provisions of this Section 9.10 and without limiting the provisions of Section 9.13, the Company (i) agrees that it will not, and will not permit its controlled Affiliates to, bring or support any Proceeding, cause of action, claim, crossclaim or third-party claim of any kind or description, whether in Law or in equity and whether in contract or in tort or otherwise, against the Financing Sources in any way related to this Agreement or any of the transactions contemplated by this Agreement (including any dispute arising out of or relating to the Financing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court thereof, (ii) agrees that any such Proceeding will be governed by the Laws of the State of New York, (iii) agrees to waive and hereby waives, irrevocably and unconditionally, any right to a trial by jury in any such Proceeding and (iv) agrees to waive and hereby waives, to the fullest extent permitted by Law, any objection which such party may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of any such Proceeding in any such court.

Section 9.11 Obligation of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.12 No Recourse. This Agreement may only be enforced by a party, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by a party, against another party and no past, present or future director, officer or employee of any party shall have any liability to any party for any obligations or liabilities of a party or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against another party hereunder, in no event shall any party or any of its Affiliates, and each party agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach against, or seek to recover monetary damages from, any past, present or future director, officer or employee of another party.

Section 9.13 Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, the Company agrees that it and its controlled Affiliates will not have any rights or claims against any Financing Source (in its capacity as such) in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby.

Section 9.14 Definitions. As used in this Agreement, the following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibit, disclosure letters, and other documents delivered in connection herewith, shall have the meanings specified in this Section 9.14 or on the corresponding section reference the Index of Defined Terms:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement with terms no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement need not include any standstill or similar obligation and such confidentiality agreement shall not restrict the Company or any of its Subsidiaries or Representatives from sharing information with Parent.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

“Amended and Restated Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 2, 2015, by and among the Company, the Company’s Subsidiaries party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, as swing line lender and as a letter of credit issuer.

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or commercial banks in the City of New York are authorized or required by Law to be closed.

“Company Material Adverse Effect” means any event, change, circumstance, or effect that (a) has a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, provided, however, that no event, change, circumstance, or effect shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect, to the extent that such event, change, circumstance, or effect results from, arises out of, or relates to: (i) any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, (ii) any changes in conditions generally affecting any industry or geographic region in which the Company or any of its Subsidiaries operate, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, (iii) any decline in the market price or trading volume of Company Common Stock (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect), (iv) any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company and any of its Subsidiaries operate, (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (vi) the public announcement or pendency of this Agreement, the Merger or the taking of any action required by this Agreement or the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, officers or employees, (vii) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law following the date hereof, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, (viii) any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following the date hereof, (ix) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, (x) any taking of any action at the request of Parent or Merger Sub, or (xi) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, acts of God or any change resulting from weather events, conditions or circumstances, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, or (b) prevents or materially impairs or would reasonably be expected to delay to a date following the Initial Outside Date the ability of the Company to consummate the Merger or the other transactions contemplated hereby.

“Company Stock Plans” means the Company 2004 Incentive Plan, as amended, 2009 Incentive Plan and 2014 Incentive Plan.

“Confidentiality Agreement” means the confidentiality agreement, dated October 4, 2016 between the Company and Parent, as the same may be further amended, supplemented or otherwise modified by the parties.

“Contract” means any binding agreement, lease, sublease, license, contract, note, mortgage, indenture, deed of trust, franchise, concession, arrangement or obligation (whether written or oral).

“Domestic Subsidiary” means any Subsidiary of the Company that is organized or incorporated within the United States of America.

“Environmental Laws” shall mean all foreign, federal, state and local laws, statutes, regulations, rules, orders, common law, decrees, ordinances, authorizations or legally enforceable requirements of any Governmental Entity relating to (a) the protection, investigation or restoration of the environment or natural resources; (b) the handling, use, presence, disposal, recycling, sale, distribution, labeling, importation, exportation, release or threatened release of any Hazardous Substance or (c) indoor air quality, employee or other human exposure to any Hazardous Substance, wetlands, or pollution.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing (including any Substitute Financing or Replacement Financing), together with their Affiliates, and including the parties to the Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements relating thereto).

“Foreign Subsidiary” means any Subsidiary of the Company that is organized or incorporated in a jurisdiction outside of the United States of America.

“GAAP” means generally accepted accounting principles in the United States.

“Hazardous Substances” means any (a) substance that is listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; or (c) any other chemicals, materials or substances defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “hazardous constituent,” “restricted hazardous material,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” “toxic pollutant,” or words of similar meaning and regulatory effect under any applicable Environmental Law.

“Intellectual Property” means all intellectual property rights throughout the world, including all (a) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (b) Trade Secrets; (c) published and unpublished works of authorship, including databases and other compilations of information, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (d) Trademarks; and (e) Internet domain names.

“International Trade Laws” means all Laws concerning the importation of merchandise, the export or re-export of products, services and technology, making or receiving international payments and the authorization to hold an ownership interest in a business located in a country other than the United States, including the Tariff Act of 1930 as amended and other laws administered by United States Customs and Border Protection regulations issued or enforced by United States Customs and Border Protection, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by a Governmental Entity, executive orders regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the Foreign Corrupt Practices Act, the anti-boycott regulations administered by the

United States Department of Commerce, the anti-boycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty laws and regulations, laws and regulations by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, restrictions by other countries on holding foreign currency and repatriating funds and other Laws adopted by the Governmental Entities of foreign countries relating to the same subject matter as the United States statutes and regulations described above.

“Knowledge” means the actual knowledge of the officers of the Company or Parent, as the case may be, as set forth in Section 9.14 of the Company Disclosure Letter and Section 9.14 of the Parent Disclosure Letter, respectively.

“Law” means any federal, state, local or foreign law, constitution, treaty, convention, ordinance, code, rule, common law, order, writ, injunction, decree, agency requirement, statute or regulation enacted, issued, adopted, promulgated, entered into, issued by or applied by a Governmental Entity.

“Leased Real Property” means all material real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries.

“Lien” means any lien, charge, pledge, mortgage, adverse right or claim, security interest or other restriction or title matter or any encumbrance of any kind, excluding restrictions imposed by securities laws.

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.

“Order” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means all Intellectual Property currently owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” means all real property currently owned by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, has prevented or materially impaired or would reasonably be expected to prevent or materially impair or would reasonably be expected to delay to a date following the Initial Outside Date the ability of Parent to consummate the Merger or the other transactions contemplated hereby.

“Permitted Lien” means (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been taken, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, worker’s, repairmen’s or other similar Liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount or that do not, in any case, materially detract from the value or the use of the property subject thereto, (e) statutory landlords’ Liens and Liens granted to landlords under any lease, (f) licenses to Intellectual Property in the ordinary course of business, (g) any purchase money security interests, equipment leases or similar financing arrangements, (h) any Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto and (i) any Liens that do not materially impact the Company’s current or contemplated use, or the value, of the applicable property.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, action, claim, proceeding, arbitration or litigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned by such Person or by one or more other Subsidiaries of such Person, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person has at least a majority ownership and power to direct the policies, management and affairs thereof. For the avoidance of doubt, Merger Sub is a Subsidiary of Parent.

“Tax” or “Taxes” means (a) net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, unemployment, capital stock, net worth, privilege, intangible, real or personal property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any liability under any state abandonment or unclaimed property, escheat or similar Law, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any liability for the payment of any amounts of any liabilities described in clauses (a) or (c) as a result of being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts of liabilities described in clauses (a) or (b) as a result of being a party to any tax sharing agreements or arrangements or with respect to the payment of any amounts of any liabilities described in clauses (a) or (b) or this clause (c) as a result of any express or implied obligation to indemnify any other Person or to otherwise assume or succeed to the liability of any other Person described in clauses (a) or (b) or this clause (c).

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Top Customers” means the top 10 customers measured by dollar value of total sales for the twelve months ended October 31, 2016 of the Company and its Subsidiaries, taken as a whole.

“Top Suppliers” means the top 10 suppliers measured by dollar value of total sales for the twelve months ended October 31, 2016 of the Company and its Subsidiaries, taken as a whole.

“Trade Secrets” means confidential trade secrets and know-how, including processes, schematics, business methods, formulae, compositions, algorithms, procedures, methods, techniques, drawings, prototypes, models, designs, customer lists and supplier lists.

“Trademarks” means trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same.

“Triggering Divestiture” means the sale, divestiture, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, customers or assets of Parent, the Company or any of their respective Subsidiaries representing, in the aggregate, in excess of $200 million of net sales, measured, (a) with respect to the Company and its Subsidiaries, by reference to the net sales associated with any such Subsidiary, operation, division, business, product line, customer or asset for the fiscal year ended November 28, 2015, and (b) with respect to the Parent and its Subsidiaries, by reference to the net sales associated with any such Subsidiary, operation, division, business, product line, customer or asset for the fiscal year ended June 30, 2016.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken or a failure to take an act by the breaching party with knowledge that the taking of such act or the failure to take such act would, or would reasonably be expected to, result in a material breach of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARKER-HANNIFIN CORPORATION
By:	/s/ Thomas L. Williams
Name: Thomas L. Williams
Title: Chairman and Chief Executive
Officer
PARKER EAGLE CORPORATION
By:	/s/ Thomas L. Williams
Name: Thomas L. Williams
Title: President and Chief Executive
Officer

CLARCOR INC.
By:	/s/ Christopher L. Conway
Name: Christopher L. Conway
Title: President and Chief Executive
Officer

EXHIBIT A

Certificate of Incorporation of Surviving Corporation

See attached.

CERTIFICATE OF INCORPORATION

OF

CLARCOR INC.

A STOCK CORPORATION

FIRST: The name of the corporation (the “Corporation”) is:

CLARCOR Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares that the Corporation has authority to issue is one hundred thousand (100,000) shares of Common Stock, par value of $1.00 per share.

FIFTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of the Corporation of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SIXTH:

(a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Article, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation (the “Board of Directors”). The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) If a claim under this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

SEVENTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

EIGHTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

ANNEX B

PERSONAL AND CONFIDENTIAL

December 1, 2016

Board of Directors

CLARCOR Inc.

840 Crescent Center Drive, Suite 600

Franklin, Tennessee 37067

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Parker-Hannifin Corporation (“Parker-Hannifin”) and its affiliates) of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of CLARCOR Inc. (the “Company”) of the $83.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 1, 2016 (the “Agreement”), by and among Parker-Hannifin, Parker Eagle Corporation, a wholly owned subsidiary of Parker-Hannifin, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parker-Hannifin, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We also have provided certain financial advisory and/or underwriting services to Parker-Hannifin and/or its affiliates from time to time. We may also in the future provide financial advisory and/or underwriting services to the Company, Parker-Hannifin and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended November 28, 2015; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the filtration industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

B-1

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parker-Hannifin and its affiliates) of Shares, as of the date hereof, of the $83.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $83.00 in cash per Share to be paid to the holders (other than Parker-Hannifin and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parker-Hannifin or the ability of the Company or Parker-Hannifin to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $83.00 in cash per Share to be paid to the holders (other than Parker-Hannifin and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

B-2

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CLARCOR

IMPORTANT SPECIAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE

DESIGNATION (IF ANY)

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 AM EST on February 23, 2017.

Vote by Internet

Go to www.investorvote.com/CLC

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals - The Board recommends a vote FOR Proposals 1, 2 and 3. +

For Against Abstain

1. The proposal to adopt the Agreement and Plan of Merger, dated as of December 1, 2016 (as it may be amended from time to time, the “merger agreement”), by and among CLARCOR Inc., a Delaware corporation (“Clarcor”), Parker-Hannifin Corporation, an Ohio corporation (“Parker”), and Parker Eagle Corporation, a Delaware corporation and a wholly owned subsidiary of Parker.

For Against Abstain

2. The proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Clarcor’s named executive officers in connection with the consummation of the merger.

3. The proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes, including at the time of the special meeting to adopt the merger agreement or in the absence of a quorum.

B Non-Voting Items

Change of Address - Please print your new address below.

Comments - Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Special Meeting.

C Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such. If a corporation or a partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) - Please print date below.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING

Copies of the enclosed Proxy Statement for the Special Meeting are also available on Clarcor’s website at www.clarcor.com under the heading “Investor Information”.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CLARCOR

Proxy Card - CLARCOR Inc.

CLARCOR INC.

This proxy is solicited on behalf of the Board of Directors for the Special Meeting of Stockholders to be held on February 23, 2017

The undersigned, revoking all proxies heretofore given by the undersigned, hereby appoint(s) James W. Bradford, Robert H. Burgstahler, Mark A. Emkes, Thomas W. Giacomini, Paul Donovan and Robert H. Jenkins and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the common stock of CLARCOR Inc. (“Clarcor” or the “Company”) which the undersigned would be entitled to vote if present at, and to act for the undersigned at, the special meeting of stockholders of Clarcor to be held at Clarcor’s offices located at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, on February 23, 2017, at 9:00 a.m., local time, and at any adjournment or postponement thereof, on the matters indicated on the reverse side of this proxy.

This proxy is solicited by the Clarcor board of directors and, when properly executed, will be voted in accordance with the instructions marked on the reverse side. If you properly sign and date this proxy card and deliver it to Clarcor but an instruction is not specified, it will be voted (i) “FOR” Proposals 1, 2 and 3 and (ii) in the discretion of the proxy holders upon such other matters as may come before the special meeting, including any adjournment or postponement thereof, in accordance with their best judgment.

This proxy confers discretionary authority on the persons named above to vote in accordance with their judgment on any other business which may properly come before the meeting, including but not limited to any proposal omitted from the accompanying proxy statement and this proxy card pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

The undersigned acknowledges receipt with this proxy of the accompanying Notice of Special Meeting of Stockholders and proxy statement.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.